REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                             CUC INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            8699                           06-0918165
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)        Classification Number)             Identification No.)

                               707 SUMMER STREET
                          STAMFORD, CONNECTICUT 06901
                                 (203) 324-9261
  (Address, including ZIP code, and telephone number, including area code, of agent for service)
                              -------------------

                 COSMO CORIGLIANO                                  AMY N. LIPTON, ESQ.
           EXECUTIVE VICE PRESIDENT AND                         SENIOR VICE PRESIDENT AND
             CHIEF FINANCIAL OFFICER                                 GENERAL COUNSEL
              CUC INTERNATIONAL INC.                              CUC INTERNATIONAL INC.
                707 SUMMER STREET                                   707 SUMMER STREET
           STAMFORD, CONNECTICUT 06901                         STAMFORD, CONNECTICUT 06901
                  (203) 324-9261                                      (203) 324-9261

 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                              -------------------

                                   COPIES TO:

             STEPHEN E. JACOBS, ESQ.                             HERBERT S. WANDER, ESQ.
              WEIL, GOTSHAL & MANGES                              KATTEN MUCHIN & ZAVIS
                 767 FIFTH AVENUE                                 525 WEST MONROE STREET
             NEW YORK, NEW YORK 10153                                   SUITE 1600
                  (212) 310-8000                               CHICAGO, ILLINOIS 60661-3693
                                                                      (312) 902-1081

                              -------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of Retreat Acquisition Corporation, a wholly owned subsidiary of CUC International Inc. (the "Registrant"), with and into Advance Ross Corporation ("Advance Ross"), as described in the Agreement and Plan of Merger dated October 17, 1995 (the "Merger Agreement") attached as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE




                                                                       PROPOSED
                                                                       MAXIMUM        PROPOSED MAXIMUM      AMOUNT OF
             TITLE OF EACH CLASS OF                 AMOUNT TO BE    OFFERING PRICE        AGGREGATE        REGISTRATION
           SECURITIES TO BE REGISTERED              REGISTERED(1)    PER UNIT(2)      OFFERING PRICE(2)       FEE(3)
Common Stock, $0.01 par value....................     7,519,903         $36.44          $ 274,025,265       $94,491.31



(1) The amount of common stock, $.01 par value, of the Registrant (the "Common Stock") to be registered hereunder has been determined based on the maximum number of shares of Common Stock (7,519,903) to be received in the Merger by holders of the common stock, $.01 par value, of Advance Ross (assuming for purposes of this Registration Statement only that all outstanding and currently exercisable options to purchase shares of such stock will be exercised in full prior to the effective time of the Merger) and by holders of the 5% Cumulative Preferred Stock, $25 par value, of Advance Ross.


(2) Estimated pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the market value of the shares of Common Stock to be received by holders of Advance Ross stock in the Merger ($36.44 per share, which is the average of the high and low sale prices of a share of the Common Stock as reported in The New York Stock Exchange, Inc. ("NYSE") Composite Transactions on December 5, 1995).


(3) The registration fee for the Common Stock registered hereby, $94,491.31, has been calculated pursuant to Section 6(b) of, and Rule 457(c) under, the Securities Act, as follows: 1/29th of 1% of the product of: (x) $36.44, the average of the high and low sale prices of a share of Common Stock as reported in the NYSE Composite Transactions on December 5, 1995, and (y) 7,519,903, the maximum number of shares of Common Stock which may be received by Advance Ross stockholders in the Merger. A fee of $40,314.87 was paid on October 25, 1995 pursuant to Rules 0-11 and 14a-6(i)(4) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in respect of the Merger upon the filing by Advance Ross with the Commission of preliminary proxy materials relating thereto pursuant to Rules 14a-110, 14a-6(a) and 14a-6(e)(2)(ii) under the Exchange Act. Pursuant to Rules 0-11(a)(2)) and 14a-6(i)(4) under the Exchange Act, the registration fee payable herewith has been reduced by the amount of the fee previously paid upon the filing of the aforementioned preliminary proxy materials. Accordingly, an additional fee of $54,176.44 is required to be (and has been) paid with the filing of this Registration Statement.

                              -------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            ADVANCE ROSS CORPORATION
                       233 SOUTH WACKER DRIVE, SUITE 9700
                          CHICAGO, ILLINOIS 60606-6502


                                December 8, 1995


To Our Stockholders:

    You are hereby cordially invited to attend a special meeting of the holders of common stock, $.01 par value (the "Advance Ross Common Stock"), of Advance Ross Corporation, a Delaware corporation ("Advance Ross"), to be held at the LaSalle Bank Building, Room 1204, 135 South LaSalle Street, Chicago, Illinois, on January 10, 1996, convening at 10:00 a.m., local time (the "Meeting").

    At the Meeting, holders of record of the Advance Ross Common Stock at the close of business on December 6, 1995, will be requested to consider and vote upon (i) a proposal to adopt an Agreement and Plan of Merger dated October 17, 1995 (the "Merger Agreement"), among Advance Ross, CUC International Inc., a Delaware corporation ("CUC International"), and Retreat Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of CUC International ("Merger Sub"), pursuant to which, among other things, Merger Sub will be merged with and into Advance Ross (the "Merger") and Advance Ross, as the surviving corporation in the Merger, will become a wholly owned subsidiary of CUC International, and holders of the Advance Ross Common Stock immediately prior to the effective time of the Merger will, by virtue of the Merger, become holders of the common stock, $.01 par value, of CUC International ("CUC International Common Stock"), in accordance with the share exchange ratio (i.e., 5/6 of one share of CUC International Common Stock for each outstanding whole share of Advance Ross Common Stock) and other terms and conditions specified in the Merger Agreement, and (ii) such other business as properly may come before the Meeting or any adjournments or postponements thereof.

    In addition, all shares of 5% Cumulative Preferred Stock, $25 par value, of Advance Ross ("Advance Ross Preferred Stock"), issued and outstanding immediately prior to the effective time of the Merger, will be converted in the Merger into shares of CUC International Common Stock having a value, determined in accordance with the Merger Agreement, equal to the redemption price of such shares (as provided in the Restated Certificate of Incorporation of Advance
Ross), subject to the obligation of Advance Ross to redeem such shares under certain circumstances, in lieu of such conversion in the Merger, all as described in the accompanying Proxy Statement/Prospectus.

    HOLDERS OF ADVANCE ROSS PREFERRED STOCK ARE NOT ENTITLED TO VOTE AT THE MEETING.

    THE BOARD OF DIRECTORS OF ADVANCE ROSS UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF ADVANCE ROSS AND ITS STOCKHOLDERS, UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT (AND THE TRANSACTIONS CONTEMPLATED THEREBY), AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ADVANCE ROSS COMMON STOCK VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

    You should read carefully the accompanying Notice of Meeting and the Proxy Statement/Prospectus for details of the Merger and additional related information.

    It is important that your shares be represented at the Meeting. Whether or not you plan to attend the Meeting, I encourage you to sign, date and return the enclosed proxy card at your earliest convenience in the enclosed postage-prepaid envelope. Your shares of Advance Ross Common Stock will be voted in accordance with the instructions you have given in your proxy. If you attend the Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,


                                          HARVE A. FERRILL
                                          Chairman of the Board
                                            and Chief Executive Officer

                            ADVANCE ROSS CORPORATION

              NOTICE OF SPECIAL MEETING OF HOLDERS OF COMMON STOCK

    A special meeting of the holders of common stock of Advance Ross Corporation, a Delaware corporation ("Advance Ross"), will be held at the LaSalle Bank Building, Room 1204, 135 South LaSalle Street, Chicago, Illinois, on January 10, 1996, convening at 10:00 a.m., local time (the "Meeting"), for the purpose of considering and acting upon the following matters, which are described more fully in the accompanying Proxy Statement/Prospectus:

        1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated October 17, 1995 (the "Merger Agreement"), among Advance Ross, CUC International Inc., a Delaware corporation ("CUC International"), and Retreat Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of CUC International ("Merger Sub"), pursuant to which, among other things, Merger Sub will be merged with and into Advance Ross (the "Merger") and Advance Ross, as the surviving corporation in the Merger, will become a wholly owned subsidiary of CUC International. At the effective time of the Merger (the "Effective Time"), each share of the common stock, $.01 par value, of Advance Ross ("Advance Ross Common Stock"), which was issued and outstanding immediately prior to the Effective Time (other than shares owned by CUC International, Merger Sub, Advance Ross, or any wholly owned subsidiary of CUC International or Advance Ross) will be converted into 5/6 of one share of the common stock, $.01 par value, of CUC International (the "CUC International Common Stock"), subject to adjustment in certain circumstances in accordance with the terms of the Merger Agreement. In addition, all shares of 5% Cumulative Preferred Stock, $25 par value, of Advance Ross ("Advance Ross Preferred Stock"), issued and outstanding immediately prior to the Effective Time, will be converted in the Merger into shares of CUC International Common Stock having a value, determined in accordance with the Merger Agreement, equal to the redemption price of such shares (as provided in the Restated Certificate of Incorporation of Advance Ross), subject to the obligation of Advance Ross to redeem such shares under certain circumstances, in lieu of such conversion in the Merger, all as described in the accompanying Proxy Statement/Prospectus. THE MERGER (AND THE RELATED TRANSACTIONS CONTEMPLATED THEREBY) ARE MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A THERETO.

        2. To transact such other business as properly may come before the Meeting or any adjournments or postponements thereof.

    All of the executive officers and directors of Advance Ross who own shares of Advance Ross Common Stock have agreed with CUC International to vote "FOR" adoption of the Merger Agreement at the Meeting and against certain other transactions which could impede or delay consummation of the Merger.

    The Board of Directors of Advance Ross has fixed the close of business on December 6, 1995 as the record date for the purpose of determining the holders of Advance Ross Common Stock who are entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof.

    A list of the holders of Advance Ross Common Stock entitled to vote at the Meeting will be made available for examination by any holder of Advance Ross Common Stock, for any purpose germane to the Meeting, during ordinary business hours, at the offices of Advance Ross at 233 South Wacker Drive, Suite 9700, Chicago, Illinois 60606-6502, commencing on December 20, 1995 and at the Meeting.

    The affirmative vote of the holders of a majority of the outstanding shares of Advance Ross Common Stock is necessary to adopt the Merger Agreement. Holders of shares of Advance Ross Common Stock will not be entitled to appraisal rights in connection with the Merger.

    HOLDERS OF ADVANCE ROSS PREFERRED STOCK ARE NOT ENTITLED TO VOTE AT THE MEETING.

    YOUR VOTE IS VERY IMPORTANT! YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH HAS BEEN PROVIDED FOR YOUR CONVENIENCE AND WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROMPT RETURN OF PROXY CARDS WILL ENSURE THE PRESENCE OF A QUORUM. ANY HOLDER OF ADVANCE ROSS COMMON STOCK WHO SO DESIRES MAY REVOKE HIS OR ITS PROXY AT ANY TIME PRIOR TO THE TIME IT IS EXERCISED BY (I) PROVIDING WRITTEN NOTICE TO SUCH EFFECT TO THE SECRETARY OF ADVANCE ROSS, (II) DULY EXECUTING A PROXY BEARING A DATE SUBSEQUENT TO THAT OF A PREVIOUSLY FURNISHED PROXY, OR (III) ATTENDING THE MEETING AND VOTING IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN ITSELF CONSTITUTE A REVOCATION OF A PREVIOUSLY FURNISHED PROXY AND STOCKHOLDERS WHO ATTEND THE MEETING IN PERSON NEED NOT REVOKE THEIR PROXY (IF PREVIOUSLY FURNISHED) AND VOTE THEREAT IN PERSON.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF ADVANCE ROSS AND ITS STOCKHOLDERS, UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT (AND THE TRANSACTIONS CONTEMPLATED THEREBY), AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ADVANCE ROSS COMMON STOCK VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                                          Constance Schirmer
                                          Secretary


Chicago, Illinois
December 8, 1995

                            ADVANCE ROSS CORPORATION
                                      AND
                             CUC INTERNATIONAL INC.
                              -------------------
                    ADVANCE ROSS CORPORATION PROXY STATEMENT
                       CUC INTERNATIONAL INC. PROSPECTUS

    This Proxy Statement/Prospectus is being furnished to holders of shares of the common stock, $.01 par value (the "Advance Ross Common Stock"), of Advance Ross Corporation, a Delaware corporation ("Advance Ross"), in connection with the solicitation of proxies by the Advance Ross Board of Directors for use at a special meeting of the holders of Advance Ross Common Stock to be held at the LaSalle Bank Building, Room 1204, 135 South LaSalle Street, Chicago, Illinois, on January 10, 1996, convening at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Meeting"). At the Meeting, holders of record as of December 6, 1995, of Advance Ross Common Stock will be requested to consider and vote upon the adoption of an Agreement and Plan of Merger dated October 17, 1995, among CUC International Inc., a Delaware corporation ("CUC International"), Retreat Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of CUC International ("Merger Sub"), and Advance Ross (the "Merger Agreement"). Pursuant to the Merger Agreement, (i) Merger Sub will be merged with and into Advance Ross, which will be the surviving corporation in the Merger and become a wholly owned subsidiary of CUC International, and (ii) each share of Advance Ross Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by CUC International, Merger Sub, Advance Ross, or any wholly owned subsidiary of CUC International or Advance Ross) will be converted into 5/6 of one share of the common stock, $.01 par value, of CUC International (the "CUC International Common Stock"), subject to adjustment as more fully described in this Proxy Statement/Prospectus and as set forth in the Merger Agreement attached hereto as Annex A. See "The Merger."

    In addition, each share of the 5% Cumulative Preferred Stock, $25 par value, of Advance Ross (the "Advance Ross Preferred Stock") issued and outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares owned by CUC International, Merger Sub, Advance Ross or any wholly owned subsidiary of CUC International or Advance Ross) will be converted into that number of shares of CUC International Common Stock equal to the quotient obtained by dividing: (x) the sum of $27.50 and all accumulated, accrued and unpaid dividends in respect of each such share, but excluding dividends that at the Effective Time have been declared with a record date prior to, but having a payment date after, the Effective Time (i.e., the redemption price of such shares as provided in the Restated Certificate of Incorporation of Advance Ross, the "Redemption Price"), by (y) the "Average Stock Price" (as defined below in "Summary--The Merger--Effects of the Merger; Merger Consideration").

    No fractional shares of CUC International Common Stock will be issued in the Merger to holders of Advance Ross Common Stock or Advance Ross Preferred Stock. Accordingly, if Advance Ross reasonably determines that the aggregate amount of cash to be received by all holders of Advance Ross Preferred Stock, in lieu of fractional share interests, would exceed 20% of the value of the aggregate consideration to be received by all holders of Advance Ross Preferred Stock at the Effective Time, then, in lieu of the conversion in the Merger of shares of Advance Ross Preferred Stock into shares of CUC International Common Stock (as described in the preceding paragraph), Advance Ross shall redeem the Advance Ross Preferred Stock in accordance with the redemption provisions of Article Fourth of the Advance Ross Restated Certificate of Incorporation.

    This document also includes and constitutes the Prospectus of CUC International filed as part of its Registration Statement on Form S-4 (together with all amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of CUC International Common Stock to be issued in the Merger in exchange for outstanding shares of Advance Ross Common Stock and Advance Ross Preferred Stock, assuming the exercise prior to the Effective Time of all Advance Ross stock options and warrants that are, or prior to the Effective Time will be, exercisable. All information concerning CUC International contained (or, as permitted by applicable rules and regulations of the Commission, incorporated by reference) in this Proxy Statement/Prospectus has been furnished or prepared by CUC International, and all information concerning Advance Ross contained (or, as permitted by applicable rules and regulations of the Commission, incorporated by reference) in this Proxy Statement/Prospectus has been furnished or prepared by Advance Ross.


    This Proxy Statement/Prospectus and the related form of proxy are first being mailed to holders of record of Advance Ross Common Stock on or about December 8, 1995.


THE SHARES OF CUC INTERNATIONAL COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS DECEMBER 8, 1995.

                             AVAILABLE INFORMATION

    Each of CUC International and Advance Ross is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The periodic reports, proxy statements and other information filed by CUC International and Advance Ross, respectively, with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, at 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, periodic reports, proxy statements and other information filed by CUC International may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, and periodic reports, proxy statements and other information filed by Advance Ross may be inspected at the offices of the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. If the Merger is consummated, CUC International will continue to file periodic reports, proxy statements and other information with the Commission pursuant to the Exchange Act and Advance Ross no longer will be subject to the informational and certain other requirements of the Exchange Act. See "The Merger-- Certain Consequences of the Merger."

    CUC International has filed with the Commission the Registration Statement under the Securities Act with respect to the CUC International Common Stock to be issued in the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted as permitted by applicable rules and regulations of the Commission. The Registration Statement and all amendments thereto, including the exhibits filed as a part thereof, are available for inspection and copying as set forth above.

    THIS PROXY STATEMENT/PROSPECTUS, WHICH IS INCLUDED IN AND FORMS AN INTEGRAL PART OF THE REGISTRATION STATEMENT, INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF ADVANCE ROSS COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO CUC INTERNATIONAL, CUC INTERNATIONAL INC., 707 SUMMER STREET, STAMFORD, CONNECTICUT 06901, ATTENTION: SECRETARY, TELEPHONE: (203) 324-9261 AND, IN THE CASE OF DOCUMENTS RELATING TO ADVANCE ROSS, ADVANCE ROSS CORPORATION, 233 SOUTH WACKER DRIVE, SUITE 9700, CHICAGO, ILLINOIS 60606-6502,
ATTENTION: SECRETARY, TELEPHONE: (312) 382-1100. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE JANUARY 4, 1996.

                                      (i)

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by CUC International (File No. 1-10308) and Advance Ross (File No. 0-770), respectively, with the Commission pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:


         (i)  CUC International's Annual Report on Form 10-K for the fiscal year ended January
              31, 1995, filed with the Commission on April 26, 1995 (the "CUC 10-K");

        (ii)  CUC International's Quarterly Report on Form 10-Q for the fiscal quarter ended
              April 30, 1995, filed with the Commission on June 14, 1995;

       (iii)  CUC International's Quarterly Report on Form 10-Q for the fiscal quarter ended
              July 31, 1995, filed with the Commission on September 5, 1995;

        (iv)  CUC International's Current Report on Form 8-K, filed with the Commission on
              September 5, 1995;

         (v)  CUC International's Current Report on Form 8-K, filed with the Commission on Octo-
              ber 18, 1995;

        (vi)  CUC International's Current Report on Form 8-K, filed with the Commission on Octo-
              ber 20, 1995;

       (vii)  The description of CUC International Common Stock contained in CUC International's registration statements on Form 8-A, filed with the Commission on July 27, 1984, and on August 15, 1989;

      (viii)  Advance Ross' Annual Report on Form 10-K for the fiscal year ended December 31,
              1994, filed with the Commission on March 31, 1995 (the "Advance Ross 10-K");

        (ix)  Advance Ross' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
              1995, filed with the Commission on May 11, 1995;

         (x)  Advance Ross' Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
              1995, filed with the Commission on August 14, 1995;

        (xi)  Advance Ross' Current Report on Form 8-K, filed with the Commission on October 25,
              1995;

       (xii)  Advance Ross' Quarterly Report on Form 10-Q for the fiscal quarter ended September
              30, 1995, filed with the Commission on November 14, 1995; and

      (xiii)  The description of Advance Ross Common Stock contained in Advance Ross'
              registration statement on Form 8-A, filed with the Commission on May 24, 1993.


    All documents filed with the Commission by CUC International and Advance Ross, respectively, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) contained in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding sentence.

                                      (ii)

    NO PERSON IS AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE
ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CUC INTERNATIONAL OR ADVANCE ROSS. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CUC INTERNATIONAL OR ADVANCE ROSS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                                     (iii)

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................     i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    ii
SUMMARY...............................................................................     1
SELECTED FINANCIAL DATA...............................................................    12
SUMMARY UNAUDITED PRO FORMA SELECTED FINANCIAL DATA...................................    14
COMPARATIVE MARKET PRICE INFORMATION..................................................    15
INFORMATION CONCERNING CUC INTERNATIONAL INC..........................................    18
INFORMATION CONCERNING ADVANCE ROSS CORPORATION.......................................    19
THE MEETING...........................................................................    20
  General.............................................................................    20
  Matters to Be Considered at the Meeting.............................................    20
  Record Date; Quorum; Voting at the Meeting..........................................    20
  Proxies.............................................................................    21
THE MERGER............................................................................    22
  Background of the Merger............................................................    22
  Reasons for the Merger..............................................................    29
  Recommendation of Advance Ross' Board of Directors..................................    31
  Opinion of Advance Ross' Financial Advisor..........................................    32
  Certain Consequences of the Merger..................................................    39
  Management of Advance Ross After the Merger.........................................    40
  Conduct of the Business of CUC International and Advance Ross if the Merger Is Not
    Consummated.......................................................................    40
  Material Contacts Between CUC International and Advance Ross........................    40
  Interests of Certain Persons in the Merger..........................................    40
  Accounting Treatment................................................................    44
  Certain Federal Income Tax Consequences.............................................    44
  Regulatory Approvals................................................................    46
  Federal Securities Law Consequences.................................................    47
  Stock Exchange Listing..............................................................    47
  No Appraisal Rights.................................................................    47
THE MERGER AGREEMENT..................................................................    47
  The Merger..........................................................................    47
  Effective Time......................................................................    48
  Conversion of Shares; Exchange of Stock Certificates; No Fractional Shares..........    48
  Treatment of Stock Options and the Warrant..........................................    49
  Representations and Warranties......................................................    50
  Certain Covenants...................................................................    51
  Conditions..........................................................................    54
  Termination.........................................................................    56
  Fees and Expenses...................................................................    57
  Modification or Amendment...........................................................    57
  Waiver..............................................................................    57
STOCKHOLDERS AGREEMENT................................................................    58
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........................    59
PRO FORMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    64
COMPARISON OF COMMON STOCKHOLDERS' RIGHTS.............................................    64
  Directors...........................................................................    64
  Amendments to the Charters..........................................................    65


                                      (iv)

                                                                                         PAGE
                                                                                         ----
  Amendments to the By-Laws...........................................................    65
  Quorum..............................................................................    65
  Vote Required for Merger and Certain Other Transactions.............................    65
  Business Combinations Following a Change of Control.................................    66
  Cumulative Voting...................................................................    66
  Special Meetings of Stockholders; Action by Consent.................................    67
STOCKHOLDER PROPOSALS.................................................................    68
OWNERSHIP OF ADVANCE ROSS COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT....    68
PRINCIPAL HOLDERS OF CUC INTERNATIONAL COMMON STOCK...................................    70
LEGAL MATTERS.........................................................................    70
EXPERTS...............................................................................    70
OTHER MATTERS.........................................................................    71


Annex A   Agreement and Plan of Merger dated October 17, 1995, among CUC
          International Inc., Retreat Acquisition Corporation and Advance Ross
            Corporation..............................................................    A-1
Annex B   Stockholders Agreement dated October 17, 1995, among CUC International Inc.
            and each of the holders of Advance Ross Common Stock party thereto.......    B-1
Annex C   Opinion of Allen & Company Incorporated....................................    C-1
Annex D   Opinion of Katten Muchin & Zavis...........................................    D-1


                                      (v)

                                    SUMMARY

    The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere, or incorporated by reference, in this Proxy Statement/Prospectus and the Annexes hereto. Stockholders are urged to read this Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated herein by reference carefully and in their entirety. Unless otherwise defined herein, all capitalized terms used in this Summary have the respective meanings assigned to them elsewhere in this Proxy Statement/Prospectus.

    Unless otherwise indicated, all beneficial ownership information and share amounts set forth in this Proxy Statement/Prospectus (i) have been adjusted for, and give effect to, in the case of the Advance Ross Common Stock, the 2:1 split thereof effected on each of February 4, 1994 and September 8, 1995 and, in the case of the CUC International Common Stock, the 3:2 split thereof effected on June 30, 1995, (ii) assume that the outstanding options and warrants to purchase Advance Ross Common Stock will not be exercised prior to the Effective Time,
(iii) assume that outstanding options to purchase shares of CUC International Common Stock will not be exercised prior to the Effective Time, (iv) assume that the Average Stock Price will be $34, the midpoint of the range provided in the Merger Agreement, and (v) assume that all shares of Advance Ross Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted in the Merger into shares of CUC International Common Stock, as described elsewhere in this Proxy Statement/Prospectus.

             THE COMPANIES; CONSTITUENT CORPORATIONS IN THE MERGER

CUC INTERNATIONAL INC.............  CUC International is a membership-based consumer services company, providing consumers with access to a variety
                                      of services. CUC International currently has
                                      approximately 40 million consumers using its various
                                      services. CUC International operates in one business
                                      segment, providing these services as individual,
                                      wholesale or discount coupon program memberships. These
                                      memberships include such components as shopping,
                                      travel, auto, dining, home improvement, vacation
                                      exchange, credit card and checking account enhancement
                                      packages, financial products and discount coupon
                                      programs. CUC International also administers insurance
                                      package programs which are generally combined with
                                      discount shopping and travel for credit union members
                                      and bank account holders. CUC International believes it
                                      is the leading provider of membership-based consumer
                                      services of these types in the United States. CUC
                                      International's activities are conducted principally
                                      through its Comp-U-Card division and certain of CUC
                                      International's wholly owned subsidiaries, FISI*Madison
                                      Financial Corporation, Benefit Consultants, Inc.,
                                      Interval International Inc. and Entertainment
                                      Publications, Inc. For a more detailed description of
                                      the business and properties of CUC International, see
                                      the descriptions thereof set forth in the CUC 10-K,
                                      which is incorporated herein by reference.

                                    CUC International's executive offices are located at 707
                                      Summer Street, Stamford, Connecticut 06901, and its
                                      telephone number is (203) 324-9261.

RETREAT ACQUISITION CORPORATION...  Merger Sub, a wholly owned subsidiary of CUC
                                      International, was formed solely for the purpose of
                                      effecting the Merger and has not engaged in any
                                      activities other than those incident to its
                                      organization and consummation of the Merger.

ADVANCE ROSS CORPORATION..........  The primary business of Advance Ross is the operation of a value-added tax ("VAT") refund system serving travelers
                                      shopping in Europe. This business is conducted
                                      primarily through Advance Ross' wholly owned
                                      subsidiary, Europe Tax-free Shopping ETS AB ("ETS"),
                                      and other European subsidiaries, and operates under the
                                      logo "Tax-free for Tourists." ETS is the largest VAT
                                      refund service in Europe. Advance Ross acquired ETS on
                                      November 2, 1992.

                                    ETS' business is based upon serving: (i) travelers,
                                      through ETS' convenient, efficient and reliable VAT
                                      refunds, and (ii) retailers, by promoting the benefits
                                      of tax-free shopping, thereby enhancing the retailers'
                                      business and simplifying the retailers' administrative
                                      burden. ETS' business is also based upon VAT's role as
                                      a vital component of the tax policy of most European
                                      (and other) countries, and tourism, international
                                      travel and retail being included among the world's
                                      largest industries.

                                    ETS began its operations in 1980 in Sweden. Since then,
                                      ETS has expanded throughout Europe and currently
                                      provides VAT refunds in 20 European countries at refund
                                      points at most international airports, ferry terminals
                                      and border crossings.

                                    Advance Ross also designs, manufactures and installs
                                      electrostatic precipitators for industrial pollution
                                      control purposes through its subsidiary, PPC Industries
                                      ("PPC"), located in Longview, Texas. PPC also designs
                                      and installs patented biofiltration pollution control
                                      installations. PPC represented approximately 14% and
                                      13% of Advance Ross' net sales and services in fiscal
                                      1994 and 1993, respectively.

                                    Advance Ross' executive offices are located at 233 South
                                      Wacker Drive, Suite 9700, Chicago, Illinois 60606-6502,
                                      and its telephone number is (312) 382-1100.

                   SPECIAL MEETING OF HOLDERS OF ADVANCE ROSS COMMON STOCK

TIME, DATE AND PLACE..............  The Meeting will be held at 10:00 a.m., local time, on
                                      January 10, 1996, at the LaSalle Bank Building, Room
                                      1204, 135 South LaSalle Street, Chicago, Illinois.

PURPOSE OF THE MEETING............  The purpose of the Meeting is to consider and vote upon
                                      (i) a proposal to adopt the Merger Agreement and (ii)
                                      such other business as properly may come before the
                                      Meeting or any adjournments or postponements thereof.

RECORD DATE, SHARES ENTITLED TO
VOTE, QUORUM, VOTE REQUIRED.......  Holders of record of shares of Advance Ross Common Stock at the close of business on December 6, 1995 (the "Record
                                      Date") are entitled to notice of and to vote at the
                                      Meeting. At the Record Date, there were 7,089,627
                                      shares of Advance Ross Common Stock issued and
                                      outstanding, each of which is entitled to one vote on
                                      each matter to be acted upon or which properly may come
                                      before the Meeting.

                                    The presence, in person or by proxy, of the holders of a
                                      majority of the outstanding shares of Advance Ross
                                      Common Stock entitled to vote at the Meeting is
                                      necessary to constitute a quorum for the transaction of
                                      business, and the affirmative vote of the holders of a
                                      majority of the outstanding shares of Advance Ross
                                      Common Stock is necessary to approve the Merger.

                                    At the Record Date, there were 16,923 shares of Advance
                                      Ross Preferred Stock issued and outstanding. Holders of
                                      these shares are not entitled to vote at the Meeting.

                                   THE MERGER



EFFECTS OF THE MERGER; MERGER
  CONSIDERATION...................  In the Merger: (i) Merger Sub will be merged with and into Advance Ross and Advance Ross, as the surviving
                                      corporation in the Merger, will become a wholly owned
                                      subsidiary of CUC International; (ii) each share of
                                      Advance Ross Common Stock issued and outstanding
                                      immediately prior to the Effective Time (other than
                                      shares owned by CUC International, Merger Sub, Advance
                                      Ross, or any wholly owned subsidiary of CUC
                                      International or Advance Ross) will be converted into
                                      5/6 of one share (the "Exchange Ratio") of CUC
                                      International Common Stock, subject to adjustment as
                                      described below; and (iii) at the Effective Time, each
                                      holder of a certificate representing shares of Advance
                                      Ross Common Stock will cease to have any rights with
                                      respect to such stock, except the right to receive the
                                      number of shares of CUC International Common Stock
                                      specified above and cash in lieu of fractional share
                                      interests. If the Average Stock Price (as defined
                                      below) is greater than $38.00, the Exchange Ratio will
                                      be reduced so as to equal the product of: (i) 5/6 and
                                      (ii) a fraction, the numerator of which is $38.00 and
                                      the denominator of which is the Average Stock Price. If
                                      the Average Stock Price is less than $30.00, the
                                      Exchange Ratio will be increased so as to equal the
                                      product of: (i) 5/6 and (ii) a fraction, the numerator
                                      of which is $30.00 and the denominator of which is the
                                      Average Stock Price. The term "Average Stock Price"
                                      means a fraction, the numerator of which is the sum of
                                      the Weighted Amount (defined below) for each trading
                                      day during the period of 10 consecutive trading days
                                      commencing 11 trading days prior to the date of the
                                      Meeting and ending on the second trading day

                                       3


                                      prior to the date of the Meeting, and the denominator
                                      of which is the total reported volume in trading in CUC
                                      International Common Stock on the New York Stock
                                      Exchange, Inc. (the "NYSE") during such 10-day period.
                                      For purposes hereof, with respect to any trading day,
                                      the "Weighted Amount" will be equal to the product of
                                      the per share closing price on the NYSE of CUC
                                      International Common Stock on such day and the volume
                                      of trading in CUC International Common Stock on the
                                      NYSE for such day, in each case as reported in the NYSE
                                      Composite Transactions. See "The Merger
                                      Agreement--Conversion of Shares; Exchange of Stock
                                      Certificates; No Fractional Shares."

                                    Each share of Advance Ross Preferred Stock issued and
                                      outstanding immediately prior to the Effective Time
                                      (other than shares owned by CUC International, Merger
                                      Sub, Advance Ross or any wholly owned subsidiary of CUC
                                      International or Advance Ross) will be converted into
                                      that number of shares of CUC International Common Stock
                                      equal to the quotient obtained by dividing the
                                      Redemption Price by the Average Stock Price. No
                                      fractional shares of CUC International Common Stock
                                      will be issued in the Merger to holders of Advance Ross
                                      Common Stock or Advance Ross Preferred Stock.
                                      Accordingly, if Advance Ross reasonably determines that
                                      the aggregate amount of cash to be received by all
                                      holders of Advance Ross Preferred Stock, in lieu of
                                      fractional share interests, would exceed 20% of the
                                      value of the aggregate consideration to be received by
                                      all holders of Advance Ross Preferred Stock at the
                                      Effective Time then, in lieu of the conversion in the
                                      Merger of shares of Advance Ross Preferred Stock into
                                      shares of CUC International Common Stock as provided in
                                      the preceding sentence, Advance Ross shall redeem the
                                      Advance Ross Preferred Stock in accordance with the
                                      redemption provisions of Article Fourth of the Advance
                                      Ross Restated Certificate of Incorporation.

                                    Based upon the capitalization of CUC International and
                                      Advance Ross at September 30, 1995 and giving effect to
                                      the Merger, the total number of shares of CUC
                                      International Common Stock outstanding immediately
                                      following the Effective Time will be 186,609,413, and
                                      the current holders of Advance Ross Common Stock will
                                      own, in the aggregate, approximately 3.2% of the
                                      outstanding CUC International Common Stock.

TREATMENT OF OPTIONS AND THE
  WARRANT.........................  At the Effective Time, each outstanding option to purchase shares of Advance Ross Common Stock and the
                                      warrant certificate dated as of February 19, 1992 (as
                                      amended on December 1, 1992, and supplemented on
                                      October 17, 1995) issued by Advance Ross to Allen &
                                      Company Incorporated ("Allen & Company"), which
                                      currently is exercisable for the purchase of up to
                                      480,000 (or approximately 6.3%) of the Advance Ross
                                      Common Stock at an exercise price per share of $2.375
                                      (the "Warrant"), will be assumed by CUC International
                                      and will be deemed to constitute an option or warrant,
                                      as applicable, to acquire, at an adjusted price per
                                      share, the same number of shares of CUC International
                                      Common Stock as the holder of such option or Warrant
                                      would have been entitled to receive in the Merger had
                                      such holder exercised such option or Warrant in full
                                      immediately prior to the Effective Time (irrespective
                                      of whether such option or Warrant then was
                                      exercisable).

REASONS FOR THE MERGER............  CUC International. CUC International's Board of Directors
                                      believes that the Merger will further CUC
                                      International's long-term strategic objectives by
                                      strengthening CUC International's presence in Europe
                                      and by providing it with access to Advance Ross'
                                      relationships with European retailers in connection
                                      with CUC International's other services.

                                    Advance Ross. Advance Ross' Board of Directors believes
                                      that the Merger offers holders of Advance Ross Common
                                      Stock the opportunity to receive a significant premium
                                      to recent market prices of such stock and, at the same
                                      time, affords such holders the opportunity to
                                      participate in the potential future growth of a company
                                      that has greater financial resources, a larger market
                                      capitalization and more diverse business operations
                                      than Advance Ross. See "The Merger-- Reasons for the
                                      Merger" and "--Recommendation of Advance Ross' Board of
                                      Directors."

OWNERSHIP OF ADVANCE ROSS COMMON
  STOCK BY MANAGEMENT AND CERTAIN
  OTHER PERSONS; STOCKHOLDERS
  AGREEMENT.......................  At September 30, 1995, the executive officers and directors of Advance Ross (as a group) owned
                                      approximately 2.9% of the outstanding Advance Ross
                                      Common Stock. Neither CUC International nor any of its
                                      subsidiaries, affiliates, directors or executive
                                      officers owns any shares of Advance Ross Common Stock.
                                      See "The Merger--Interests of Certain Persons in the
                                      Merger" and "Ownership of Advance Ross Common Stock by
                                      Certain Beneficial Owners and Management."

                                    Concurrently with the execution and delivery of the
                                      Merger Agreement, CUC International entered into an
                                      agreement (the "Stockholders Agreement") with all
                                      executive officers and directors of Advance Ross who
                                      own shares of Advance Ross Common Stock (the "Voting
                                      Stockholders"). Pursuant to the Stockholders Agreement,
                                      the Voting Stockholders severally have agreed that
                                      until the earlier to occur of the Effective Time and
                                      termination of the Merger Agreement in accordance with
                                      its terms, at any meeting of the holders of Advance
                                      Ross Common Stock, however called (which includes the
                                      Meeting), such holders will vote or cause to be voted
                                      all shares of Advance Ross Common Stock held of record
                                      or owned beneficially by them "FOR" adoption of the
                                      Merger Agreement and against certain business
                                      combinations and other extraordinary corporate
                                      transactions involving Advance Ross and its
                                      subsidiaries which are intended or reasonably could be
                                      expected to impede, interfere with, delay or materially
                                      adversely affect the Merger and the transactions
                                      contemplated by the Merger Agreement and the
                                      Stockholders Agreement. See "Stockholders Agreement."

OPINION OF ADVANCE ROSS' FINANCIAL
  ADVISOR.........................  Allen & Company has delivered to the Board of Directors of Advance Ross its opinion, dated October 16, 1995, to
                                      the effect that, at such date, and based upon and
                                      subject to certain matters and qualifications stated
                                      therein, the consideration to be paid to the holders of
                                      Advance Ross Common Stock and Advance Ross Preferred
                                      Stock in the Merger is fair to such holders, from a
                                      financial point of view. The full text of the written
                                      opinion of Allen & Company, which sets forth the
                                      assumptions made, matters considered and limitations on
                                      the review undertaken, is attached as Annex C to this
                                      Proxy Statement/Prospectus and should be read carefully
                                      and in its entirety. See "The Merger--Opinion of
                                      Advance Ross' Financial Advisor."

                                    Allen & Company and certain of its officers and employees
                                      owned at the Record Date 306,500 (or approximately
                                      4.3%) of the outstanding shares of Advance Ross Common
                                      Stock and the Warrant, which currently is exercisable
                                      to purchase up to 480,000 (or approximately 6.3%) of
                                      the Advance Ross Common Stock at an exercise price per
                                      share of $2.375. The 306,500 outstanding shares owned
                                      by Allen & Company and such officers and employees were
                                      acquired over time at market prices prevailing at such
                                      times. The Warrant, which at the time of issuance to
                                      Allen & Company was exercisable at a price which
                                      equalled or exceeded the then-current market price for
                                      the Advance Ross Common Stock, was received by Allen &
                                      Company in September 1990 as the only form of
                                      compensation in connection with its engagement as the
                                      Company's financial advisor, in which capacity Allen &
                                      Company has served since such date. Although it is not
                                      a party to the Stockholders Agreement, Allen & Company
                                      has

                                      informed the Company that it intends to vote all the
                                      shares of Advance Ross Common Stock which it directly
                                      owns at the Record Date "FOR" adoption of the Merger
                                      Agreement and has agreed to certain restrictions on its
                                      ability to sell or otherwise transfer the shares of
                                      Advance Ross Common Stock beneficially owned by it,
                                      provided that the Advance Ross Board of Directors has
                                      not withdrawn its recommendation "FOR" adoption of the
                                      Merger Agreement. See "Ownership of Advance Ross Common
                                      Stock by Certain Beneficial Owners and Management."

RECOMMENDATION OF THE BOARD OF
  DIRECTORS OF ADVANCE ROSS.......  The Board of Directors of Advance Ross unanimously has determined that the Merger is fair to and in the best
                                      interests of Advance Ross and its stockholders,
                                      unanimously has approved the Merger Agreement (and the
                                      transactions contemplated thereby), and unanimously
                                      recommends adoption of the Merger Agreement by the
                                      holders of Advance Ross Common Stock. The foregoing
                                      recommendation is based upon a variety of factors
                                      discussed in "The Merger--Reasons for the Merger" and
                                      "-- Recommendation of Advance Ross' Board of
                                      Directors."

                                    In making such determination and in connection with its
                                      reliance on the opinion of Allen & Company, the Board
                                      of Directors of Advance Ross specifically was informed
                                      that Allen & Company together with certain of its
                                      officers and employees beneficially own 306,500 (or
                                      approximately 4.3%) of the outstanding shares of
                                      Advance Ross Common Stock and the Warrant, which
                                      currently is exercisable for the purchase of up to
                                      480,000 (or approximately 6.3%) of the Advance Ross
                                      Common Stock at an exercise price per share of $2.375.
                                      See "The Merger--Background of the Merger," "Opinion of
                                      Advance Ross' Financial Advisor" and "Ownership of
                                      Advance Ross Common Stock by Certain Beneficial Owners
                                      and Management."

CERTAIN CONSEQUENCES OF
  THE MERGER......................  Upon consummation of the Merger, Advance Ross will become a wholly owned subsidiary of CUC International, holders
                                      of Advance Ross Common Stock will become holders of CUC
                                      International Common Stock, shares of Advance Ross
                                      Common Stock and Advance Ross Preferred Stock will
                                      cease to be traded on the NASDAQ Stock Market, and
                                      application will be made to deregister such shares
                                      under the Exchange Act. At the Effective Time, the
                                      Restated Certificate of Incorporation of Advance Ross
                                      immediately prior to such time will become the
                                      certificate of incorporation of the surviving
                                      corporation, and the by-laws of Advance Ross
                                      immediately prior to such time will become the by-laws
                                      of the surviving corporation, in each case until
                                      thereafter amended. See "Certain Consequences of the
                                      Merger."

MANAGEMENT OF ADVANCE ROSS AFTER
  THE MERGER......................  Pursuant to the Merger Agreement, the members of the
                                      Board of Directors of Merger Sub immediately prior to the
                                      Effective Time will be the initial directors of the
                                      surviving corporation immediately following the
                                      Effective Time and the officers of Advance Ross
                                      immediately prior to the Effective Time will be the
                                      initial officers of the surviving corporation following
                                      the Effective Time. CUC International has no present
                                      intention of replacing after the Effective Time any of
                                      the executive officers of the surviving corporation.
                                      See "Interests of Certain Persons in the Merger."

CONDUCT OF THE BUSINESS OF CUC
  INTERNATIONAL AND ADVANCE ROSS
  IF THE MERGER IS NOT
  CONSUMMATED.....................  If the Merger is not consummated, it is expected that the respective businesses and operations of CUC
                                      International and Advance Ross each will continue to be
                                      conducted substantially as they currently are being
                                      conducted. In addition, pursuant to the terms of a
                                      certain confidentiality agreement dated August 23,
                                      1995, between Advance Ross and CUC International (the
                                      "Confidentiality Agreement"), such parties have agreed
                                      that for the two-year period ending August 23, 1997,
                                      without the prior written consent of the Board of
                                      Directors of Advance Ross, CUC International will not,
                                      directly or indirectly, seek, offer or propose to
                                      effect, or participate in or assist any other person to
                                      seek, offer or propose to effect, certain business
                                      combinations and acquisitions of Advance Ross
                                      securities, including, without limitation, mergers,
                                      tender or exchange offers, any recapitalization,
                                      restructuring, liquidation or dissolution of Advance
                                      Ross, solicitations of proxies or consents to vote any
                                      voting securities of Advance Ross, or any other similar
                                      extraordinary corporate transactions.

INTERESTS OF CERTAIN PERSONS IN
  THE MERGER......................  In considering the recommendations of the Advance Ross
                                      Board of Directors, holders of Advance Ross Common Stock
                                      should consider that certain of Advance Ross' executive
                                      officers and directors have certain interests in the
                                      Merger that are in addition to the interests of holders
                                      of Advance Ross Common Stock generally.

                                    Stock Options. At the Effective Time, each outstanding
                                      Option (as such term is defined in "The
                                      Merger--Interests of Certain Persons in the
                                      Merger--Stock Options") to purchase shares of Advance
                                      Ross Common Stock will be assumed by CUC International
                                      and will be deemed to constitute an option to acquire,
                                      at an adjusted price per share, the same number of
                                      shares of CUC International Common Stock as the holder
                                      of such Option would have been entitled to receive
                                      pursuant to the Merger had such holder exercised such
                                      Option in full immediately prior to the Effective Time
                                      (irrespective of whether such Option then was
                                      exercisable). At September 30, 1995, certain executive
                                      officers and directors of Advance Ross owned
                                      outstanding Options to purchase up to an aggregate of
                                      1,172,388 shares of Advance Ross Common Stock,
                                      including options to purchase up to 10,000 shares of
                                      Advance Ross Common Stock issued pursuant to the 1995
                                      Advance Ross

                                      Corporation Directors Deferral Plan (the "Directors
                                      Deferral Plan"), which options will be cancelled and
                                      which plan will be terminated at or prior to the
                                      Effective Time.

                                    Employment Agreements. CUC International has agreed to
                                      enter (or cause Advance Ross, as the surviving
                                      corporation in the Merger, to enter) into new or
                                      amended employment agreements prior to the Effective
                                      Time with each of the Chairman of the Board and Chief
                                      Executive Officer, the President and Chief Operating
                                      Officer, and the Vice President and Chief Financial
                                      Officer of Advance Ross, and with the President of
                                      Advance Ross Electronics Corporation, an indirect
                                      wholly owned subsidiary of Advance Ross ("AREC"), each
                                      substantially in the form of the drafts agreed to by
                                      such individuals and CUC International concurrently
                                      with the execution of the Merger Agreement. See "The
                                      Merger--Interest of Certain Persons in the
                                      Merger--Employment Agreements."

                                    Indemnification. The Merger Agreement preserves certain
                                      indemnification rights of the executive officers and
                                      directors of Advance Ross which currently are in
                                      effect. See "The Merger Agreement--Certain Covenants."

EFFECTIVE TIME OF MERGER..........  The Merger will become effective on the date that a
                                      Certificate of Merger is filed with the Secretary of
                                      State of the State of Delaware or at such time
                                      thereafter as provided in the Certificate of Merger.

CONDITIONS TO THE MERGER;
  TERMINATION OF THE MERGER
  AGREEMENT.......................  The obligations of CUC International and Advance Ross to consummate the Merger are subject to the satisfaction
                                      of certain conditions, including, among others, the
                                      accuracy of the representations and warranties and the
                                      performance of covenants of the respective parties to
                                      the Merger Agreement, the listing on the NYSE (subject
                                      to official notice of issuance) of the shares of CUC
                                      International Common Stock to be issued in the Merger,
                                      CUC International being satisfied that all stock option
                                      plans maintained by Advance Ross and currently in
                                      effect have been terminated, there not being in effect
                                      any injunction or other order of any court or
                                      governmental authority preventing consummation of the
                                      Merger, obtaining the requisite adoption of the Merger
                                      Agreement at the Meeting by the holders of Advance Ross
                                      Common Stock, the receipt by CUC International of a
                                      letter from its independent auditors, Ernst & Young
                                      LLP, to the effect that pooling-of-interests accounting
                                      (under Accounting Principles Board Opinion No. 16) is
                                      appropriate for the Merger, provided that the Merger is
                                      consummated in accordance with the terms and conditions
                                      of the Merger Agreement, the receipt of consents,
                                      approvals and authorizations of non-governmental third
                                      parties, the Registration Statement (of which this
                                      Proxy Statement/Prospectus is a part) having been
                                      declared effective by the Commission and there not
                                      having been issued or initiated any proceeding for the
                                      issuance of a stop order

                                      suspending the effectiveness of the Registration
                                      Statement, and the receipt by Advance Ross of an
                                      opinion from Katten Muchin & Zavis, tax counsel to
                                      Advance Ross, to the effect, among other things, that
                                      the Merger will be treated as a reorganization within
                                      the meaning of Section 368(a) of the Internal Revenue
                                      Code of 1986, as amended (the "Code"). See "The Merger
                                      Agreement--Conditions."

                                    Consummation of the Merger also is subject to the
                                      satisfaction of certain regulatory matters, including
                                      expiration of the relevant waiting period under the
                                      Hart-Scott-Rodino Antitrust Improvements Act of 1976,
                                      as amended (the "HSR Act"), and the making of certain
                                      filings with foreign governmental authorities. Early
                                      termination of the waiting period under the HSR Act was
                                      granted on October 30, 1995, without any requests for
                                      additional documentation or other information. See "The
                                      Merger--Regulatory Approvals."

                                    The Merger Agreement is subject to termination by CUC
                                      International or Advance Ross if, without fault of the
                                      terminating party, the Merger is not consummated by
                                      January 31, 1996, and prior to such time upon the
                                      occurrence of certain events. See "The
                                      Merger--Termination."

TERMINATION FEE...................  Generally, subject to certain conditions and exceptions described in "The Merger Agreement--Termination; Effect
                                      of Termination and Abandonment," Advance Ross may be
                                      required to pay to CUC International an aggregate
                                      termination fee of up to $5.0 million if the Merger
                                      Agreement is terminated and the transactions
                                      contemplated thereby (including the Merger) are
                                      abandoned and the holders of Advance Ross Common Stock
                                      do not vote "FOR" adoption of the Merger Agreement.

                                    For example, if under certain circumstances Advance Ross
                                      were to enter into a definitive agreement in respect of
                                      a "Superior Proposal" (as defined below in "The Merger
                                      Agreement-- Certain Covenants"), CUC International
                                      would be entitled to receive from Advance Ross a
                                      termination fee of $2.5 million and, if Advance Ross
                                      within one year thereafter were to consummate any
                                      "Competing Transaction" (as defined below in "The
                                      Merger Agreement--Certain Covenants"), irrespective of
                                      whether such transaction relates to a Superior
                                      Proposal, CUC International would be entitled to
                                      receive an additional termination fee of $2.5 million.

NO APPRAISAL RIGHTS...............  Holders of Advance Ross Common Stock and Advance Ross
                                      Preferred Stock are not entitled to appraisal rights
                                      under the Delaware General Corporation Law, as amended
                                      (the "DGCL"), in connection with the Merger because
                                      such shares are listed for trading on the NASDAQ Stock
                                      Market. Holders of CUC International Common Stock are
                                      not entitled to appraisal rights under the DGCL because
                                      CUC International is not a constituent corporation to
                                      the Merger under the DGCL. See "The Merger--No
                                      Appraisal Rights."

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES....................  The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. A
                                      condition to the obligation of Advance Ross to
                                      consummate the Merger is the receipt by it of an
                                      opinion of Katten Muchin & Zavis, tax counsel to
                                      Advance Ross, dated the Effective Time, to the effect
                                      that, among other things: (i) the Merger will qualify
                                      as a reorganization within the meaning of Section
                                      368(a) of the Code; (ii) each of CUC International,
                                      Merger Sub and Advance Ross will be a party to the
                                      reorganization within the meaning of Section 368(b) of
                                      the Code; and (iii) no gain or loss will be recognized
                                      by a holder of Advance Ross Common Stock or Advance
                                      Ross Preferred Stock as a result of the Merger with
                                      respect to shares of Advance Ross Common Stock or
                                      Advance Ross Preferred Stock converted solely into
                                      shares of CUC International Common Stock (except with
                                      respect to cash, if any, received in lieu of fractional
                                      share interests). However, consummation of the Merger
                                      is not conditioned upon the receipt of a private letter
                                      ruling from the Internal Revenue Service as to the tax
                                      consequences of the Merger. The full text of the
                                      written opinion of Katten Muchin & Zavis is attached as
                                      Annex D to this Proxy Statement/Prospectus and should
                                      be read carefully and in its entirety. See "The
                                      Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT..............  The Merger is intended to qualify as a pooling-of-interests for accounting and financial
                                      reporting purposes. In addition, it is a condition to
                                      consummation of the Merger that CUC International shall
                                      have received from Ernst & Young LLP, its independent
                                      auditors, a letter to the effect that pooling-of-
                                      interests accounting (under Accounting Principles Board
                                      Opinion No. 16) is appropriate for the Merger, provided
                                      that the Merger is consummated in accordance with the
                                      terms and conditions of the Merger Agreement, and
                                      Advance Ross shall have used commercially reasonable
                                      efforts to cause its independent auditors, Deloitte &
                                      Touche LLP, to cooperate fully (including, without
                                      limitation, delivering to Advance Ross a letter
                                      substantially similar to the letter delivered by Ernst
                                      & Young LLP to CUC International) with Ernst & Young
                                      LLP in connection with the delivery to CUC
                                      International of such letter. See "The
                                      Merger--Accounting Treatment" and "The Merger
                                      Agreement--Conditions."

COMPARISON OF COMMON STOCKHOLDERS'
  RIGHTS..........................  Upon consummation of the Merger, among other things, holders of Advance Ross Common Stock will become
                                      stockholders of CUC International. CUC International
                                      and Advance Ross are both Delaware corporations;
                                      accordingly, the differences between the rights of
                                      holders of shares of CUC International Common Stock and
                                      shares of Advance Ross Common Stock arise solely from
                                      the distinctions between the respective certificates of
                                      incorporation and bylaws of CUC International and
                                      Advance Ross. See "Comparison of Common Stockholders'
                                      Rights" for a summary of such differences.

                            SELECTED FINANCIAL DATA

    The following selected financial data for CUC International for the five years ended January 31, 1995, and for Advance Ross for the five years ended December 31, 1994, are derived from the consolidated financial statements of CUC International and Advance Ross, respectively. The financial data for the nine-month periods ended October 31, 1995 and 1994 are derived from the unaudited financial statements of CUC International, and the financial data for the nine-month periods ended September 30, 1995 and 1994 are derived from the unaudited financial statements of Advance Ross. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which CUC International and Advance Ross management consider necessary for a fair presentation of their respective financial positions and the results of operations for these periods. Operating results for the nine months ended October 31, 1995 and the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for the entire year ending January 31, 1996, in the case of CUC International, and December 31, 1995, in the case of Advance Ross. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the CUC 10-K and Advance Ross 10-K, respectively.

                             CUC INTERNATIONAL INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             NINE MONTHS ENDED
                                                  YEAR ENDED JANUARY 31,                        OCTOBER 31,
                                  -------------------------------------------------------   -------------------
                                   1995(C)       1994     1993(D)    1992(E)     1991(E)    1995(A)      1994
                                  ----------   --------   --------   --------    --------   --------   --------
INCOME STATEMENT DATA
Total revenues..................  $1,044,669   $879,324   $742,280   $644,255    $545,961   $979,886   $762,940
Income from continuing
 operations before income
 taxes..........................     190,524    142,195     96,102     45,132(f)   42,149    186,291    137,788
Income from continuing
 operations.....................     117,591     87,371     58,843     25,130(f)   25,893    115,407     84,809

Income per common share from
 continuing operations(b).......  $      .66   $    .51   $    .38   $    .16(f) $    .17   $    .62   $    .48
                                  ----------   --------   --------   --------    --------   --------   --------
Weighted average number of
 common and dilutive common
 equivalent shares
 outstanding(b).................     176,834    171,197    156,558    152,382     148,170    186,873    176,400
                                  ----------   --------   --------   --------    --------   --------   --------


                                                      AT JANUARY 31,                          AT OCTOBER 31,
                                  -------------------------------------------------------   -------------------
                                     1995        1994       1993       1992        1991           1995(A)
                                  ----------   --------   --------   --------    --------   -------------------
BALANCE SHEET DATA
Total assets....................  $  768,152   $612,759   $478,580   $321,801    $279,126        $957,623
Long-term debt(g)...............                                                   55,060
Zero coupon convertible notes...      15,046     22,176     37,295     69,228      76,384         14,347
Stockholders' equity
 (deficiency)(h)................     443,322    284,881    150,190       (967)    (44,146)        625,477
Working capital.................     394,412    254,215    116,071     71,614      36,406         503,514

------------

 (a)  During the nine months ended October 31, 1995, CUC International acquired Welcome Wagon
      International, Inc. ("Welcome Wagon"), CUC Europe Limited ("CUC Europe"), Credit Card
      Sentinel (U.K.) Limited ("CCS"), North American Outdoor Group, Inc. ("NAOG") and the
      Getko Group Inc. ("Getko"). These acquisitions, other than the acquisitions of Getko and
      NAOG, were accounted for in accordance in with the purchase method and, accordingly, have been incorporated in CUC International's results of operations from the respective dates of acquisition. The results of these entities' operations for the periods prior to their acquisition were not significant to the historical financial statements of CUC
      International. The acquisitions of Getko and NAOG were accounted for in accordance with the pooling-of-interests method. However, due to the insignificance of Getko's and
      NAOG's financial statements to the historical financial statements of CUC International,
      CUC International's financial statements for periods prior to February 1, 1995 were not restated.
 (b)  Adjusted to give retrospective effect to the 3:2 stock split effective June 30, 1995 for stockholders of record on June 19, 1995.
 (c)  During fiscal 1995, CUC International acquired Essex Corporation and its subsidiaries
      ("Essex").

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (d)  During fiscal 1993, CUC International acquired Leaguestar plc ("Leaguestar") and Sally
      Foster Gift Wrap, LP ("Sally Foster").
 (e)  During fiscal 1992, CUC International completed a merger with Entertainment Publishing
      Corp. ("Entertainment"). The acquisition was accounted for as a pooling-of-interests and the financial statements, common share and per share data were restated for all prior periods to include Entertainment.
 (f)  Includes provision for costs incurred in connection with the integration of the operations of CUC International and Entertainment and costs of professional fees and other expenses related to the merger with Entertainment. The charge aggregated $20.7 million ($15 million, or $.10 per share of CUC International Common Stock, after tax effect).
 (g)  Includes current portion of long-term debt of $23.6 million as of January 31, 1991.
      Excludes $15.2 million and $26.7 million of borrowings under CUC International's credit agreement due at January 31, 1993 and 1992, respectively, and $6 million due at January
      31, 1993 under a note payable issued in connection with the fiscal 1993 acquisition of
      Sally Foster.
 (h)  No CUC International Common Stock cash dividends have been paid or declared during the five years ended January 31, 1995 or during the nine months ended October 31, 1995.

                            ADVANCE ROSS CORPORATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                      -----------------------------------------------      -----------------
                                       1994      1993     1992(1)    1991      1990         1995      1994
                                      -------   -------   -------   -------   -------      -------   -------

INCOME STATEMENT DATA:
Net sales and services..............  $66,503   $50,288   $11,041   $ 5,870   $ 3,314      $53,321   $46,934
Income before equity in profit
 (loss) of unconsolidated
 affiliates.........................    7,472     4,659       612     7,289     2,664        5,614     5,268
Equity in profit (loss) of
 unconsolidated affiliates..........      874       428        57       (19)       (2)       1,047       455
                                      -------   -------   -------   -------   -------      -------   -------
Net income..........................    8,346     5,087       669     7,270     2,662        6,661     5,723
EARNINGS PER SHARE DATA:
Primary.............................      .97       .63       .09       .99       .34          .76       .66
Fully diluted.......................      .97       .60       .09     --        --             .75       .66
Cash dividends per share:
   Preferred stock..................     1.25      1.25      1.25      1.25      1.25        .9375     .9375


                                                      AT DECEMBER 31,                      AT SEPTEMBER 30,
                                      -----------------------------------------------      -----------------
                                       1994      1993      1992      1991      1990              1995
                                      -------   -------   -------   -------   -------      -----------------
BALANCE SHEET DATA:
Working capital.....................  $20,398   $10,366   $ 5,538   $21,603   $12,908           $28,594
Total assets........................   64,120    51,061    50,160    26,258    17,483           76,262
Long-term debt......................    6,707     7,497    10,077     --        --               7,256
Stockholder's equity................   33,531    22,453    18,825    23,345    16,719           42,371

------------

(1) On November 2, 1992, Advance Ross acquired all of the outstanding capital stock of ETS. The acquisition has been accounted for using the purchase method and, accordingly, the net assets and results of operations are included in the consolidated financial statements, for reporting purposes, beginning in November 1992. On a pro forma basis (unaudited), had the acquisition occurred at the beginning of 1992, after giving effect to certain adjustments, including amortization of cost in excess of net asset value of acquired business, interest expense on the acquisition debt, interest income lost as a result of redeeming a portion of cash and temporary investments to finance the acquisition, and related tax effects, the net sales and services, net income and primary earnings per share of Advance Ross Common Stock would have been $46,898, $2,026, and $0.29, respectively.

    The pro forma adjustments were based upon available information and upon certain assumptions that Advance Ross believed were reasonable in the circumstances. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of such date or of actual results which may occur in the future.

              SUMMARY UNAUDITED PRO FORMA SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

    The following summary unaudited pro forma selected financial data should be read in conjunction with the unaudited pro forma combined condensed financial statements and related notes thereto included elsewhere in this Proxy Statement/Prospectus. The pro forma information is based on the historical financial statements of CUC International, Advance Ross, NAOG and Getko, giving effect to the mergers of CUC International with such companies under the pooling-of-interests method of accounting. This pro forma information may not be indicative of the results that would have occurred if the mergers had been effected on the dates indicated or the results which may be obtained in the future.

                                                                                        NINE MONTH
                                                                                       PERIOD ENDED
                                                   FISCAL YEARS ENDED JANUARY 31,      OCTOBER 31,
                                                 ----------------------------------    ------------
                                                    1995         1994        1993          1995
                                                 ----------    --------    --------    ------------
INCOME STATEMENT DATA:

Total revenues................................   $1,182,896    $984,801    $800,971     $ 1,037,016
Income from continuing operations.............   $  124,566    $ 94,151    $ 63,667     $   120,759
Income from continuing operations per common
  share.......................................   $     0.66    $   0.51    $   0.38     $      0.62
Cash dividends per common share(a)............           --    $  0.004    $  0.002              --
Weighted average number of common and dilutive
  common equivalent shares outstanding........      189,219     183,113     167,908         194,209


                                                                                        AT OCTOBER
                                                                                           31,
                                                                                       ------------
                                                                                           1995
                                                                                       ------------
BALANCE SHEET DATA:
Total assets..................................                                          $ 1,030,024
Long-term debt................................                                                6,550
Zero coupon convertible notes.................                                               14,347
Stockholders' equity..........................                                              666,747
Working capital...............................                                              530,056

------------

(a) Represents dividends paid by NAOG prior to the merger with CUC International. No other cash dividends were paid on the common stock of any of the companies included in the unaudited pro forma financial data during the periods presented.

                      COMPARATIVE MARKET PRICE INFORMATION


    CUC International. Shares of CUC International Common Stock are listed for trading on the NYSE under the symbol "CU". The table below sets forth, for CUC International's fiscal quarters commencing in fiscal 1994 through December 5, 1995, the reported high and low sales prices of the CUC International Common Stock as reported on the NYSE Composite Transactions for all periods presented, based on published financial sources. At the Record Date, there were
approximately       holders of record of CUC International Common Stock. CUC
International has paid no cash dividends during the periods presented. The market price for CUC International Common Stock on October 17, 1995, the last full trading day immediately preceding the public announcement of the Merger, and as of the most recent practicable date, is set forth below in "Equivalent Per Share Data."


                                                              PRICE PER SHARE
                                                            OF CUC INTERNATIONAL
                                                                COMMON STOCK
                                                           ---------------------
                                                             HIGH          LOW
                                                           --------      -------

Fiscal 1994 (ended January 31, 1994)
  First Quarter.........................................   $13 3/4       $11 1/8
  Second Quarter........................................    20 3/4        14
  Third Quarter.........................................    26 1/8        20
  Fourth Quarter........................................    25 1/2        20 3/8

Fiscal 1995 (ended January 31, 1995)
  First Quarter.........................................    21 7/8        18
  Second Quarter........................................    20 3/8        17 1/8
  Third Quarter.........................................    23 1/8        20 3/8
  Fourth Quarter........................................    24 1/8        19 1/8

Fiscal 1996 (ending January 31, 1996)
  First Quarter.........................................    27 1/8        23 1/8
  Second Quarter........................................    31 1/8        24 1/2
  Third Quarter.........................................    36 3/8        29 7/8
  Fourth Quarter (through December 5, 1995).............    38            34 3/4
                                                           --------      -------


    Advance Ross. Shares of Advance Ross Common Stock are listed for trading on the NASDAQ Stock Market under the symbol "AROS". The table below sets forth, for Advance Ross' fiscal quarters commencing in fiscal 1993 through December 5, 1995, the reported high and low sales prices of the Advance Ross Common Stock as reported on the NASDAQ Stock Market, based on published financial sources. At the Record Date, Advance Ross had approximately 3,150 holders of record of Advance Ross Common Stock. Advance Ross has paid no cash dividends on shares of the Advance Ross Common Stock during the periods presented. The market price for Advance Ross Common Stock on October 17, 1995, the last full trading day immediately preceding the public announcement of the proposed Merger, and as of the most recent practicable date, is set forth below in "Equivalent Per Share Data."

                                                            PRICE PER SHARE
                                                            OF ADVANCE ROSS
                                                             COMMON STOCK
                                                       -------------------------
                                                         HIGH            LOW
                                                       ---------      ----------

Fiscal 1993 (ended December 31, 1993)
  First Quarter.....................................   $ 4 5/8        $ 3 1/4
  Second Quarter....................................     4 3/16         3 5/16
  Third Quarter.....................................     5 1/32         4
  Fourth Quarter....................................     9 5/16         4 5/8

Fiscal 1994 (ended December 31, 1994)
  First Quarter.....................................    11 1/8          7 11/16
  Second Quarter....................................    15 1/8          7 3/8
  Third Quarter.....................................    14 5/8          9 3/8
  Fourth Quarter....................................    12              9 1/4

Fiscal 1995 (ending December 31, 1995)
  First Quarter.....................................    12 3/4          8 5/8
  Second Quarter....................................    14             10 3/4
  Third Quarter.....................................    19 5/8         13 3/8
  Fourth Quarter (through December 5, 1995).........    29 1/2         16



    Equivalent Per Share Data. The information presented in the table below represents closing sale prices reported on the NYSE Composite Transactions for shares of CUC International Common Stock and on the NASDAQ Stock Market for shares of Advance Ross Common Stock, on October 17, 1995, the last full trading day immediately preceding the public announcement that the Merger Agreement had been executed, and on December 5, 1995, the last full trading day for which closing sale prices were available at the time of the printing of this Proxy Statement/Prospectus, as well as the "equivalent per share price" of shares of Advance Ross Common Stock on such dates. The "equivalent per share price" of shares of Advance Ross Common Stock represents the closing sale price per share reported on the NYSE Composite Transactions for shares of CUC International Common Stock at such specified date, multiplied by 5/6 (i.e., the Exchange Ratio).



                                                   CUC INTERNATIONAL    ADVANCE ROSS      ADVANCE ROSS
                                                     COMMON STOCK       COMMON STOCK       EQUIVALENT
                                                         PRICE              PRICE        PER SHARE PRICE
                                                   -----------------    -------------    ---------------
October 17, 1995................................     $      35 5/8      $    16 3/8      $    29 11/16
December 5, 1995................................     $          36      $    28 7/8      $          30


    Following the Effective Time, shares of CUC International Common Stock are expected to continue to be traded on the NYSE and shares of Advance Ross Common Stock and Advance Ross Preferred Stock will cease to be traded on the NASDAQ Stock Market.

    BECAUSE THE MARKET PRICE OF SHARES OF CUC INTERNATIONAL COMMON STOCK INHERENTLY IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE SHARES OF CUC INTERNATIONAL COMMON STOCK THAT HOLDERS OF SHARES OF ADVANCE ROSS COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE EFFECTIVE TIME. STOCKHOLDERS ARE ENCOURAGED TO OBTAIN CURRENT QUOTATIONS FOR SHARES OF CUC INTERNATIONAL COMMON STOCK AND ADVANCE ROSS COMMON STOCK.

    Comparative Per Share Data. The following sets forth the book value, cash dividends and income from continuing operations per share of CUC International Common Stock (fiscal years ended January 31, and the nine months ended October
31) and the book value, cash dividends and income from continuing operations per share of Advance Ross Common Stock (fiscal years ended December 31 and the nine months ended October 31). The pro forma combined per share information is based on the historical financial statements of CUC International, Advance Ross, NAOG and Getko (See

"Unaudited Pro Forma Condensed Combined Financial Statements"), as adjusted to reflect consummation of the mergers under the pooling-of-interests method of accounting. The pro forma combined information, Advance Ross equivalent pro forma per share information, and information as of and for the nine months ended, is unaudited.


                                                              CUC INTERNATIONAL'S
                                                               FISCAL YEAR ENDED        NINE MONTHS
                                                                   JANUARY 31              ENDED
                                                            ------------------------    OCTOBER 31
                                                             1995     1994     1993        1995
                                                            ------    -----    -----    -----------
Book Value Per Common Share:
  Historical:
    CUC International(a).................................   $ 2.58     --       --        $  3.45
    Advance Ross(b)......................................     4.86     --       --           5.83
  Pro Forma Combined.....................................     2.60     --       --           3.56
  Advance Ross Equivalent Pro Forma(c)...................     2.17     --       --           2.97

Cash Dividends Per Common Share(d):
  Pro Forma Combined.....................................     --      0.004    0.002       --
  Advance Ross Equivalent Pro Forma(c)...................     --      0.003    0.002       --

Income From Continuing Operations Per Common Share:
  Historical:
    CUC International(a).................................   $ 0.66    $0.51    $0.38      $  0.62
    Advance Ross(b)......................................     0.97     0.63     0.09         0.61
  Pro Forma Combined.....................................     0.66     0.51     0.38         0.62
  Advance Ross Equivalent Pro Forma(c)...................     0.55     0.43     0.32         0.52


------------
(a) Adjusted to give retroactive effect to the 3:2 stock split in respect of the CUC International Common Stock, effective June 30, 1995.

(b) Adjusted to give retroactive effect to the 2:1 stock split in respect of the Advance Ross Common Stock, effective September 8, 1995.

(c) The Advance Ross equivalent pro forma information was computed by multiplying the pro forma combined information by the Exchange Ratio of 5/6 of one share of CUC International Common Stock for each share of Advance Ross Common Stock.

(d) Represents dividends paid by NAOG prior to the merger with CUC International. No other cash dividends were paid on the common stock of any of the companies included in the pro forma combined cash dividends per common share during the periods presented.

                 INFORMATION CONCERNING CUC INTERNATIONAL INC.

    CUC International is a membership-based consumer services company, providing consumers with access to a variety of services. CUC International currently has approximately 40 million members in its various services. CUC International operates in one business segment, providing these services as individual, wholesale or discount coupon program memberships. These memberships include such components as shopping, travel, auto, dining, home improvement, vacation exchange, credit card and checking account enhancement packages, financial products and discount coupon programs. CUC International also administers insurance package programs which generally are combined with discount shopping and travel for credit union members and bank account holders. CUC International believes it is the leading provider of membership-based consumer services of these types in the United States. CUC International's activities are conducted principally through its Comp-U-Card division and certain of CUC International's wholly owned subsidiaries, FISI*Madison Financial Corporation, Benefit Consultants, Inc., Interval International Inc. and Entertainment Publications, Inc.

    CUC International derives its revenues principally from membership fees. Membership fees vary depending upon the particular membership program, and annual fees to consumers generally range from $6 to $250 per year. Most of CUC International's memberships are for one-year renewable terms, and members generally are entitled to unlimited use during the membership period of the service for which the member has subscribed. Members generally may cancel their membership and obtain a full refund at any point during the membership term.

    CUC International arranges with client financial institutions, retailers, oil companies, credit unions, online networks, fundraisers and others to market certain membership services to such clients' individual account holders and customers. Participating institutions generally receive commissions on initial and renewal memberships, averaging 20% of the net membership fees. CUC International's contracts with these clients generally grant CUC International the right to continue providing membership services directly to each client's individual account holders even if the client terminates the contract, provided that the client continues to receive its commission.

    CUC International solicits members for its various programs by direct marketing and by using a direct sales force calling on financial institutions, fund raising charitable institutions and associations. For the fiscal year ended January 31, 1995, approximately 313 million solicitation pieces were mailed, followed up by approximately 54 million telephone calls.

    Individual memberships represented 69% of consolidated revenues for each of the fiscal years ended January 31, 1995, 1994 and 1993. Wholesale memberships represented 13%, 14% and 15% of consolidated revenues for the fiscal years ended January 31, 1995, 1994 and 1993, respectively. Discount coupon book memberships represented 18%, 17% and 16% of consolidated revenues for the fiscal years ended January 31, 1995, 1994 and 1993, respectively. For the fiscal quarter ended July 31, 1995, individual, wholesale and discount coupon program memberships represented 70%, 13% and 17% of revenues, respectively. Membership revenue is recorded net of anticipated cancellations.


    In January 1995, CUC International acquired all of the outstanding capital stock of Essex Corporation and its subsidiaries ("Essex") in exchange for the payment of cash and the issuance of shares of CUC International Common Stock. The former shareholders of Essex may receive additional payments over the three years next following the closing date of the acquisition based on the achievement of certain earnings growth objectives. Based on projections of the earnings growth of Essex prepared by management of CUC International and the earn-out formula contained in the definitive stock purchase agreement pursuant to which CUC International acquired all of the outstanding capital stock of Essex, management of CUC International believes that payments to such shareholders aggregating in excess of $30 million would be extremely remote.

Recent Developments.

    In June 1995, CUC International acquired all of the outstanding capital stock of Getko for approximately 3,700,000 shares of CUC International Common Stock. Getko distributes complimentary welcoming packages to new homeowners throughout the United States. The acquisition was accounted for as a pooling-of-interests.

    In September 1995, CUC International effected the merger of Fresh Air Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of CUC International ("FAAC"), with and into NAOG, a Minnesota corporation, pursuant to an Agreement and Plan of Merger dated August 17, 1995, as amended on September 1, 1995, among CUC International, FAAC and NAOG. The merger was accounted for as a pooling-of-interests. NAOG owns one of the largest private, for-profit hunting and general interest fishing membership organizations in America, the North American Hunting Club and the North American Fishing Club. In addition, NAOG owns a third club, the Handyman Club of America.

    For a more detailed description of the business and properties of CUC International, see the descriptions thereof set forth in the CUC 10-K which is incorporated herein by reference.

    CUC International's executive offices are located at 707 Summer Street, Stamford, Connecticut 06901, and its telephone number is (203) 324-9261.

                INFORMATION CONCERNING ADVANCE ROSS CORPORATION

    The primary business of Advance Ross is the operation of a VAT refund system serving travelers shopping in Europe. This business is conducted primarily through Advance Ross' wholly owned subsidiary, ETS, and other European subsidiaries and operates under the logo "Tax-free for Tourists." ETS is the largest VAT refund service in Europe. Advance Ross acquired ETS on November 2, 1992.

    ETS' business is based upon serving: (i) travelers, through ETS' convenient, efficient and reliable VAT refunds, and (ii) retailers, by promoting the benefits of tax-free shopping, thereby enhancing the retailers' business and simplifying the retailers' administrative burden. ETS' business is also based upon: VAT's role as a vital component of the tax policy of most European (and other) countries, and tourism, international travel and retail being included among the world's largest industries.

    ETS began its operations in 1980 in Sweden. Since then, ETS has expanded throughout Europe and currently provides VAT refunds in 20 European countries at refund points at most international airports, ferry terminals and border crossings.

    Advance Ross also designs, manufactures and installs electrostatic precipitators for industrial pollution control purposes through its subsidiary, PPC, located in Longview, Texas. PPC also designs and installs patented biofiltration pollution control installations. PPC represented about 14% and 13% of Advance Ross' net sales and services in fiscal 1994 and 1993, respectively.

    For a more detailed description of the businesses and properties of Advance Ross, see the descriptions thereof set forth in Advance Ross' 10-K which is incorporated herein by reference.

    The executive offices of Advance Ross are located at 233 South Wacker Drive, Suite 9700, Chicago, Illinois 60606-6502, and its telephone number is (312) 382-1100.

                                  THE MEETING

GENERAL
    This Proxy Statement/Prospectus is being furnished to holders of shares of Advance Ross Common Stock in connection with the solicitation of proxies by the Advance Ross Board of Directors for use at the Meeting to be held on January 10, 1996, at the LaSalle Bank Building, Room 1204, 135 South LaSalle Street, Chicago, Illinois, convening at 10:00 a.m., local time, and at any adjournments or postponements thereof.


    This Proxy Statement/Prospectus also includes and constitutes the Prospectus of CUC International filed with the Commission as part of its Registration Statement under the Securities Act relating to the shares of CUC International Common Stock issuable in the Merger. This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to holders of Advance Ross Common Stock on or about December 8, 1995.

MATTERS TO BE CONSIDERED AT THE MEETING
    At the Meeting, holders of shares of Advance Ross Common Stock will be requested to consider and vote upon a proposal to adopt the Merger Agreement and such other business as properly may come before the Meeting or any adjournments or postponements thereof.

    THE ADVANCE ROSS BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF ADVANCE ROSS AND ITS STOCKHOLDERS, UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT (AND THE TRANSACTIONS CONTEMPLATED THEREBY), AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ADVANCE ROSS COMMON STOCK VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. SEE "BACKGROUND OF THE MERGER," "-- REASONS FOR THE MERGER" AND "--RECOMMENDATION OF ADVANCE ROSS' BOARD OF DIRECTORS."

    Holders of shares of Advance Ross Common Stock will not be entitled to appraisal rights as a result of the Merger.

RECORD DATE; QUORUM; VOTING AT THE MEETING
    The Advance Ross Board of Directors has fixed December 6, 1995 as the Record Date. Accordingly, only holders of record of shares of Advance Ross Common Stock at the Record Date will be entitled to notice of and to vote at the Meeting. At the Record Date, there were 7,089,627 shares of Advance Ross Common Stock outstanding and entitled to vote, and approximately 3,150 holders of record. Each holder of record of shares of Advance Ross Common Stock on the Record Date is entitled to cast one vote per share in respect of the proposal to adopt the Merger Agreement and the other matters, if any, properly submitted for the vote of such holders, either in person or by proxy, at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Advance Ross Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting.


    At the Record Date, 16,923 shares of Advance Ross Preferred Stock were issued and outstanding. Holders of these shares are not entitled to vote at the Meeting.

    Adoption by holders of Advance Ross Common Stock of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Advance Ross Common Stock entitled to vote thereon at the Meeting.

    At September 30, 1995, the executive officers and directors (including the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, and the Vice President and Chief Financial Officer) of Advance Ross as a group (eight persons) owned approximately 2.9% of the outstanding Advance Ross Common Stock. Each of such persons has agreed to vote his shares of Advance Ross Common Stock at the Meeting "FOR" adoption of the Merger Agreement. See "Stockholders Agreement."


    In addition, Allen & Company and certain of its officers and employees owned at the Record Date 306,500 (or approximately 4.3%) of the outstanding shares of Advance Ross Common Stock and the Warrant, which currently is exercisable for the purchase of up to 480,000 shares (or approximately

6.3%) of the Advance Ross Common Stock at an exercise price per share of $2.375. Allen & Company has informed Advance Ross that it intends to vote all of the shares of Advance Ross Common Stock which it directly owns at the Record Date "FOR" adoption of the Merger Agreement and has agreed to certain restrictions on its ability to sell or otherwise transfer the shares of Advance Ross Common Stock beneficially owned by it, provided that the Advance Ross Board of Directors has not withdrawn its recommendation "FOR" adoption of the Merger Agreement. See "The Merger--Opinion of Advance Ross' Financial Advisor; Interest of Certain Persons in the Merger" and "Ownership of Advance Ross Common Stock by Certain Beneficial Owners and Management."

PROXIES
    This Proxy Statement/Prospectus is being furnished to holders of Advance Ross Common Stock in connection with the solicitation of proxies by and on behalf of the Board of Directors of Advance Ross for use at the Meeting.

    Shares of Advance Ross Common Stock represented by properly executed proxies received at or prior to the Meeting that have not been revoked will be voted at the Meeting in accordance with the instructions contained therein. Shares of Advance Ross Common Stock represented by properly executed proxies for which no instruction is provided will be voted "FOR" adoption of the Merger Agreement. Holders of Advance Ross Common Stock are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for such purpose to ensure that their shares are voted. Any holder of Advance Ross Common Stock who so desires may revoke his or its proxy at any time prior to the time it is exercised by (i) providing written notice to such effect to the Secretary of Advance Ross, (ii) duly executing a proxy bearing a date subsequent to that of a previously furnished proxy, or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend the Meeting in person need not revoke their proxy (if previously furnished) and vote thereat in person.

    If the Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the initial convening of the Meeting (except for any proxies that theretofore effectively have been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

    If any other matters properly are presented at the Meeting for consideration, including among other things, consideration of a motion to adjourn the Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    Advance Ross will bear the cost of soliciting proxies from the holders of Advance Ross Common Stock, including the cost of preparing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, directors, officers and employees of Advance Ross may solicit proxies by telephone, facsimile transmission or otherwise. Such directors, officers and employees of Advance Ross will not be specially compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of Advance Ross Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. Advance Ross has retained Chemical Mellon Shareholder Services at an estimated cost of approximately $5,500, plus reimbursement of out-of-pocket expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares of Advance Ross Common Stock held of record by such custodians, nominees and fiduciaries, and Advance Ross will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

IN CONNECTION WITH THE MEETING, HOLDERS OF ADVANCE ROSS COMMON STOCK SHOULD NOT
     RETURN TO ADVANCE ROSS ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

BACKGROUND OF THE MERGER

    The timing, terms and conditions of the Merger Agreement are the result of arm's-length negotiations between representatives of CUC International and Advance Ross. Set forth below is a summary of the background of these negotiations.

    Prior to November 2, 1992, Advance Ross' primary business was designing, manufacturing and installing pollution control equipment. On November 2, 1992, through the acquisition of ETS, which operates under the logo "Tax-free for Tourists," Advance Ross' primary business became the operation of a VAT refund system serving travelers shopping in Europe. ETS currently is the largest VAT refund service in Europe.

    Since the acquisition and integration of ETS, Advance Ross' strategy has been to enhance stockholder value by broadening ETS' operations and by expanding the business of Advance Ross generally, through selective acquisitions, in niche tourism-, travel- and retail-related service sectors.

    In 1993, at a meeting between representatives of Allen & Company and CUC International at which various topics and business opportunities were discussed, representatives of Allen & Company made CUC International aware of Advance Ross. Allen & Company indicated that there may be commercial opportunities advantageous to both CUC International and Advance Ross which might merit consideration and, in that connection, Allen & Company provided CUC International with publicly available general information about Advance Ross and its business. Allen & Company did not approach CUC International with the intention to seek or recommend any sale, merger or reorganization of Advance Ross.

    In April 1994, Harve A. Ferrill, Advance Ross' Chairman and Chief Executive Officer, was introduced to Walter A. Forbes, Chairman and Chief Executive Officer of CUC International, by Richard L. Fields, a Managing Director of Allen & Company, Advance Ross' financial advisor. Mr. Forbes stated CUC International's interest in exploring the potential acquisition of Advance Ross in a strategic business combination. Mr. Ferrill indicated to Mr. Forbes that he was not interested in such a transaction because the then-current price per share of Advance Ross Common Stock was well below what he believed to be its true value. Mr. Ferrill and Mr. Forbes then discussed a small marketing opportunity between Advance Ross and CUC International which eventually was pursued. See "-- Material Contacts Between Advance Ross and CUC International."

    In April 1995, Harold E. Guenther, a director of Advance Ross, met Mr. Forbes, who expressed to Mr. Guenther CUC International's interest in exploring the possible acquisition of Advance Ross by means of a merger or similar business combination transaction. Mr. Guenther suggested to Mr. Forbes that he discuss the possibility of such a transaction with Mr. Ferrill and Mr. Fields.

    During the ensuing two weeks, Mr. Forbes participated in several preliminary conversations with Mr. Fields in which Mr. Fields stated that Advance Ross was not interested in pursuing a business combination at that time because management believed that Advance Ross' long-term prospects were better served if Advance Ross were to remain an independent public company and pursue management's strategic business plan. Mr. Fields did mention, however, that in his view, and without any authorization from Advance Ross to negotiate or to substantively discuss the terms of any potential business combination, if such a transaction were to proceed it would need to include consideration to holders of Advance Ross Common Stock having a value of at least $25 per share. Mr. Forbes reiterated CUC International's interest regarding a possible acquisition of Advance Ross by CUC International. No discussions of the specific terms, timing or structure of such an acquisition occurred at this time.

    In late May 1995, Mr. Forbes called Mr. Ferrill and requested an opportunity to meet with representatives of Advance Ross' management to better understand its business. On June 13, 1995, Mr.

Forbes and Jeffrey E. Epstein, a Senior Vice President of CUC International, met with Mr. Ferrill and Paul G. Yovovich, the President and Chief Operating Officer and a director of Advance Ross, at Advance Ross' executive offices in Chicago, Illinois. At that meeting, Mr. Ferrill reiterated that because the then- current $12.50 price per share of the Advance Ross Common Stock was well below what he believed to be its intrinsic value, he did not believe it was in the best interests of Advance Ross and its stockholders for management to pursue a strategic business combination at that time. Mr. Ferrill did, however, inform Mr. Forbes that, in his view, a merger offering consideration with a total value of at least $25 per share of Advance Ross Common Stock could be a starting point for substantive discussions regarding such a transaction.

    In early July 1995, Messrs. Ferrill, Fields and Forbes continued preliminary discussions regarding a potential strategic business combination. Mr. Ferrill emphasized that merger consideration of at least $25 per share of Advance Ross Common Stock would have to be the starting point before he could recommend to the Advance Ross Board of Directors the commencement of negotiations for an acquisition.

    At a meeting of the Advance Ross Board of Directors held on August 1, 1995, Mr. Ferrill indicated that preliminary discussions with CUC International regarding a possible business combination had been held and were continuing and asked Mr. Fields and Mr. Yovovich to prepare a presentation of Advance Ross' prospects to be presented to CUC International as part of the process of exploring a possible business combination. During the ensuing four-week period, Messrs. Ferrill, Yovovich and Randy M. Joseph, the Vice President and Chief Financial Officer of Advance Ross, worked with Mr. Fields and representatives of Allen & Company to prepare an analysis of the prospects of Advance Ross (the "Allen & Company Analysis"). Allen & Company prepared the Allen & Company Analysis as part of its engagement and was not paid separately for such work. The Allen & Company Analysis was not used to prepare the fairness opinion. The Allen & Company Analysis was presented to Mr. Forbes, E. Kirk Shelton, President and Chief Operating Officer, Cosmo Corigliano, Senior Vice President and Chief Financial Officer, and Kelly E. Green, Senior Vice President, each of CUC International, on August 30, 1995.


    To facilitate the review process for a potential strategic combination between CUC International and Advance Ross, on August 23, 1995, such parties entered into the Confidentiality Agreement, which contains, among other things, certain "standstill" provisions in the event a transaction between the two companies is not consummated. Specifically, CUC International has agreed that for the two-year period ending August 23, 1997, without the prior written consent of the Board of Directors of Advance Ross, it will not, directly or indirectly, seek, offer or propose to effect, or participate in or assist any other person to seek, offer or propose to effect, certain business combinations and acquisitions of Advance Ross securities, including, without limitation, mergers, tender or exchange offers, any recapitalization, restructuring, liquidation or dissolution of Advance Ross, or any other similar extraordinary corporate transactions.

    Pursuant to the Confidentiality Agreement, Allen & Company provided the Allen & Company Analysis to CUC International for its consideration in connection with the proposed business combination with Advance Ross. The Allen & Company Analysis included: (i) background and historical information concerning Advance Ross and its subsidiaries and their respective business, operations and ownership; (ii) consolidated historical financial information concerning Advance Ross; (iii) projections of the financial results of Advance Ross and its subsidiaries; and (iv) a description and analysis of the potential business combination of CUC International and Advance Ross.


    Non-public information contained in the Allen & Company Analysis included, among other items: (i) projected income statements, balance sheets, cash flow statements and profit margin analyses for Advance Ross and certain of its subsidiaries through December 31, 1997 (based on management's assumption that Advance Ross' sales growth and margins will remain generally consistent with

Advance Ross' historical sales growth and margins over the past three years);
(ii) historical and pro forma projected financial information regarding Advance Ross and its subsidiaries, restated to reflect certain adjustments made in respect of Advance Ross' minority ownership of certain of its subsidiaries;
(iii) a narrative discussion of matters related to the VAT refund industry generally and Advance Ross' market position in that industry; (iv) an overview of potential acquisitions considered by Advance Ross; (v) estimates of cost synergies and other benefits which might be achieved in a business combination of Advance Ross and CUC International; (vi) calculations involving the potential business combination of Advance Ross and CUC International, and estimated pro forma income of Advance Ross and CUC International on a combined, consolidated basis; (vii) a statistical presentation of the operations of Advance Ross' VAT refund business; (viii) information concerning the ownership of Advance Ross Common Stock and Advance Ross Preferred Stock, including options to purchase shares of Advance Ross Common Stock and the Warrant; (ix) information concerning the capital structure of Advance Ross and the value of Advance Ross (including information about Advance Ross' equity capitalization); and (x) a description and analysis of certain Advance Ross corporate expenses.


    Based on management's review of the Allen & Company Analysis and the results of its own review of Advance Ross' business and prospects, in early September 1995, CUC International delivered to Messrs. Ferrill and Yovovich an informal proposal providing for the merger of a wholly owned subsidiary of CUC International with and into Advance Ross, with Advance Ross as the surviving corporation in such merger, and the tax-free exchange of 5/6 of a share of CUC International Common Stock for each outstanding share of Advance Ross Common Stock. It was understood by Advance Ross that such proposal was preliminary in nature and subject to, among other things, (i) review by CUC International's management, legal counsel and financial personnel of the terms, structure and timing of the proposed transaction, (ii) the satisfactory completion of due diligence with respect to the business, operations and financial results of Advance Ross, (iii) the likelihood that a strategic business combination could be effected on a tax-free basis and accounted for by CUC International as a pooling-of-interests, (iv) the ability to complete a transaction promptly and, in any case, not later than January 31, 1996, and (v) the effect of a strategic business combination with Advance Ross on CUC International's relationship with European retailers and the costs and other synergies to be achieved by such a business combination.

    On September 6, 1995, the Board of Directors of Advance Ross, consisting of Mr. Ferrill, Mr. Yovovich, Duane R. Kullberg, Thomas J. Peterson, Roger E. Anderson, Mr. Guenther and Herbert S. Wander, a director and a partner of Katten Muchin & Zavis, legal counsel to Advance Ross, met to discuss and review the details of CUC International's proposal (the "September 6, 1995 Meeting"). Mr. Fields was invited to attend the meeting to provide financial advice with respect to business combination transactions in general and with respect to the potential strategic business combination transaction with CUC International. Mr. Fields was joined by Kim M. Morgan, a Vice President of Allen & Company.

    Mr. Fields reviewed with the Advance Ross Board of Directors the Allen & Company Analysis that had been presented to CUC International on August 30, 1995, including management's financial projections for Advance Ross' fiscal years ending on December 31, 1995, 1996 and 1997 (based on management's assumption that Advance Ross' sales growth and margins will remain generally consistent with Advance Ross' historical sales growth and margins over the past three years). Such projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding financial forecasts. In addition, Allen & Company was informed that the projections were based upon a variety of assumptions relating to Advance Ross' business which, although considered reasonable by Advance Ross' management, may not be realized, and were subject to significant uncertainties and contingencies, many of which are beyond the control of Advance Ross.


    Preliminary information with respect to CUC International was presented, including, among other things, the CUC 10-K, CUC International's Annual Report on Form 10-K for the fiscal year ended

January 31, 1994, CUC International's Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 1995, April 30, 1995, October 30, 1994, July 31, 1994 and April 30, 1994, respectively, proxy statements relating to annual meetings of holders of CUC International Common Stock held on June 7, 1995 and June 8, 1994, and certain other public filings and analysts' reports with respect to CUC International, the anticipated effects of a strategic business combination of Advance Ross and CUC International, which were prepared by Messrs. Ferrill, Yovovich, Joseph, Fields and representatives of Allen & Company as part of the Allen & Company Analysis, and the recent trading prices of the Advance Ross Common Stock in relation to the recent trading prices of the CUC International Common Stock.


    At the September 6, 1995 Meeting, CUC International's agreement to issue in the proposed Merger 5/6 of a share of CUC International Common Stock for each share of Advance Ross Common Stock was discussed, and it was emphasized that this ratio was based, in part, on the minimum $25 per share consideration offered in respect of the Advance Ross Common Stock which Messrs. Ferrill and Fields repeatedly had indicated to Mr. Forbes would be required, and, in part, on the market price of CUC International Common Stock, which was approximately $30 during the time of such discussions. It was noted that on September 6, 1995, shares of CUC International Common Stock were trading at an average price of $33.75 per share and shares of Advance Ross Common Stock were trading at an average price of $18.625 per share. Based on this information, Messrs. Ferrill and Fields concluded that an exchange ratio of 5/6 of one share of CUC International Common Stock for each share of Advanced Ross Common Stock was attractive and represented a substantial premium to the current market price of the Advance Ross Common Stock and should be considered by the Advance Ross Board of Directors. They also noted that, at then-current market prices, holders of Advance Ross Common Stock would receive a value of approximately $28 per share of Advance Ross Common Stock. Mr. Ferrill reviewed with the directors materials which summarized the market share information and valuation multiples based upon Advance Ross' current and projected operating performance for the 1995, 1996 and 1997 fiscal years.


    After the presentation, the directors discussed CUC International's proposal in detail. Mr. Anderson stated that, in his view, the transaction offered CUC International significant opportunities for cost savings and other synergies. Mr. Kullberg discussed what he perceived to be the options available to Advance Ross, which included pursuing management's business plan or effecting a strategic business combination transaction in which the holders of Advance Ross Common Stock could exchange their ownership in Advance Ross for equity ownership in a larger, more liquid company which would offer them an investment in a more diverse business base. Mr. Ferrill stated that management actively had been looking for acquisitions but had no strong near-term prospects. He added that there was significant opportunity for expanding the ETS business outside of Europe, especially into Asia, but that many of the benefits from such an expansion would be long-term. Furthermore, Mr. Ferrill stated that the proposed transaction with CUC International would offer diversity to holders of Advance Ross Common Stock in the travel, tourism and retail businesses. Messrs. Ferrill and Yovovich then discussed the benefits and detriments of a strategic business combination with CUC International. They reviewed CUC International's business and financial condition generally, and concluded that CUC International had the ability and expertise to proceed with the proposed transaction promptly. Moreover, it was noted that CUC International was the only party that had approached Advance Ross regarding a potential strategic business combination transaction and that prior to such contact, management had not contemplated the sale of Advance Ross.

    A discussion then followed about conducting an auction of Advance Ross. Some directors voiced concern about an auction because they believed it would be extremely disruptive to the management and operation of Advance Ross' business. Moreover, the directors believed that CUC International had made a bona fide, preemptive proposal to acquire Advance Ross (offering a substantial premium to stockholders) and, if a subsequent auction were held and no higher bid were obtained, such proposal might be withdrawn to the detriment of Advance Ross' stockholders. Accordingly, the directors determined that an auction was not advisable but that any merger agreement with CUC International should permit other potential buyers to submit and the Board an opportunity to review a higher competing offer and that before voting to approve or disapprove of any business combination with CUC International, the Board of Directors should receive an opinion and detailed presentation from Allen & Company or another nationally recognized investment banking firm as to the fairness of the consideration to be received in the transaction by stockholders, from a financial point of view.

    Following this discussion, it was agreed by all parties that neither management nor the Board would solicit any other offers at that time. However, if presented, a superior, bona fide offer would be fully and fairly considered by the Advance Ross Board. In addition, at the request of CUC International, the appropriateness of a termination fee also was discussed. Under appropriate circumstances, particularly if it did not foreclose other bidders from submitting bona fide, competing proposals, the Board believed that provision for such a fee could be included in any definitive agreement with CUC International.

    At the conclusion of the September 6, 1995 Meeting, the Board authorized management to negotiate with CUC International and to instruct Allen & Company to pursue discussions with CUC International. Among the factors considered by the Board in authorizing management to negotiate with CUC International was the prospect that a strategic business combination with CUC International would enable Advance Ross' stockholders to continue as investors in a combined company that would have the financial resources, diversification and liquidity for sustained growth. The Board also expressed the view that it should meet with CUC International's senior management and commence and complete its due diligence with respect to CUC International as promptly as possible.

    Mr. Ferrill then advised Mr. Forbes of Advance Ross' willingness to conduct substantive negotiations regarding a strategic business combination of the two companies. On September 7, 1995, a draft of the Merger Agreement was submitted by CUC International's attorneys for consideration by Advance Ross' management and financial and legal advisors. During the next several weeks, a number of meetings and telephone calls were held between Advance Ross' management and CUC International's management, and between their respective financial and legal advisors, which focused on, among other things, the specific terms, timing and structure of the potential merger and the potential cost and other synergies that could be realized from a strategic business combination between the two companies.

    In late September 1995, CUC International and Advance Ross agreed to proceed with due diligence reviews of the other and agreed that the definitive Merger Agreement should provide for a merger of the two companies in a tax-free exchange and that the transaction would be structured so as to be treated for accounting and financial reporting purposes as a pooling-of-interests. It was further agreed that the Merger terms would be subject to (i) completion by CUC International of its due diligence review of the Allen & Company Analysis and completion by Advance Ross of its review of CUC International's business and operations, (ii) the negotiation and execution of the draft Stockholders Agreement between CUC International and Advance Ross' executive officers and directors who owned Advance Ross Common Stock, pursuant to which such individuals would agree to vote their shares for adoption of the Merger, and
(iii) the approval of the respective Boards of Directors of CUC International and Advance Ross. See "The Merger Agreement--Conditions."

    From the end of September through the first week of October 1995, due diligence reviews were conducted and the parties continued to negotiate the terms of the draft Merger Agreement and draft Stockholders Agreement.

    Advance Ross' Board of Directors next met during the afternoon of Monday, October 16, 1995 and again on Tuesday, October 17, 1995. Mr. Fields and John G. Hall of Allen & Company, as well as Mr. Joseph and members of ETS' senior management were present for portions of the October 16, 1995 meeting. Mr. Forbes and Christopher K. McLeod, an Executive Vice President of CUC International, also were invited to attend a portion of such meeting to make a presentation about CUC International. In addition, Advance Ross' attorneys, Katten Muchin & Zavis, were invited to attend such meeting.

    The October 16, 1995 meeting began with a brief discussion of the history of discussions between Advance Ross and CUC International. Mr. Ferrill and Mr. Yovovich also discussed the terms of proposed employment agreements to be entered into at the Effective Time with Messrs. Ferrill, Yovovich, Joseph and William M. Fisher. See "--Interests of Certain Persons in the Merger-- Employment Agreements."

    Mr. Ferrill then reviewed the economic terms of the proposed Merger, noting particularly that the Exchange Ratio was subject to adjustment if the Average Stock Price falls below $30.00 per share or exceeds $38.00 per share. It was noted that this gave the transaction a value of between $25.00 and $31.67 per share of Advance Ross Common Stock outstanding. Mr. Ferrill added that in early July 1995, when he and Mr. Forbes discussed the possible merger, Advance Ross Common Stock was trading at $13.50 per share and CUC International Common Stock was trading at approximately $30.00 per share. Accordingly, the Exchange Ratio would have provided an approximately 85% premium to stockholders at that time. Mr. Ferrill also noted that CUC International Common Stock had been trading at approximately $35.00 to $36.00 per share during the two week period prior to the October 16 meeting and, in view of the recent average price per share of the Advance Ross Common Stock of $16.50, each share of Advance Ross Common Stock would be valued at between $29.17 and $30.00 representing a premium of between approximately 77% and 82%.

    A discussion then ensued with respect to the "ancillary" documents to be executed in connection with the Merger, the treatment of the Advance Ross Preferred Stock in the Merger and the circumstances under which Advance Ross would be obligated to pay a termination fee to CUC International. It was noted that all Options and the Warrant would be assumed by CUC International in the Merger. See "--Treatment of Stock Options and the Warrant."

    The Board also discussed the appropriateness of Allen & Company's providing a fairness opinion in view of their interests in the Merger (and the transactions contemplated hereby) and after discussion thereof unanimously determined to retain Allen & Company to furnish such an opinion. See "-- Opinion of Advance Ross' Financial Advisor," "--Interests of Certain Persons in the Merger" and "Ownership of Advance Ross Common Stock by Certain Beneficial Owners and Management."

    Mr. Forbes and Mr. McLeod then made a general presentation to the Advance Ross Board of Directors on the business of CUC International, including its services, products, strengths and growth strategies, and selected historical financial highlights.

    Mr. Fields and Mr. Hall of Allen & Company then made a presentation with respect to the fairness to stockholders of the consideration to be received by such holders in the transaction, from a financial point of view. Mr. Fields next reviewed with the Board, among other things, historical and recent financial results of CUC International and presented Allen & Company's analysis of the economic terms of the proposed business combination. Finally, Mr. Fields and Mr. Hall advised the Advance Ross Board of Directors that Allen & Company was of the opinion that the consideration to be received in the proposed merger by holders of Advance Ross Common Stock was fair, from a financial point of view, to such holders, and that Allen & Company would be issuing a written opinion to that effect following the conclusion of the October 16, 1995 Board meeting. A copy of Allen & Company's opinion is attached as Annex C to this Proxy Statement/Prospectus. See "The Merger--Opinion of Advance Ross' Financial Advisor; Recommendation of Advance Ross Board of Directors."

    Following Allen & Company's presentation, the Board adjourned the meeting and reconvened on Tuesday, October 17, 1995 to resume its deliberations with respect to the proposed Merger. Mr. Fields, Mr. Joseph and representatives of Katten Muchin & Zavis also were present at this meeting. At the continuation of the meeting, the draft Merger Agreement (which was substantially in final form) was reviewed by the directors. The directors discussed the fairness of the proposed strategic business combination to the holders of Advance Ross Preferred Stock and determined that, in view of the absence of any active trading market for the Advance Ross Preferred Stock and the significant premium in relation to the most recent reported sale price of the Advance Ross Preferred Stock of $13.50 per share, that the offer was fair to the holders of Advance Ross Preferred Stock. The directors then concluded that Allen & Company should opine as to the fairness of the consideration to be received in the Merger by the holders of Advance Ross Preferred Stock from a financial point of view. See "The Merger--Opinion of Advance Ross' Financial Advisor, Recommendation of Advance Ross Board of Directors."

    The Advance Ross directors also noted that the Advance Ross Preferred Stock could be redeemed upon 30 days written notice in whole or in part at any time at the option of Advance Ross upon the payment of the Redemption Price. It was further noted that under Delaware law the Advance Ross Preferred Stock could be converted, as part of the Merger, into shares of CUC International Common Stock without a vote of the holders of the Advance Ross Preferred Stock. The Advance Ross directors concluded that conversion of the Advance Ross Preferred Stock into shares of CUC International Common Stock having a value, determined in accordance with the Merger Agreement, equal to the Redemption Price was fair and appropriate.


    Much discussion ensued with respect to the non-solicitation (or "no-shop") provisions of the Merger Agreement. The Advance Ross Board stated its belief that although Advance Ross had not conducted an auction, in view of the substantial premium the stockholders of Advance Ross were to receive in the proposed merger, potential disruption to management and to the operations of Advance Ross' business from an auction, the risk that CUC International might withdraw from the transaction, and that the draft Merger Agreement provides the Board with the flexibility to respond to bona fide, competing transaction proposals, subject to the payment of certain termination (or "break-up") fees (see "The Merger Agreement--Termination--Effect of Termination and Abandonment"), entering into the Merger Agreement, in lieu of conducting such an auction, was appropriate.

    The Board then determined that the Merger was fair to and in the best interests of Advance Ross and its stockholders. The reasons for this determination, included, among other things, that the Merger offered stockholders the opportunity to receive a significant premium over the recent and historical market prices of the stock, afforded such holders increased liquidity for their shares, offered stockholders the opportunity to participate in the potential future growth of a company which has greater financial resources, a larger market capitalization and more diverse business operation, and was structured so as to be tax-free to such holders.

    After further deliberation, the Advance Ross Board unanimously approved the Merger and the Merger Agreement with CUC International, authorized management to finalize negotiations of and to execute the Merger Agreement and recommended its adoption by the holders of Advance Ross Common Stock. The Board also approved the draft Stockholders Agreement that CUC International proposed to enter into with certain holders of Advance Ross Common Stock.

    At a special meeting of the Board of Directors of CUC International held on October 12, 1995, the directors, by unanimous vote of the directors present, determined that the terms of the Merger (including the issuance of shares of CUC International Common Stock pursuant thereto) were fair to and in the best interests of CUC International and the holders of CUC International Common Stock, and approved the Merger Agreement and authorized the execution and delivery thereof and the performance of the transactions contemplated thereby.

    The Merger Agreement was executed by the parties as of October 17, 1995, and a joint press release was issued on October 18, 1995 announcing the proposed Merger. A copy of the Merger Agreement is attached to this Proxy
Statement/Prospectus as Annex A, which should be read carefully and in its entirety.

REASONS FOR THE MERGER

    CUC International. CUC International's Board of Directors believes that the business combination with Advance Ross will further CUC International's long-term strategic objectives by strengthening CUC International's presence in Europe and by providing it with access to Advance Ross' relationships with European retailers in connection with CUC International's other services.

    In reaching its conclusions, the CUC International Board of Directors considered, among other things: (i) information concerning the financial performance, condition and business operations of each of Advance Ross and CUC International and the results of its due diligence investigation of Advance Ross; and (ii) the proposed terms, timing and structure of the Merger (and the transactions contemplated thereby). Although the shares of CUC International Common Stock to be issued in the Merger will dilute (by approximately 3.2%) the voting power of current holders of CUC International Common Stock, the Board of Directors of CUC International believes that this dilution is offset by the benefits to be attained by CUC International as a result of the Merger.

    Advance Ross. The Board of Directors of Advance Ross believes that the terms of the Merger are fair to and in the best interests of Advance Ross and its stockholders, and unanimously has approved the Merger. In its evaluation, the directors considered a number of factors, including the following:

    . The Merger provides Advance Ross stockholders with CUC International
      Common Stock in a tax-free exchange at a substantial premium over the current and historical market prices for shares of their stock;

    . The Merger enables Advance Ross stockholders to own shares in CUC
      International, which is a company with more diverse businesses and markets than those of Advance Ross, which is engaged almost exclusively in the VAT refund business; and, at the same time, the Merger provides Advance Ross stockholders with the opportunity to continue to participate in the long-term growth and appreciation of the Advance Ross' VAT refund business through their continued ownership interest in CUC International;

    . The larger trading volume of shares of CUC International Common Stock compared to the trading volume of the Advance Ross Common Stock and absence of an active trading market for the Advance Ross Preferred Stock provides Advance Ross stockholders with greater liquidity in their investment than they presently have in respect of their shares of stock;

    . Advance Ross' future success as a stand-alone entity depends, to a significant extent, on its ability to access capital and identify and make strategic acquisitions of companies to increase its growth and enhance its long-term value, and no such potential acquisitions are foreseen in the near future. See "-- Background of the Merger;"

    . CUC International has the financial resources, willingness and expertise to complete a strategic business combination with Advance Ross, which requires, in addition to payment of the merger consideration, the assumption of all outstanding Advance Ross borrowings and the Options and the Warrant; a business combination with Advance Ross would provide CUC International with unique synergies; CUC International is willing to pay a substantial premium for shares of Advance Ross Common Stock and expenditure of substantial resources by Advance Ross would be required to identify other potential merger candidates and familiarize such candidates with Advance Ross' unique VAT business before a transaction might be negotiated; and in such case there still would be no certainty that Advance Ross would succeed in identifying a potential purchaser that would be willing to acquire Advance Ross on terms that, from a financial point of view, would be superior to the terms of the Merger;

    . If any third party acquiror is or prior to the Effective Time becomes, interested in acquiring Advance Ross, the Merger Agreement permits the Advance Ross Board of Directors to consider a bona fide, unsolicited acquisition proposal from such third party and, if such proposal is determined to be superior to the Merger, Advance Ross is permitted to enter into negotiations with that company and recommend its approval to holders of Advance Ross Common Stock, subject to a one-time payment of up to $5.0 million in termination fees to CUC International under certain circumstances;

    . Information with respect to the financial condition and business of CUC
      International, including, among other things, CUC International's recent and historical stock and earnings performance, the demonstrated ability of CUC International to successfully implement its growth strategy, and the ability of CUC International to access the capital markets and its stated commitment to expanding Advance Ross' VAT refund business;

    . The Exchange Ratio is subject to adjustment, as provided in the Merger
      Agreement, which offers Advance Ross stockholders protection by increasing the Exchange Ratio if the price of CUC International Common Stock falls below a certain threshold level. See "The Merger -- Background of the Merger;" and

    . The opinion of Allen & Company that, as of October 16, 1995, the consideration to be received in the Merger by holders of Advance Ross Common Stock and Advance Ross Preferred Stock is fair to such holders, from a financial point of view.


    In the course of its deliberations, the Board of Directors of Advance Ross reviewed a number of additional factors relevant to the Merger, including principally: (i) the capital structure of CUC International; (ii) the financial presentation in connection with the original Allen & Company Analysis; (iii) the compatibility of the businesses of CUC International and Advance Ross; (iv) the financial analysis of Allen & Company prepared in connection with its fairness opinion; (v) reports from management and legal advisors on specific terms of the Merger Agreement, the Stockholders Agreement, the employment agreements and the agreements by affiliates of Advance Ross described in "The Merger--Accounting Treatment" to be entered into in connection with the Merger; (vi) the public information concerning the financial performance, condition, business operations and prospects of each of CUC International and Advance Ross presented at the September 6, 1995 Meeting; and (vii) the proposed terms, timing and structure of the Merger. For a discussion of many of the foregoing factors, see "-- Opinion of Advance Ross' Financial Advisor."


    The Board of Directors of Advance Ross also considered a number of potentially negative factors in its deliberations concerning the Merger, including, among other things: (i) the possibility of management disruption associated with the Merger and the risk that, despite the efforts of the combined company, key management personnel of Advance Ross might not continue their employment with the combined company; (ii) the possibility that certain of the operating economies of scale such as joint distribution and marketing and elimination of redundant administrative costs sought to be achieved as a result the Merger would not be obtained; (iii) Advance Ross' failure to be successfully integrated into CUC International; (iv) the fact that the CUC International Common Stock was trading at a multiple of approximately 46 times earnings in relation to the trading multiple of the Advance Ross Common Stock of 17 times earnings; (v) the downward adjustment to the Exchange Ratio if the Average Stock Price exceeds $38, thus capping the value holders of Advance Ross Common Stock would receive upon consummation of the Merger; and (vi) the loss of independence which would result from being a wholly owned subsidiary of CUC International.


    The foregoing discussion of the information and factors considered by the Advance Ross Board of Directors is not intended to be exhaustive but is intended to include the material factors considered by the directors. In the view of the wide variety of factors considered by the Advance Ross Board of Directors, the directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered and individual directors may have ascribed differing weights to different factors.

    After taking into consideration all of the factors set forth above, together with an analysis of the presentations of management, Allen & Company and legal counsel, the Board of Directors of Advance Ross unanimously determined that the Merger is fair to and in the best interests of Advance Ross and its stockholders and that Advance Ross should proceed with the Merger at this time.



RECOMMENDATION OF ADVANCE ROSS' BOARD OF DIRECTORS

    At a special meeting of the Advance Ross Board held on October 16, 1995 and continued on October 17, 1995, the directors unanimously determined that the Merger is fair to and in the best interests of Advance Ross and its stockholders, unanimously approved the Merger Agreement (and the transactions contemplated thereby), and unanimously recommended (and hereby unanimously recommend) that holders of Advance Ross Common Stock vote at the Meeting "FOR" adoption of the Merger Agreement.


    In making such determination, the Board considered the appropriateness of Allen & Company providing their fairness opinion in light of the fact that:
Allen & Company and certain of its officers and employees beneficially own an aggregate of 306,500 (or approximately 4.3%) of the outstanding shares of Advance Ross Common Stock and the Warrant which currently is exercisable for the purchase of up to 480,000 (or approximately 6.3%) of the Advance Ross Common Stock at an exercise price per share of $2.375, that as of October 17, 1995 the closing sale price per share of Advance Ross Common Stock as reported on the NASDAQ Stock Market based on published financial sources was $16.375, and that Allen & Company's fee in connection with the Merger will be approximately $4.0 million. See "The Merger--Opinion of Advance Ross' Financial Advisor."


    The Board then considered Allen & Company's familiarity with Advance Ross' unique business and its five-year representation of Advance Ross (pursuant to past financial advisory and investment banking engagements), the fact that no limitations were imposed on its engagement by and review of Advance Ross other than those which are customary in transactions such as the Merger, its expertise and integrity, and the Board's belief that Allen & Company's interests in the Merger as an owner of Advance Ross Common Stock and the Warrant outweighed any interest Allen & Company might have had with respect to its fee arrangement in connection with the Merger. Accordingly, the Board unanimously determined and believes that it is appropriate for Allen & Company to be engaged to act as Advance Ross' financial advisor with respect to the Merger and furnish to the Board an opinion as to the fairness, from a financial point of view, of the consideration to be received in the Merger by the holders of Advance Ross Common Stock and Advance Ross Preferred Stock.

OPINION OF ADVANCE ROSS' FINANCIAL ADVISOR

    At the meeting of the Advance Ross Board on October 16, 1995, Allen & Company delivered its oral opinion (confirmed in writing after the conclusion of such meeting) to the effect that, as of such date, the consideration to be received by holders of Advance Ross Common Stock and holders of Advance Ross Preferred Stock in the Merger was fair to such holders from a financial point of view.

    The full text of the written opinion of Allen & Company with respect to such stockholders is set forth as Annex C to this Proxy Statement/Prospectus and describes the assumptions made, matters considered and limits on the review undertaken. Holders of Advance Ross Common Stock are urged to read the opinion in its entirety. Allen & Company's opinion is directed only to the fairness, from a financial point of view, of the consideration which the holders of Advance Ross Common Stock and Advance Ross Preferred Stock will receive in the Merger and does not constitute a recommendation of the Merger over other courses of action that may be available to Advance Ross or constitute a recommendation to any holder of Advance Ross Common Stock concerning how such holder should vote with respect to adoption of the Merger Agreement. The summary of the opinion of Allen & Company set forth as Annex C to this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinion, Allen & Company: (i) reviewed the terms and conditions of the Merger Agreement; (ii) analyzed publicly available historical business and financial information relating to Advance Ross as presented in documents filed with the Commission, including the Advance Ross 10-K, the 1994 Annual Report to holders of Advance Ross Common Stock and Advance Ross' Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995; (iii) analyzed publicly available historical business and financial information relating to CUC International as presented in documents filed with the Commission, including the CUC 10-K, the 1995 Annual Report to holders of CUC International Common Stock and CUC International's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1995; (iv) reviewed certain non-public historical and financial information of Advance Ross, including financial and operating results; (v) reviewed certain financial forecasts and other budgetary data provided to it by Advance Ross relating to its business for its fiscal years ending December 31, 1995, December 31, 1996 and December 31, 1997; (vi) conducted discussions with certain members of the senior management of Advance Ross and CUC International with respect to the financial condition, business, operations, strategic objectives and prospects of Advance Ross and CUC International, respectively; (vii) reviewed and analyzed public information, including certain stock market data and financial information, relating to selected public companies that it deemed generally comparable to Advance Ross and CUC International, respectively; (viii) reviewed the trading history of Advance Ross Common Stock and CUC International Common Stock, including each company's respective performance in comparison to market indices and to selected companies in comparable businesses and the market reaction to selected public announcements regarding Advance Ross and CUC International; (ix) reviewed public financial and transaction information relating to merger and acquisition transactions that it deemed generally comparable to the Merger; and (x) conducted such other financial analyses and investigations as it deemed necessary or appropriate for the purposes of its opinion.

    In connection with its review, Allen & Company assumed and relied on the accuracy and completeness of the information it reviewed for the purpose of delivering its opinion and did not assume any responsibility for independent verification such information or for any independent valuation or appraisal of the assets of Advance Ross or CUC International. With respect to Advance Ross' financial forecasts, Allen & Company assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Advance Ross, and Allen & Company expressed no opinion with respect to such forecasts or the reasonableness of the assumptions on which they were based. Allen & Company's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and which could be evaluated as of, the date of its opinion. Allen & Company was not requested to, and did not, solicit third-party offers to acquire all or any part of Advance Ross or its securities. Allen & Company's opinion does not imply any conclusion as to the likely trading range of CUC International Common Stock following consummation of the Merger, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

    The following is a summary of the presentation made by Allen & Company to the Advance Ross Board of Directors in connection with the delivery of its fairness opinion:

    Transaction Overview. Allen & Company presented an overview of the proposed transaction, noting the strategic fit of combining a leading membership-based services provider such as CUC International with a travel related retail service provider such as Advance Ross. Allen & Company noted that the transaction, structured as a tax-free exchange and accounted for as a pooling-of-interests, would afford stockholders of Advance Ross the ability to continue their investment in the combined entity resulting from the Merger or, if they choose, to sell the CUC International Common Stock received by Advance Ross stockholders in the Merger. Allen & Company also noted that the combined operations of Advance Ross and CUC International should benefit from the ability to capitalize on CUC International's relationships in the financial services, travel and retail industries and its extensive distribution channels in expanding the VAT refund business.

    Allen & Company noted that the Merger Agreement provides that the Exchange Ratio is fixed at 5/6 of one share of CUC International Common Stock for each share of Advance Ross Common Stock if the Average Stock Price is between $30.00 and $38.00 and that the Exchange Ratio would be adjusted proportionately if the Average Stock Price falls outside of such range. Allen & Company stated that, based on the October 13, 1995 closing sale price of CUC International Common Stock as reported on the NYSE Composite Transactions, the per share value of the consideration payable to the holders of Advance Ross Common Stock was $30.21 (the "Current Offer Value"), an 83.1% premium based on the October 13, 1995 closing sale price of a share of Advance Ross Common Stock. In addition, the "collar" (i.e., the $30 to $38 Average Stock Price range) provided in the Merger Agreement created a range of per share consideration payable in the Merger of $25.00, based upon an Average Stock Price of $30.00 (the "Low Collar Price"), to $31.67, based upon an Average Stock Price of $38.00 (the "High Collar Price"), resulting in a premium range of 51.5% to 91.9% based on the October 13, 1995 closing sale price of a share of Advance Ross Common Stock.

    Allen & Company analyzed the total enterprise value (the value of all equity securities, plus long-term debt, less cash) of Advance Ross as of October 13, 1995 to the total enterprise values based on the ranges of consideration payable to the holders of Advance Ross Common Stock pursuant to the Merger, resulting from potential changes to the market price of CUC International Common Stock. This analysis indicated an enterprise value of Advance Ross of $139.7 million without giving effect to the Merger, as compared to $269.7 million based on the Current Offer Value. In addition, this analysis provided a range of enterprise value from $220.3 million at the Low Collar Price to $283.6 million at the High Collar Price, reflecting the potential variation in the market price of the CUC International Common Stock from October 13, 1995 through the time the definitive merger consideration was fixed.

    Overview of Advance Ross. Allen & Company presented an overview of Advance Ross, focusing particularly on its ETS business. Allen & Company noted the leadership position of this line of business and growth prospects in both its existing markets and potential new markets, and that Advance Ross'

VAT refund business has been able to capitalize on its well known trademark to establish a pan-European presence with expansion potential.

    Allen & Company reviewed Advance Ross' historical and estimated operating results for the four fiscal years ending December 31, 1995, noting particularly Advance Ross' self-estimated earnings per share ("EPS") for 1995, compared to EPS for its fiscal years ended December 31, 1994, 1993 and 1992, respectively. In addition, Allen & Company observed a 26.8% increase in Advance Ross' EPS for the six months ended June 30, 1995, compared with the corresponding prior year period. Allen & Company reviewed projected operating results for fiscal 1995 through 1997, based on forecasts provided by Advance Ross' management. Allen & Company also reviewed Advance Ross' historical balance sheet at June 30, 1995 and its operating results for the last twelve months ("LTM") ended June 30, 1995.

    Allen & Company reviewed stock price and trading volume information for Advance Ross Common Stock, noting that there are no directly comparable companies in the same lines of business as Advance Ross. Allen & Company identified several companies which have operations in related industries to Advance Ross and/or provide to consumers financial services that are of a similar nature to the services provided by Advance Ross. In Allen & Company's judgment, the selected companies were sufficiently comparable to be used as two groups of comparable companies: consumer related financial services companies (listed below) and travel related retail operations (listed below). Although there is no single company that is directly comparable to Advance Ross, the two groups of selected companies are sufficiently similar to Advance Ross to conduct a comparable company analysis. Advance Ross' general trading patterns have outperformed the selected comparable companies and other market indices. Allen & Company also compared selected multiples derived from the recent trading price of Advance Ross Common Stock to multiples derived from recent prices of the selected comparable consumer related financial service companies (i.e., Ace Cash Express, Inc., Advanta Corp., American Express Company, Check Express, Inc., Equifax Inc. and Transmedia Network Inc.) and the selected travel related retail companies (i.e., Duty Free International, Inc. and Little Switzerland, Inc.) . The multiples compared included: (i) enterprise value to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") (which was 7.9x for Advance Ross, compared to a mean of 12.5x for the financial service companies and 8.0x for the travel-related retail companies), (ii) equity value (the recent value of all equity securities) to LTM earnings (which was 16.2x for Advance Ross, compared to a mean of 21.3x for the financial service companies and 19.3x for the travel related retail companies), and (iii) equity value to 1995 estimated earnings (which was 15.9x for Advance Ross, compared to a mean of 18.5x for the financial service companies and 17.6x for the travel related retail companies). These analyses indicated that the closing sale price of the Advance Ross Common Stock at October 13, 1995, $16.50, represented market trading multiples that were within the ranges observed for the consumer related financial services companies and the travel related retail companies. In addition, the Advance Ross price to earnings multiple as of October 13, 1995 was within the historical range of multiples for Advance Ross Common Stock for the past five years.

    Overview of CUC International. Allen & Company presented an overview of CUC International, including a description of the wide variety of consumer services provided by CUC International. Allen & Company noted CUC International's ability to market its databases and services internationally, both directly and through intermediaries, such as airlines, hotels, banks and retailers. Allen & Company described the financial attributes of CUC International's offering of membership services and its consistent strategy for growth which includes expanding its core business, leveraging across divisions, making strategic acquisitions and expanding internationally.

    Allen & Company also reviewed CUC International's historical operating results for its fiscal years ended January 31, 1995, 1994 and 1993, noting particularly that CUC International's EPS were $0.66, $0.51 and $0.38 for its fiscal years ended January 31, 1995, 1994 and 1993, respectively. In addition,

Allen & Company noted a 29.0% increase to $0.40 in CUC International's EPS for the six months ended July 31, 1995, as compared to the corresponding prior year period. Allen & Company then reviewed CUC International's historical balance sheet, its six-month and LTM operating results and its equity and enterprise values at July 31, 1995, as well as its recent ownership data in respect of significant holders of CUC International Common Stock.


    Allen & Company further reviewed stock price and trading volume data for CUC International Common Stock, noting that although there are no directly comparable companies in the same lines of business as CUC International. Allen & Company identified several companies which have operations in related industries to CUC International and/or provide consumer services that are of a similar nature to the services provided by CUC International. In Allen & Company's judgment, the selected companies were sufficiently comparable to be used as two groups of comparable companies: the peer group of companies included in CUC International's 1995 proxy statement (listed below) and electronic processing and related services companies (listed below). Although there is no single company that is directly comparable to CUC International, the two groups of selected companies are sufficiently similar to CUC International to conduct a comparable company analysis. CUC International's general trading patterns were consistent with the S&P 500 Index and other market indices. Allen & Company also compared selected multiples derived from the recent price of CUC International Common Stock to multiples derived from recent trading prices of the peer group companies included in CUC International's 1995 proxy statement, as required by applicable Exchange Act proxy regulations (i.e., H&R Block, Inc., CPI Corp., Rollins, Inc., Service Corporation International and Ideon Group, Inc.) and the selected electronic processing and related services companies (i.e., Comdata Holdings Corporation, Concord EFS, Inc., First Data Corporation, National Data Corporation, Paychex, Inc. and SPS Transaction Services, Inc.). The multiples compared included: (i) enterprise value to LTM EBITDA (which was 25.7x for CUC International, compared to a mean of 9.9x for the companies included in the proxy statement and 17.4x for the electronic processing and related services companies), (ii) equity value to LTM earnings (which was 47.9x for CUC International, compared to a mean of 24.8x for the companies included in the proxy statement and 33.0x for the electronic processing and related services companies), and (iii) equity value to fiscal 1996 estimated earnings (which was 40.7x for CUC International, compared to a mean of 18.9x for the companies included in the proxy statement and 30.6x for the electronic processing and related services companies). These analyses indicated that the closing sale price of the CUC International Common Stock at October 13, 1995 ($36.25) represented market trading multiples that fell within the ranges found for the electronic processing and related services companies. Allen & Company also noted that CUC International's market trading multiples were higher than the ranges for the proxy statement companies, reflecting the fact that CUC International has exhibited significantly more attractive, sustained growth and returns than such group of companies. In addition, the CUC International price to earnings multiple as of October 13, 1995 was within the historical range of multiples for CUC International Common Stock for the past five years.

    Transaction Analysis. Allen & Company prepared projected pro forma financial statements for CUC International and Advance Ross on a combined basis (the "Combined Company") which were based in part on the projected financial information provided by Advance Ross as discussed in "-- Background of the Merger," noting in particular its estimated EPS of the Combined Company for the fiscal years ending January 31, 1996 and January 31, 1997, respectively, as compared to its pro forma EPS calculation for the fiscal year ended January 31, 1995. Allen & Company also examined the Combined Company's pro forma operating results which it prepared for the six months and the LTM ended July 31, 1995, and its pro forma balance sheet at such date.

    Allen & Company also analyzed the enterprise value represented by the consideration to be received by the holders of Advance Ross Common Stock in the Merger (based upon the Current Offer Value and the Low Collar Price) as multiples of various financial performance criteria, including

EBITDA (15.3x at Current Offer Value and 12.5x at the Low Collar Price), and compared such multiples to multiples of EBITDA for: consumer related financial service companies (12.5x), travel related retail companies (8.0x), in selected stock-for-stock merger transactions (which averaged 10.9x), and in a deemed comparable transaction in which First Data Corporation acquired First Financial Management Corporation (15.7x). The First Data transaction was deemed comparable because the two companies operate in sufficiently similar industries to Advance Ross and CUC International. Allen & Company also compared the equity value represented by the merger consideration as multiples of various criteria, including net income (31.2x at Current Offer Value and 25.7x at the Low Collar Price) and compared such multiples to multiples of net income for consumer related financial service companies (21.3x), travel related retail companies (19.5x), in selected stock-for-stock merger transactions (which averaged 23.6x), and in a comparable transaction in which First Data Corporation acquired First Financial Management Corporation (35.2x). These analyses indicated that the merger consideration (based on both the Current Offer Value and the Low Collar Price) results in valuation multiples which generally are higher than the multiples for selected comparable companies and in selected stock-for-stock merger transactions and in the deemed comparable transactions.

    Allen & Company noted that, based on the Current Offer Value, the per share value of the consideration payable to the holders of Advance Ross Common Stock pursuant to the Merger was $30.21, representing a premium of approximately 83.1% over the closing sale price of Advance Ross Common Stock on October 13, 1995, and that the Low Collar Price resulted in $25.00 of consideration per share, a premium of 51.5% from the October 13, 1995 closing sale price of Advance Ross Common Stock. Allen & Company compared this premium to be received in the Merger by holders of Advance Ross Common Stock to premiums paid in selected stock-for-stock merger transactions, noting that the premiums in such transactions averaged 30.1% and ranged from -24.9% to 181.2%, as compared to the trading prices on the day prior to announcement. Allen & Company also analyzed these premium ranges as of one and four weeks prior to the public announcement of the Merger and the public announcements of the selected stock-for-stock merger transactions. The premiums in such transactions averaged 34.1% and ranged from -18.6% to 189.6% as compared to the trading prices one week prior to announcement. The average premium of 34.1% was lower than the premium of 42.9% based on the Low Collar Price over the trading price of Advance Ross one week prior to October 13, 1995. The premiums in such transactions averaged 39.1% and ranged from -53.3% to 177.1%, as compared to the trading prices four weeks prior to announcement. The average premium of 39.1% was lower than the premium of 44.9% based on the Low Collar Price over the trading price of Advance Ross four weeks prior to October 13, 1995. These analyses indicated that the merger consideration (based on both the Current Offer Value and the Low Collar Price) exceeded the average premiums paid in comparable stock-for-stock merger transactions.


    Since the Merger Agreement provides for a Low Collar Price pursuant to which a minimum value of CUC International Common Stock is to be received by holders of Advance Ross Common Stock, and because Allen & Company has concluded that that minimum value would constitute fair consideration from a financial point of view to holders of Advance Ross Common Stock, Allen & Company concluded that the consideration to be received by holders of Advance Ross Common Stock pursuant to the Merger Agreement is fair from a financial point of view, regardless of the Average Stock Price of CUC International Common Stock determined pursuant to the Merger Agreement.


    No company used in the comparable company analyses summarized above is identical to Advance Ross or CUC International, and no transaction used in the comparable transaction analysis summarized above is identical to the Merger. Accordingly, any such analysis of the value of the consideration to be received by the holders of Advance Ross Common Stock pursuant to the Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of the comparable companies.


    Allen & Company also performed an analysis to estimate the potential time it would take for the market price of Advance Ross Common Stock to reach the Current Offer Value assuming 15% annual earnings growth based on Advance Ross' estimate of its 1995 earnings and the current price to earnings multiple of Advance Ross remaining constant. This analysis indicated that the price of Advance Ross Common Stock would not likely reach the Current Offer Value in the near term under the assumptions used.


    The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had greater significance than any other.

    In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Advance Ross and CUC International. The analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Allen & Company's analysis of the fairness, from a financial point of view, of the consideration which the holders of Advance Ross Common Stock would receive in the Merger. The analyses do not purport to be appraisals or to reflect the prices at which Advance Ross might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    Allen & Company's opinion does not constitute a recommendation with respect to whether any stockholder of Advance Ross should, upon consummation of the Merger, continue such holder's investment in the CUC International Common Stock received as consideration in the Merger or sell such shares of CUC International Common Stock immediately or at any time.

    Advance Ross engaged Allen & Company pursuant to an agreement dated as of September 17, 1990, as amended (the "Engagement Letter"), pursuant to which Allen & Company agreed to act as the Company's financial advisor through November 30, 1996 and to assist it in developing an overall strategic plan and in evaluating potential acquisition, investment and disposition opportunities, as well as other financial and corporate matters. Under the Engagement Letter, if Advance Ross elects to proceed with any specific proposal, Allen & Company shall assist Advance Ross in structuring, negotiating, and documenting, and otherwise taking necessary steps toward consummating any such proposed transaction. Under the terms of the Engagement Letter, Allen & Company currently receives an annual retainer of $100,000 and before commencing any specific assignment on Advance Ross' behalf, Advance Ross and Allen & Company have agreed mutually to determine an appropriate fee or fee scale to be paid to Allen & Company in connection therewith. In connection with the evaluation of the events culminating in the Merger, Advance Ross and Allen & Company entered into a letter agreement dated as of September 21, 1995 (the "Letter Agreement"), supplementing the terms of the Engagement Letter. The Letter Agreement provides that Allen & Company will be paid a fee of 1.5% of the Equity Value (as defined below) of Advance Ross upon the consummation of a Disposition Transaction (as defined below), less a credit for the annual retainer paid to Allen & Company under the

Engagement Letter for the contract period ending November 30, 1995. As used in the Letter Agreement, "Disposition Transaction" generally includes any merger, reorganization, business combination, tender offer, stock purchase or other transaction which has the effect of transferring ownership or control of Advance Ross and "Equity Value" generally means the fully diluted equity value imputed to Advance Ross in any such Disposition Transaction.


    Allen & Company and certain of its officers and employees beneficially own an aggregate of 306,500 (or approximately 4.3%) of the outstanding shares of Advance Ross Common Stock, which stock was purchased over a period of time at then-current market prices. In addition, pursuant to the terms of the original engagement letter with Advance Ross dated as of September 17, 1990, Allen & Company did not receive an annual retainer for the investment banking services which it provided to Advance Ross, but instead received the Warrant to purchase 100,000 shares of Advance Ross Common Stock at an exercise price of $9.50 per share, which exercise price at the time was at or above the then-market price of Advance Ross Common Stock. Such Warrant currently is exercisable for the purchase of up to 480,000 (or approximately 6.3%) of the Advance Ross Common Stock (due to stock splits and other adjustments) at an exercise price per share of $2.375. As of October 17, 1995, the closing sale price per share of Advance Ross Common Stock as reported on the NASDAQ Stock Market based on published financial sources was $16.375, the closing sale price per share of CUC International Common Stock as reported on the NYSE based on published financial sources was $35.625, and therefore based on the Exchange Ratio the Advance Ross Common Stock owned by Allen & Company and certain of its officers and employees had a value of $9.1 million and the Warrant had a value of $13.1 million, net of the cost of exercising the Warrant.

    Following the Effective Time, the Warrant will become exercisable to purchase shares of CUC International Common Stock as described elsewhere in this Proxy Statement/Prospectus. Allen & Company has informed Advance Ross that it intends to vote all of the shares of Advance Ross Common Stock that it owns directly as of the Record Date "FOR" adoption of the Merger Agreement. See "Comparative Market Price Information--Advance Ross," "The Merger--Recommendation of Advance Ross' Board of Directors--Opinion of Advance Ross' Financial Advisor," "The Merger Agreement--Treatment of Stock Options and the Warrant" and "Ownership of Advance Ross Common Stock by Certain Beneficial Owners and Management."

    It is expected that Allen & Company will receive a fee of approximately $4.0 million in respect of the Merger. Whether or not the Merger is consummated, Advance Ross has agreed, pursuant to the Engagement Letter, to reimburse Allen & Company for all its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, incurred in connection with its engagement by Advance Ross and to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement.

    Allen & Company is a nationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Advance Ross retained Allen & Company based on such qualifications as well as its familiarity with Advance Ross. In addition, as a part of its investment banking and securities trading business, Allen & Company holds positions in and trades in the securities of Advance Ross from time to time. Allen & Company and certain of its officers and employees beneficially own an aggregate of 306,500 (or approximately 4.3%) shares of Advance Ross Common Stock and the Warrant to purchase up to 480,000 (or approximately 6.3%) of the Advance Ross Common Stock at an exercise price per share of $2.375 which, following the Effective Time, will become exercisable to purchase shares of CUC International Common Stock as described elsewhere in the Proxy Statement/Prospectus.

    THE FULL TEXT OF THE WRITTEN OPINION OF ALLEN & COMPANY, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF ADVANCE ROSS COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. ALLEN & COMPANY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS OF ADVANCE ROSS IN THE MERGER, FROM A FINANCIAL POINT OF VIEW, HAS BEEN PROVIDED SOLELY FOR THE USE OF THE ADVANCE ROSS BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ADVANCE ROSS COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING. THE SUMMARY OF THE OPINION OF ALLEN & COMPANY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

CERTAIN CONSEQUENCES OF THE MERGER

    Upon consummation of the Merger, shares of the Advance Ross Common Stock and Advance Ross Preferred Stock will cease to be traded on the NASDAQ Stock Market and application (on Form 15) to the Commission promptly will be made to deregister such shares under the Exchange Act. After the Merger, as a result of such deregistration, Advance Ross no longer will be obligated to file periodic reports with the Commission. In addition, the termination of registration of the shares of Advance Ross Common Stock under the Exchange Act would cause to be inapplicable certain other provisions of the Exchange Act, including requirements that Advance Ross' executive officers, directors and 10% stockholders file certain reports concerning their ownership of Advance Ross' securities and provisions that any profit by such executive officers, directors and stockholders derived from purchases and sales of Advance Ross' equity securities within any six-month period may be recovered by Advance Ross. Furthermore, if the shares of Advance Ross Common Stock and Advance Ross Preferred Stock were deregistered, "affiliates" of Advance Ross and persons holding "restricted securities" of Advance Ross would be deprived of the ability to dispose of such shares pursuant to Rule 144 promulgated under the Securities Act.

    In the Merger, among other things, stockholders of Advance Ross immediately prior to the Effective Time will, from and after the Effective Time, become stockholders of CUC International, and thereby will continue to have an indirect economic interest in Advance Ross as a wholly owned subsidiary of CUC International. Based upon the capitalization of Advance Ross and CUC International at September 30, 1995 and giving effect to the Merger, the total number of shares of CUC International Common Stock outstanding immediately following the Effective Time will be 186,609,413 shares, and the current stockholders of Advance Ross, in the aggregate, will own approximately 3.2% of the issued and outstanding CUC International Common Stock. CUC International has agreed to use its best efforts to have the additional shares of CUC International Common Stock to be issued in the Merger listed on the NYSE, subject to official notice of issuance, and such listing is a condition to consummation of the Merger.

MANAGEMENT OF ADVANCE ROSS AFTER THE MERGER

    Pursuant to the Merger Agreement, the members of the Board of Directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the surviving corporation immediately following the Effective Time, and the officers of Advance Ross immediately prior to the Effective Time will be the initial officers of the surviving corporation immediately following the Effective Time.


CONDUCT OF THE BUSINESS OF CUC INTERNATIONAL AND ADVANCE ROSS IF THE MERGER IS NOT CONSUMMATED

    If the Merger is not consummated, it is expected that the business and operations of CUC International and Advance Ross each will continue to be conducted substantially as they currently are being conducted. In addition, pursuant to the Confidentiality Agreement, CUC International and Advance Ross have agreed that for the two-year period ending August 23, 1997, without the prior written consent of the Board of Directors of Advance Ross, CUC International will not, directly or indirectly, seek, offer or propose to effect, or participate in or assist any other person to seek, offer or propose to effect, certain business combinations and acquisitions of Advance Ross securities, including, without limitation, mergers, tender or exchange offers, any recapitalization, restructuring, liquidation or dissolution of Advance Ross solicitations of proxies or consents to vote any voting securities of Advance Ross, or any other similar extraordinary corporate transactions.


MATERIAL CONTACTS BETWEEN CUC INTERNATIONAL AND ADVANCE ROSS

    Other than Advance Ross permitting CUC International to place pamphlets and information relating to memberships in Advance Ross', Heathrow Airport location, for which no monetary consideration was exchanged, and the discussions and negotiations relating to, and the execution of, the Merger Agreement discussed in "The Merger--Background of the Merger," and the Stockholders Agreement and the negotiations of the employment agreements discussed below in "--Interests of Certain Persons in the Merger--Employment Agreements", neither CUC International nor Advance Ross knows of any past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions in the last five years between Advance Ross or its affiliates and CUC International or its affiliates.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Advance Ross Board of Directors with respect to the Merger Agreement, holders of shares of Advance Ross Common Stock should be aware that certain executive officers and directors of Advance Ross have certain interests in the Merger that are in addition to and potentially in conflict with the interests of holders of Advance Ross Common Stock generally. The Board of Directors of Advance Ross has considered these interests, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    Employment Agreements. Upon consummation of the Merger, CUC International or Advance Ross, as the surviving corporation in the Merger ("Surviving Corporation"), has agreed to offer to enter into or amend, as applicable, existing employment agreements with Harve A. Ferrill, Chairman and Chief Executive Officer of Advance Ross, Paul G. Yovovich, President and Chief Operating Officer of Advance Ross, Randy M. Joseph, Vice President and Chief Financial Officer of Advance Ross, and William M. Fisher, President of AREC, an indirect wholly owned subsidiary of Advance Ross.

    The employment agreement with Mr. Ferrill will be dated the Effective Time, and will provide that (i) he continue as the Surviving Corporation's Chairman and Chief Executive Officer, (ii) his employment continue until December 31, 2002 or such earlier date as provided in such employment agreement (the "Employment Period"), (iii) he receive a base salary of $550,000 for the first four years of his employment and $300,000 for the remaining three years of his employment, (iv) he receive a bonus of at least $100,000 for the first four years of his employment, (v) he receive supplemental retirement benefits upon his reaching the age of 65 of $125,000 per year, less any annual benefits paid from the Surviving Corporation's defined benefit pension plan and defined contribution plan ("Supplemental Retirements Benefits"), (vii) if he is terminated or resigns (a) for "cause" (as such term is defined in such employment agreement), he receive his salary through the date of such termination, (b) without "good reason" (as such term is defined in such employment agreement), he receive his salary through the date of such termination and his Supplemental Retirement Benefit), (c) without cause or for good reason, he receive his salary and bonus through the end of the Employment Period as well as the Supplemental Retirement Benefits, or (d) due to his death or disability he or his spouse or estate, as applicable, receive 50% of his salary and bonus through the end of the Employment Period and the Supplemental Retirement Benefits, and (viii) until the later of December 31, 2002, or if he remains in the employ of the Surviving Corporation after such date, the second anniversary of the date his employment terminates with the Surviving Corporation, he not directly or indirectly, other than as an employee of Advance Ross, organize, invest in, become employed by or a consultant to, or otherwise participate in any of businesses presently conducted by Advance Ross or any of its subsidiaries.

    Mr. Yovovich's existing employment agreement with Advance Ross will be amended as of the Effective Time to provide that if he is terminated other than for "cause" or resigns with "good reason" (as such terms are defined in such employment agreement) in addition to receiving (as a lump sum) his salary through the third anniversary of such termination of employment, his pension benefits will continue to accrue and he and his family will be invited to participate in the Surviving Corporation's benefits plans through the third anniversary of such termination of employment.

    The employment agreement with Mr. Joseph will be dated the Effective Time, and will provide that (i) he will continue as the Surviving Corporation's Treasurer and Chief Financial Officer, (ii) his employment will continue until the third anniversary of the Effective Time or such earlier date as provided in such employment agreement, (iii) he will continue to receive a base salary of $110,000, (iv) if he is terminated or resigns (a) for "cause" or without "good reason" (as such terms are defined in such employment agreement) he will receive his salary and medical benefits through the date of such termination, or (b) without cause, for good reason or due to his death or disability, he will receive his salary and medical benefits through the third anniversary of the Effective Time, and (v) until the third anniversary of the Effective Time, he not directly or indirectly, other than as an employee of Advance Ross, organize, invest in, become employed by or a consultant to, or otherwise participate in, any of businesses presently conducted by the Surviving Corporation or any of its subsidiaries.

    In addition, for the period of one year and one day after the Effective Time, Mr. Ferrill, Mr. Yovovich and Mr. Joseph will be indemnified by the Surviving Corporation to the extent that any or all of such payments under their employment agreements constitute "parachute payments" within the meaning of
Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code.

    The employment and profit sharing agreement with Mr. Fisher will be dated the Effective Time, and will provide that (i) he continue as AREC's President,
(ii) his employment continue until the third anniversary of the Effective Time or such earlier date as provided in such employment agreement, (iii) he continue to receive a base salary of $120,000, (iv) he continue to receive an annual bonus equal to 20% of the operating profits of certain divisions of AREC and Advance Ross Steel Company, an indirect wholly owned subsidiary of Advance Ross ("AR Steel"), after a 15% return on average net assets has been earned by certain divisions of AREC and AR Steel ("Profit Sharing Bonus"), (v) if he is terminated or resigns (a) for "cause" or without "good reason" (as such terms are defined or delineated in such employment agreement) he receive his salary and Profit Sharing Bonus through the date of such termination or (b) without cause, for good reason or due to his death or disability he receive his salary and Profit Sharing Bonus through the third anniversary of the Effective Time, and (v) until the third anniversary of the Effective Time, he not directly or indirectly, other than as an employee of Advance Ross, organize, invest in, become employed by or a consultant to, or otherwise participate in any of businesses presently conducted by the AREC or AR Steel including, without limitation, the business of operating, manufacturing, designing and installing electrostatic precipitators or biofiltration systems for industrial pollution control.

    Stock Options. At the Effective Time, each outstanding option to purchase shares of Advance Ross Common Stock issued and outstanding under the Advance Ross Corporation Stock Option Plan, the 1993 Advance Ross Corporation Stock Option Plan, and each of the several stock option agreements entered into by certain employees and consultants of Advance Ross and its subsidiaries (each, an "Option", and collectively, the "Options"), will be assumed by CUC International and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option, the same number of shares of CUC International Common Stock as the holder of such Option would have been entitled to receive in the Merger had such Option been exercised prior to the Effective Time (irrespective of whether such Option then was exercisable), at an exercise price per share equal to (i) the aggregate exercise price which would have been paid to purchase shares of Advance Ross Common Stock subject to such Option had such Option been exercised prior to the Effective Time divided by
(ii) the number of whole shares of CUC International Common Stock which the holder of such Option would have been entitled to receive in the Merger had such Option been exercised prior to the Effective Time (irrespective of whether such Option then was exercisable). At the Record Date, Advance Ross had outstanding Options to purchase 1,917,748 shares of Advance Ross Common Stock, including options to purchase up to 10,000 shares of Advance Ross Common Stock issued pursuant the Directors Deferral Plan, which options will be cancelled and which plan will be terminated prior to the Effective Time. Pursuant to the Merger Agreement, Advance Ross has agreed that each of the aforementioned Advance Ross stock option plans and agreements under which the Options were granted and currently are outstanding will be terminated at or prior to the Effective Time. Moreover, all outstanding options under the Directors Deferral Plan will be cancelled and such Plan will be terminated at or prior to the Effective Date.

    At September 30, 1995, the executive officers and directors of Advance Ross had outstanding Options to purchase shares of Advance Ross Common Stock as follows:



                                                             NUMBER OF SHARES OF
                                                          ADVANCE ROSS COMMON STOCK
NAME OF INDIVIDUAL             POSITION                 SUBJECT TO OUTSTANDING OPTIONS    EXERCISE PRICE
-----------------------------  ----------------------   ------------------------------    --------------
Harve A. Ferrill.............  Director, Chief                       400,000                 $  2.50
                               Executive Officer and                  50,000                 $ 12.50
                               Chairman of the Board
Roger E. Anderson............  Director                              247,388                 $  3.125
                                                                       2,000(1)              $ 12.50
Harold E. Guenther...........  Director                                2,000(1)              $ 12.50
Duane R. Kullberg............  Director                                2,000(1)              $ 12.50
Thomas J. Peterson...........  Director                                2,000(1)              $ 12.50
Herbert S. Wander............  Director                                2,000(1)              $ 12.50
Paul G. Yovovich.............  Director, President                   200,000                 $  3.75
                               and Chief Operating                   200,000                 $  4.00
                               Officer
                                                                      40,000                 $ 12.50
Randy M. Joseph..............  Chief Financial                        10,000                 $ 10.125
                               Officer
                                                                      15,000                 $ 12.50
                                                                  ----------
All directors and executive officers as a Group
  (eight persons)....................................              1,172,388
                                                                  ==========



------------
(1) Pursuant to the Directors Deferral Plan, options to purchase 2,000 shares of Advance Ross Common Stock were granted to each of Messrs. Anderson, Guenther, Kullberg, Peterson and

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

    Wander. Pursuant to the Merger Agreement, all options outstanding under the Directors Deferral Plan shall have been cancelled at or prior to the Effective Time and the Directors Deferral Plan shall have been cancelled at or prior to the Effective Time.

    Allen & Company and certain of its officers and employees owned at the Record Date 306,500 (or approximately 4.3%) of the outstanding shares of Advance Ross Common Stock, and the Warrant, which is currently exercisable to purchase up to 480,000 shares of the Advance Ross Common Stock (or approximately 6.3%) of the Advance Ross Common Stock at an exercise price of $2.375 per share. At the Effective Time, the Warrant owned by Allen & Company will be assumed by CUC International and will be deemed to constitute a warrant to acquire on the terms as were applicable under the Warrant, the same number of shares of CUC International Common Stock as Allen & Company and certain of its officers and employees would have been entitled to receive had Allen & Company exercised the Warrant in full immediately prior to the Effective Time. See "Ownership of Advance Ross Common Stock by Certain Beneficial Owners and Management."

    Indemnification. To preserve the existing rights of indemnification agreed to by Advance Ross, CUC International has agreed to indemnify, and to cause the surviving corporation in the Merger to indemnify, from and after the Effective Time, the present and former officers, directors and employees of Advance Ross and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the full extent (not otherwise covered by insurance) permitted or required under applicable law. CUC International further has agreed to advance expenses to the aforementioned indemnitees as such expenses are incurred, provided that the indemnitee furnishes an undertaking to repay such advance if it ultimately is determined that the indemnitee was not entitled to indemnification. Generally, all rights to indemnification with respect to indemnified matters occurring through the Effective Time will survive the Merger and will continue in full force and effect for a period of five years from and after the Effective Time. In addition, CUC International has agreed to cause to be maintained in effect for not less than three years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Advance Ross and its subsidiaries with respect to matters occurring prior to the Effective Time to the extent required to cover the types of actions and omissions currently covered by such policies; provided that CUC International may substitute policies of substantially the same coverage containing terms and conditions which are not less advantageous, in any material respect, to the indemnitees, and CUC International will not be required to pay an annual premium for such insurance in excess of $150,000 but in such case will purchase as much coverage as possible for such amount. See "The Merger Agreement--Certain Covenants."

    Consulting Agreement. Concurrent with the acquisition of ETS, Advance Ross entered into a consulting agreement with Hamilton Capital Partners ("Hamilton") (one of the general partners of which is Roger E. Anderson, a director of Advance Ross). Hamilton provided services to Advance Ross in connection with arranging and evaluating the ETS acquisition and was engaged to provide services as requested with respect to monitoring ETS' operations and progress towards goals, assessing new developments and trends affecting ETS' operations or new opportunities and developing, evaluating and assessing acquisition and joint venture proposals. Pursuant to the consulting agreement, Hamilton was entitled to a minimum annual fee of $100,000 and an additional fee calculated pursuant to a formula based on the return on equity of ETS (offset by the minimum annual fee payment). In 1994, the amount of the additional fee earned was $334,152. The agreement expired on December 31, 1994, and pursuant to the terms of the agreement was not extended by Advance Ross. The terms of the agreement specify that because the agreement was not extended, Advance Ross will be obligated to pay Hamilton an amount for both 1995 and 1996 pursuant to a formula based on ETS' return on equity. Such formula requires payment of an amount equal to 1.5% of that portion of operating earnings of ETS in excess of an amount equal to 15% of capital invested in ETS. Such payment is estimated to be between $150,000 and $200,000 for each of 1995 and 1996.

ACCOUNTING TREATMENT

    It is a condition to consummation of the Merger that CUC International shall have received from Ernst & Young LLP, its independent auditors, a letter to the effect that pooling-of-interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms and conditions of the Merger Agreement, and Advance Ross shall use commercially reasonable efforts to cause its independent auditors, Deloitte & Touche LLP, to cooperate fully (including, without limitation by delivering to Advance Ross a letter substantially similar to Ernst & Young LLP's letter to CUC International) with Ernst & Young LLP in connection with the delivery to CUC International of such letter. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of CUC International and Advance Ross will be carried forward to the combined company at their recorded amounts, income of the combined company will include income of CUC International and Advance Ross for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for prior periods will be combined and restated as income of the combined company. See "The Merger Agreement -- Conditions" and "Unaudited Pro Forma Condensed Combined Financial Statements."

    Pursuant to the Merger Agreement, each person who is an "affiliate" of Advance Ross for purposes of Rule 145 of the Securities Act has delivered to CUC International a written agreement that such "affiliate" will not sell or in any other way reduce such "affiliate's" risk relative to any shares of CUC International Common Stock received in the Merger (within the meaning of the Commission's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," Sec.201.01 47 F.R. 21030 (April 15, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-Effective Time operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission. See "Federal Securities Law Consequences."

    CUC International has agreed to make publicly available financial statements reflecting at least 30 days of combined operations of CUC International and Advance Ross on or prior to March 5, 1996.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
    The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the obligation of Advance Ross to consummate the Merger that Advance Ross shall have received an opinion from Katten Muchin & Zavis, its tax counsel to Advance Ross, which opinion is attached as Annex D to this Proxy Statement/Prospectus and should be read carefully and in its entirety, to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of CUC International, Merger Sub and Advance Ross will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by holders of Advance Ross Common Stock or Advance Ross Preferred Stock as a result of the Merger with respect to shares of Advance Ross Common Stock or Advance Ross Preferred Stock converted solely into shares of CUC International Common Stock (except with respect to cash, if any, received by such Advance Ross stockholders in lieu of fractional share interests in CUC International Common Stock or in lieu of accrued and unpaid dividends on the Advance Ross Preferred Stock). The Advance Ross Common Stock and the Advance Ross Preferred Stock shall collectively for the purposes of this "Certain Federal Income Tax Consequences" section be referred to as the "Advance Ross Stock". In rendering its opinion, such counsel will rely upon certain assumptions, representations and warranties of CUC International and Advance Ross, including those set forth in the Merger Agreement. Counsel's opinion neither binds the Internal Revenue Service ("IRS") nor precludes the IRS from adopting a contrary position. An opinion of counsel only represents counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues.

    The parties have not and will not request a ruling from the IRS in connection with any of the federal income tax consequences of the Merger.

    Assuming the Merger qualifies as a tax-free reorganization, (i) the tax basis of the CUC International Common Stock received by holders of Advance Ross Stock in the Merger will be the same as the tax basis of the Advance Ross Stock surrendered in exchange therefor, reduced by any basis allocable to fractional share interests in CUC International Common Stock for which cash is received, subject to adjustments described below and (ii) the holding period of the shares of CUC International Common Stock received in the Merger by holders of Advance Ross Stock will include the period during which the shares of Advance Ross Stock surrendered in exchange therefor were held, provided that such shares of Advance Ross Stock were held as capital assets at the Effective Time. Moreover, the Merger will not result in the recognition of gain or loss by Advance Ross, CUC International or Merger Sub. The taxable year of Advance Ross will end for federal income tax purposes on the Effective Time and Advance Ross will be required to file a federal income tax return for its short taxable year ending on the Effective Time. As a result of the Merger, Advance Ross will experience an ownership change as defined in Section 382(g) of the Code with the result that any tax credit carry forwards, net operating loss carryovers, capital loss carryforwards or built-in deductions may become subject to the limitation on use provided by Sections 382 and 383 of the Code. In addition, the Merger may result in the imposition of certain consolidated return limitations on the ability of the CUC International consolidated return group to utilize any Advance Ross tax credit carryovers, net operating loss carryovers, capital loss carryforwards or built-in deductions pursuant to the Treasury regulations under Section 1502 of the Code.

    Cash received by a holder of Advance Ross Stock in lieu of a fractional share interest in CUC International Common Stock will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the share of Advance Ross Stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss, provided that such share of Advance Ross Stock was held as a capital asset at the Effective Time and will be a long-term capital gain or loss if such share of Advance Ross Stock has been held for more than one year.

    To qualify as a reorganization, the Merger must satisfy the "continuity of interest" requirement. To satisfy the "continuity of interest" requirement, holders of Advance Ross Stock must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Advance Ross Stock in anticipation of the Merger, or (ii) the CUC International Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the holders of Advance Ross Stock, as a group, would no longer have a significant equity interest in the Advance Ross business being conducted by CUC International after the Merger. Holders of Advance Ross Stock will generally be regarded as having a significant equity interest as long as the CUC International Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the holders of Advance Ross Stock in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a reorganization.

    A successful IRS challenge to the reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in holders of Advance Ross Stock being treated as if they sold their Advance Ross Stock in a taxable transaction. In such event, each holder of Advance Ross Stock would recognize gain or loss with respect to each share of Advance Ross Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, at the Effective Time, of the CUC International Common Stock received in exchange therefor (plus any cash received for fractional shares). In such event, a stockholder's aggregate basis in the CUC International Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Effective Time.

    Counsel's opinion will be based on certain assumptions and the accuracy of certain representations, as indicated above. Among the principal assumptions are that (i) the significant historic stockholders of Advance Ross have not disposed of shares of Advance Ross Stock in contemplation of the Merger and do not have any plan or intention, existing at or prior to the Effective Time, to dispose of the shares of

CUC International Common Stock to be received in the Merger such that they would not have a significant continuing equity interest in Advance Ross, as the surviving corporation in the Merger, by virtue of their ownership of CUC International Common Stock, (ii) the Merger will be consummated in accordance with the Merger Agreement, (iii) Advance Ross after the Merger will have retained substantially all its assets and (iv) the parties intend Advance Ross to continue its business as a wholly-owned subsidiary of CUC International.

    Even if the Merger qualifies as a reorganization, a recipient of CUC International Common Stock would recognize gain to the extent that such shares were considered received in exchange for services or property (other than solely Advance Ross Stock). All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that a holder of Advance Ross Stock was treated as receiving (directly or indirectly) consideration other than CUC International Common Stock in exchange for the stockholder's Advance Ross Stock.

    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF
CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR STATEMENT OF ALL POTENTIAL TAX EFFECTS OF THE MERGER OR THE TAX CONSEQUENCES TO A PARTICULAR HOLDER OF ADVANCE ROSS STOCK SUBJECT TO SPECIAL TREATMENT, SUCH AS FOREIGN PERSONS, DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND HOLDERS OF ADVANCE ROSS STOCK WHO ACQUIRED THEIR SHARES PURSUANT TO THE EXERCISE OF OPTIONS OR SIMILAR DERIVATIVE SECURITIES OR OTHERWISE AS COMPENSATION, NOR AN ANALYSIS OR LISTING OF ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. HOLDERS OF ADVANCE ROSS STOCK, THEREFORE, ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL, AND THE FOREIGN, TAX CONSEQUENCES OF THE MERGER TO THEM.

REGULATORY APPROVALS

    Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until requisite pre-merger notifications have been filed and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. CUC International and Advance Ross filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 20, 1995. Early termination of the required waiting period under the HSR Act was granted on October 30, 1995, without any request for additional documentary or other information. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Merger or seeking divestiture of substantial assets of CUC International or Advance Ross. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin consummation of the Merger or seeking divestiture of businesses of CUC International or Advance Ross. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

    CUC International and Advance Ross believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, CUC International and Advance Ross would prevail or would not be required to accept certain conditions, including certain divestitures, in order to consummate the Merger. In addition, pre-merger or post-merger filings may be required in certain European countries and there can be no assurance that such filings will be approved.

FEDERAL SECURITIES LAW CONSEQUENCES

    The issuance in the Merger of shares of CUC International Common Stock has been registered under the Securities Act and, therefore, such shares will be freely transferable, except that any shares of CUC International Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Advance Ross prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act if such persons are or become affiliates of CUC International) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Advance Ross or CUC International generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. Prior to execution of the Merger Agreement, each person identified by Advance Ross as an "affiliate" of Advance Ross has executed a written agreement to the effect, among other things, that such "affiliate" will not sell, pledge, transfer or otherwise dispose of any shares of CUC International Common Stock issued to such "affiliate" pursuant to the Merger, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.



STOCK EXCHANGE LISTING

    It is a condition to consummation of the Merger that the shares of CUC International Common Stock to be issued in the Merger and required to be reserved for issuance in connection therewith be authorized for listing on the NYSE, subject to official notice of issuance. A supplemental application has been filed for the listing of such additional shares of CUC International Common stock on the NYSE.



NO APPRAISAL RIGHTS

    Holders of Advance Ross Common Stock and Advance Ross Preferred Stock are not entitled to appraisal rights under the DGCL in connection with the Merger because such shares are listed for trading on the NASDAQ Stock Market. Holders of CUC International Common Stock are not entitled to appraisal rights under the DGCL in connection with the Merger because CUC International is not a constituent corporation in the Merger under the DGCL.


                              THE MERGER AGREEMENT


    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE. CAPITALIZED TERMS USED AND NOT DEFINED BELOW HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM IN THE MERGER AGREEMENT. ALL HOLDERS OF ADVANCE ROSS COMMON STOCK ARE ENCOURAGED TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.



THE MERGER

    The Merger Agreement provides that, subject to satisfaction or waiver of the terms and conditions contained therein, including the requisite adoption thereof by the holders of Advance Ross Common Stock, Merger Sub will be merged with and into Advance Ross, and Advance Ross will be the surviving corporation in the Merger and become a wholly owned subsidiary of CUC International.

EFFECTIVE TIME

    The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions and the requisite approval of the holders of Advance Ross Common Stock, the Merger will become effective on the date of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger. The Merger Agreement may be terminated by either Advance Ross or CUC International if, among other reasons, the Merger has not been consummated on or before January 31, 1996. See "--Conditions to the Merger."


CONVERSION OF SHARES; EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

    At the Effective Time, pursuant to the Merger Agreement, each share of Advance Ross Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by CUC International, Merger Sub or any wholly owned subsidiary of CUC International or of Advance Ross) shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into 5/6 of one share of CUC International Common Stock. If the Average Stock Price is greater than $38, the Exchange Ratio shall be reduced so as to equal the product of (i) 5/6 and (ii) a fraction, the numerator of which shall be $38 and the denominator of which shall be the Average Stock Price. If the Average Stock Price is less than $30, the Exchange Ratio shall be increased so as to equal the product of (i) 5/6 and (ii) a fraction, the numerator of which shall be $30 and the denominator of which shall be the Average Stock Price.

    At the Effective Time, each share of Advance Ross Common Stock owned by CUC International, Merger Sub or any wholly owned subsidiary of CUC International or of Advance Ross shall cease to be outstanding and will be cancelled and retired without the payment of any consideration therefor, and each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holder thereof, be converted into the same number of shares of common stock of the surviving corporation.

    In addition, each share of Advance Ross Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by CUC International, Merger Sub or any wholly owned subsidiary of CUC International or Advance Ross) will be converted into that number of shares of CUC International Common Stock equal to the quotient obtained by dividing the Redemption Price by the Average Stock Price.

    No fractional shares of CUC International Common Stock will be issued in the Merger to holders of Advance Ross Common Stock or Advance Ross Preferred Stock. Accordingly, if Advance Ross reasonably determines that the aggregate amount of cash to be received by all holders of Advance Ross Preferred Stock, in lieu of fractional share interests, would exceed 20% of the value of the aggregate consideration to be received by all holders of Advance Ross Preferred Stock at the Effective Time then, in lieu of the conversion in the Merger of Advance Ross Preferred Stock into shares of CUC International Common Stock (as described in the preceding paragraph), Advance Ross shall redeem the Advance Ross Preferred Stock in accordance with the redemption provisions of Article Fourth of the Advance Ross Restated Certificate of Incorporation. If so redeemed, the aggregate redemption price in respect of the Advance Ross Preferred Stock (including all accumulated, unpaid and accrued dividends thereon) would be approximately $467,733 (assuming for this purpose that the Effective Time occurs on January 10, 1996--the date of the Meeting).

    Based on the number of shares of Advance Ross Common Stock and Advance Ross Preferred Stock outstanding at September 30, 1995, approximately 5.9 million shares of CUC International Common Stock will be issued in the Merger which amount will (i) increase if the Average Stock Price is below $30 per share and
(ii) decrease if the Average Stock Price is above $38 per share.

    No fractional shares of CUC International Common Stock will be issued in the Merger. Accordingly, in lieu of such issuance, each holder of shares of Advance Ross Common Stock will be entitled to receive, and the holders of Advance Ross Preferred Stock will be entitled to receive, a cash payment in an amount equal to the product of (i) the fractional interest of a share of CUC International Common Stock to which such holder otherwise would have been entitled and (ii) the closing sale price of a share of CUC International Common Stock on the NYSE on the trading day immediately preceding the Effective Time. Merger Sub has agreed to make available to the Exchange Agent (as defined below) cash in an amount sufficient to make all such payments in lieu of fractional shares.

    The shares of CUC International Common Stock to be issued in the Merger and the cash consideration to be issued in lieu of fractional share interests are hereinafter referred to collectively as the "Merger Consideration."

    Promptly after the Effective Time, letters of transmittal will be mailed to stockholders at the Record Date, to be used in forwarding such holder's certificates evidencing such shares for surrender and exchange for the Merger Consideration such holder is entitled to receive. After receipt of such transmittal form, each holder of certificates formerly representing shares of Advance Ross Common Stock and shares of Advance Ross Preferred Stock, respectively, should surrender such certificates to The Bank of Boston, in its capacity as exchange agent (the "Exchange Agent"), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and each such holder will be entitled to receive in exchange therefor certificates representing the whole number of shares of CUC International Common Stock (rounded down to the nearest whole number) to which such holder is entitled and any cash which may be payable in lieu of a fractional share of CUC International Common Stock. Such letters of transmittal will be accompanied by instructions specifying other details of the exchange.

    STOCKHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND INSTRUCTIONS TO EFFECT THE PROPER DELIVERY THEREOF.

    From and after the Effective Time, each certificate evidencing shares of Advance Ross Common Stock, and each certificate evidencing shares of Advance Ross Preferred Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of CUC International Common Stock which the holder of such certificate is entitled to receive pursuant to the terms of the Merger Agreement and the right to receive any cash payment in lieu of a fractional share of CUC International Common Stock.

    All shares of CUC International Common Stock issued and cash in lieu of fractional share interests paid upon surrender for exchange of certificates representing shares of Advance Ross Common Stock and upon surrender for exchange of certificates representing shares of Advance Ross Preferred Stock, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of such stock.


TREATMENT OF STOCK OPTIONS AND THE WARRANT

    At the Effective Time, each outstanding Option and the Warrant will be assumed by CUC International and will be deemed to constitute an option or warrant, as applicable to acquire, on the terms and conditions as were applicable under such Option or Warrant, the same number of shares of CUC International Common Stock as the holder of such Option or Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Option or Warrant in full immediately prior to the Effective Time (irrespective of whether such Option or Warrant then was exercisable), at a price per share equal to the aggregate exercise price for the shares of Advance Ross Common Stock subject to such Option or Warrant divided by the number of full shares of CUC International Common

Stock deemed purchasable pursuant to such Option or Warrant, with appropriate cash payments in lieu of fractional shares.

    As soon as practicable following the Effective Time, CUC International will deliver to each holder of an Option, which immediately prior to the Effective Time evidenced the right to acquire shares of Advance Ross Common Stock, an appropriate notice setting forth such holder's right to acquire shares of CUC International Common Stock and the Option agreements of each such holder will be deemed to be appropriately amended such that the Options thereafter will evidence the right to acquire shares of CUC International Common Stock on substantially the same terms and conditions as those contained in the outstanding Options, subject to the adjustments contemplated by the Merger Agreement.

    Advance Ross and Allen & Company have executed a supplement, dated October 17, 1995, to the Warrant pursuant to which certain clarifications to the provisions thereof were made, including, without limitation, the following: (i) in the case of any consolidation or merger involving Advance Ross (irrespective of whether Advance Ross is the surviving or resulting corporation in such transaction) and in which the holders of Advance Ross Common Stock receive capital stock and/or other securities of any entity or person other than Advance Ross (an "Issuer") in exchange or substitution for their shares of Advance Ross Common Stock, Advance Ross has agreed to cause the Issuer at or prior to consummation of such transaction to assume all obligations of Advance Ross under the Warrant, and Allen & Company (upon exercise of the Warrant) will be entitled to receive the kind and amount of shares of capital stock and/or other securities that it otherwise would have been entitled to receive had it exercised the Warrant, in full, immediately prior to consummation of such consolidation or merger transaction at an exercise price per share equal to the quotient obtained by dividing: (x) the aggregate exercise price for the number of shares of Advance Ross Common Stock subject to the Warrant immediately prior to consummation of such consolidation or merger transaction (the "Subject Shares Amount") by (y) the aggregate number of whole shares of the capital stock and/or other securities issuable in respect of the Subject Shares Amount pursuant to the merger or consolidation transaction, and (ii) an Issuer will be required to prepare and file with the Commission, and use its best efforts to have declared effective by the Commission, upon the request of Allen & Company, a registration statement covering the Warrant and the shares of capital stock and/or other securities for which the Warrant will be exercisable following the consummation of such consolidation or merger transaction, and to keep such registration statement effective for a period not to exceed six months. Under certain circumstances, an Issuer shall be entitled in lieu of such requested registration to include the Warrant and shares of capital stock and/or other securities issuable upon the exercise thereof in a registration statement of the Issuer relating to the sale of any class or series of its securities, irrespective of whether the registration statement relates to an offering for the account of such Issuer.


REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by Advance Ross with respect to: corporate organization and qualification, capitalization, requisite approvals, opinion of financial advisor, authority, consents and approvals and no violations, litigation, filings by Advance Ross with the Commission, financial statements, absence of certain changes or events, employment agreements, brokers and finders, information included in this Proxy Statement/Prospectus and the Registration Statement, taxes, employee benefits, intangible property, certain contracts, accounting matters, absence of unlawful payments and contributions, commission rates, listings, environmental matters, disclosure, and other matters.

    CUC International and Merger Sub also have made certain representations and warranties with respect to: corporate organization and qualification, capitalization, authorization for the issuance of CUC International Common Stock in the Merger, authority, consents and approvals and no violations, ownership of Merger Sub, filings by CUC International with the Commission, financial statements, absence of certain changes or events, litigation, information included in this Proxy Statement/Prospectus and the Registration Statement, brokers and finders, ownership of shares, accounting matters, disclosure, and other matters.

CERTAIN COVENANTS

    The Merger Agreement contains certain covenants and agreements, certain of which are summarized below.

    Conduct of Business. Pursuant to the Merger Agreement, Advance Ross has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement or as otherwise consented to in writing by CUC International, Advance Ross will, and will cause each of its respective subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and will not: (i) except as otherwise provided and except for shares to be issued upon the exercise of outstanding Options or the Warrant, issue, sell, dispose of, pledge or otherwise encumber any additional shares of capital stock of any class, any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any such shares, or any rights, warrants, options, calls, commitments or other agreements to purchase or acquire any such shares of capital stock, or securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any such shares, or any other securities in respect of, in lieu of or in substitution for shares of Advance Ross Common Stock outstanding on the date of the Merger Agreement; (ii) redeem, purchase or otherwise acquire any of its outstanding securities (or propose to engage in any such transaction except for the possible redemption of the Advance Ross Preferred Stock pursuant to the terms of the Merger Agreement); (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, except for regular quarterly dividends on the outstanding Advance Ross Preferred Stock; (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Advance Ross or any of its operating subsidiaries (other than the Merger); (v) adopt any amendments to its charter or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership of any operating subsidiary; (vi) make any acquisition, by means of merger, consolidation or otherwise, or disposition of assets or securities; (vii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to Advance Ross or its wholly owned subsidiaries or pursuant to joint venture agreements; (viii) make or revoke any material tax election, settle or compromise any federal or state, local or foreign tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes (except that Advance Ross and its subsidiaries may make tax elections that are consistent with prior elections (in past years) so long as Advance Ross provides CUC International with reasonable prior notice, to the extent possible, of its intention to do so); (ix) make or revoke any material tax election, settle or compromise any material federal, state, or local or foreign tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes (except that Advance Ross and its subsidiaries may make tax elections that are consistent with prior such elections (in past years) upon notice to CUC International that it intends make such election); (x) incur any liability for taxes other than in the ordinary course of business; or (xi) authorize, recommend, propose or announce an intention to effect any of the foregoing, or enter into any contract, agreement, commitment or arrangement to effect any of the foregoing.

    Proxy Statement/Prospectus. Advance Ross has agreed to take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws promptly to convene the Meeting to consider and vote upon adoption of the Merger Agreement by the holders of Advance Ross Common Stock and, subject to its fiduciary duties under applicable law based upon the advice of independent legal counsel, the Advance Ross Board of Directors has agreed to recommend the adoption of the Merger Agreement by such holders and to take all lawful action to solicit, and use its best efforts to obtain, the votes of such holders "FOR" such adoption. See "The Merger--Recommendation of Advance Ross' Board of Directors."

    In connection with the Meeting and the shares of CUC International Common Stock to be issued in the Merger, (i) CUC International has agreed promptly to prepare and file with the Commission the Registration Statement of which this Proxy Statement/Prospectus forms a part, providing for the registration under the Securities Act of the shares of CUC International Common Stock to be issued in the Merger, and (ii) Advance Ross has agreed promptly to prepare and file with the Commission a proxy statement, together with all related proxy solicitation materials of Advance Ross, in connection with the solicitation by Advance Ross at the Meeting of votes of the holders of Advance Ross Common Stock with respect to the adoption by such holders of the Merger Agreement. Advance Ross has further agreed to use its best efforts to cause the proxy statement to be mailed to holders of Advance Ross Common Stock (who are entitled to notice of and to vote at the Meeting) at the earliest practicable date and to cooperate with CUC International with respect to the timing of the Meeting and to use its best efforts to call and to convene the Meeting as promptly as practicable.

    Employment Matters. In addition, Advance Ross has agreed that, without the prior written consent of CUC International, it will not: grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business and in accordance with its customary past practices; pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of its existing benefit, severance, pension or employment plans or arrangements; enter into any new or materially amend any existing employment or severance agreement or, except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement not in existence on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of enhancing any benefits thereunder.

    No Solicitation. Advance Ross, its subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Advance Ross or any of its subsidiaries) (collectively, the "Advance Ross Representatives") have agreed immediately to cease any discussions or negotiations with any party that may have been ongoing with respect to a Competing Transaction (as defined below). From and after the Effective Time until the termination of the Merger Agreement, Advance Ross has agreed that neither it nor any of its subsidiaries will, nor will Advance Ross authorize or permit any of its subsidiaries or any of the Advance Ross Representatives to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction or agree to or endorse any Competing Transaction, and Advance Ross has agreed to notify CUC International orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its subsidiaries or any such Advance Ross Representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, Advance Ross has agreed to deliver to CUC International a copy of such inquiry or proposal promptly. However, Advance Ross is not obligated to deliver to CUC International a copy of such written inquiry or proposal if the Advance Ross Board of Directors, after consultation with and based upon the advice of independent legal counsel (who may be the regularly engaged independent counsel of Advance Ross) determines in good faith that delivery to CUC International of such written inquiry or proposal would cause the Advance Ross Board of Directors to breach its fiduciary duties to holders of Advance Ross Common Stock under applicable law. In addition, Advance Ross or its Board of Directors may (i) take and disclose to its stockholders a position contemplated by Exchange Act Rule 14e-2 or (ii) make any disclosure to its stockholders that, in the good faith judgment of its Board of Directors, after consultation with and based upon the advice of independent legal counsel (who may be the regularly engaged independent legal counsel of Advance Ross), is required under applicable law. Finally, notwithstanding the foregoing, Advance Ross may (A) furnish information to, or enter into discussions or negotiations with, any person or entity that after the Effective Time states in an unsolicited writing that it has a bona fide serious interest to make a Superior Proposal (as defined below) if (1) the Board of Directors of Advance Ross, after consultation with and based upon the advice of independent legal counsel (who may be the regularly engaged independent legal counsel of Advance Ross), determines in good faith that such action is necessary for the Board of Directors of Advance Ross to comply with its fiduciary duties to stockholders under applicable law and, after consultation with and based upon the advice of an independent financial advisor (who may be the regularly engaged independent financial advisor of Advance
Ross), determines in good faith that such person or entity is capable of making, financing and consummating a Superior Proposal, and (2) prior to taking such action, Advance Ross provides reasonable notice to CUC International to the effect that it is taking such action and receives from such person or entity an executed confidentiality agreement in reasonably customary form or (B) fail to make, withdraw or modify its recommendation to holders of Advance Ross Common Stock to, among other things, vote at the Meeting for adoption of the Merger Agreement if there exists a Competing Transaction and the Board of Directors of Advance Ross, after consultation with and based upon the advice of independent legal counsel (who may be the regularly engaged independent counsel of Advance
Ross), determines in good faith that such action is necessary for the Board of Directors of Advance Ross to comply with its fiduciary duties to stockholders under applicable law.

    "Competing Transaction" means any of the following (other than the transactions between Advance Ross, CUC International and Merger Sub contemplated by the Merger Agreement) involving Advance Ross: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a substantial portion of the assets of Advance Ross and its subsidiaries, taken as a whole, or of more than 25% of the equity securities of Advance Ross or any of its subsidiaries, in any case in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Advance Ross or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any public announcement of a proposal, plan or intention to effect any of the foregoing or any agreement to engage in any of the foregoing.

    "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all the shares of Advance Ross Common Stock then outstanding or all or substantially all the assets of Advance Ross on terms which the Board of Directors of Advance Ross determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the stockholders of Advance Ross than the Merger.

    Indemnification of Directors and Officers. To preserve existing rights of indemnification agreed to by Advance Ross, CUC International has agreed to indemnify, and to cause the surviving corporation in the Merger to indemnify, from and after the Effective Time, the present and former officers, directors and employees of Advance Ross and any of its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under applicable law. CUC International and Merger Sub have agreed that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present or former directors, officers, employees, fiduciaries and agents of Advance Ross or any of its subsidiaries as provided in Advance Ross' charter or bylaws or pursuant to other agreements, or pursuant to the similar documents of any of Advance Ross' subsidiaries, as in effect as of the date of the Merger Agreement, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of five years from the Effective Time, provided that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim.

    In addition, CUC International has agreed to cause to be maintained in effect for not less than three years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Advance Ross and its subsidiaries with respect to matters occurring prior to the Effective Time, provided that (a) CUC International may substitute therefor policies of substantially the same coverage containing terms and conditions which are not less advantageous, in any material respect, to the indemnified parties and (b) CUC International is not required to pay an annual premium for such insurance in excess of $150,000, but in such case shall purchase as much coverage as possible for such amount.

    Pooling Accounting. The Merger Agreement provides that none of CUC International, its direct or indirect wholly owned subsidiaries, or Advance Ross or its subsidiaries will take any action which would prevent the Merger from being accounted for as a pooling-of-interests transaction.

    Other Covenants. Each of CUC International, Merger Sub and Advance Ross, with respect to the Merger, has agreed promptly to (i) make all requisite governmental filings, including filings pursuant to the Securities Act and the Exchange Act and required submissions under the HSR Act, (ii) to use its best efforts to take, or cause to be taken, all other actions and do or cause to be done, all other things necessary, proper or appropriate under applicable law to consummate, as soon as practicable, the transactions contemplated by the Merger Agreement, and (iii) provide the other parties to the Merger Agreement of any notice of, or other communication relating to (A) a default (or event which, with notice, lapse of time or both, would become a default) received by it or any of its subsidiaries subsequent to the date of the Merger Agreement and prior to the Effective Time, under any contract which is material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject, (B) any consent of a third party required for consummation of the transactions contemplated by the Merger Agreement, or (C) any material adverse change to its financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions.

    Advance Ross also has agreed to use its best efforts to cause to be delivered and addressed to CUC International a letter of Deloitte & Touche LLP, dated as of a date within two business days before the date on which the Registration Statement (of which this Proxy Statement/Prospectus is a part) is declared effective by the Commission, in form and substance reasonably satisfactory to CUC International and customary in scope and substance for letters delivered by independent auditors in connection with registration statements similar to the Registration Statement.


CONDITIONS

    The respective obligations of CUC International, Advance Ross and Merger Sub, as applicable, to consummate the Merger are subject to the following conditions, among others: (i) the representations and warranties of the parties, set forth in the Merger Agreement (i.e., the representations and warranties of CUC International and Merger Sub, in the case of the assertion by Advance Ross of a breach, and the representations and warranties of Advance Ross, in the case of the assertion by CUC International or Merger Sub of a breach) shall be true and correct in all material respects on and as of the Effective Time (except to the extent they relate to a particular date), and such parties shall have performed in all material respects all of their material obligations under the Merger Agreement and the other parties shall have received at the Effective Time an officer's certificate to such effect dated the Effective Time; (ii) the Merger Agreement shall have been duly approved by the holders of a majority of the outstanding shares of Advance Ross Common Stock, in accordance with applicable law and Advance Ross' Restated Certificate of Incorporation and By-laws; (iii) there shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated by the Merger Agreement not be consummated; (iv) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the Commission, and CUC International shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of CUC International Common Stock in exchange for the shares of Advance Ross Common Stock in the Merger; (v) the shares of CUC International Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; and (vi) the waiting periods under the HSR Act shall have expired or been terminated.

    The obligations of CUC International and Merger Sub to effect the Merger are further subject to the following additional conditions: (i) CUC International shall have received from Ernst & Young LLP, its independent auditors, a letter to the effect that pooling-of-interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms and conditions of the Merger Agreement, and Advance Ross shall have used commercially reasonable efforts to cause its independent auditors, Deloitte & Touche LLP, to cooperate fully (including, without limitation, by delivering to Advance Ross a letter substantially similar to Ernst & Young LLP's letter to CUC International) with Ernst & Young LLP in connection with the delivery to CUC International of such letter; (ii) each "affiliate" of Advance Ross shall have performed all of their respective obligations under their respective letters, dated October 17, 1995, from such affiliate to Advance Ross and CUC International and Allen & Company shall have performed all of its respective obligations under the letter, dated October 17, 1995, from such firm to Advance Ross and CUC International and CUC International shall have received certificates from each affiliate and Allen & Company to that effect; (iii) all filings required to be made prior to the Effective Time by Advance Ross with, and all consents required to be obtained prior to the Effective Time from, all governmental and regulatory authorities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby shall have been made or obtained (except, in the case of CUC International and Merger Sub, where the failure to make such filing or obtain such consent would not reasonably be expected to have a material adverse effect on CUC International); (iv) all additional required consents and approvals of any third party (other than a governmental authority) shall have been obtained; (v) Deloitte & Touche LLP, Advance Ross' independent auditors, shall have delivered to CUC International one or more "comfort letters" respecting the financial information contained in this Proxy Statement/Prospectus; and (vi) all Advance Ross stock option plans and agreements pursuant to which the Options were granted shall have been terminated or substituted in a manner satisfactory to CUC International and all options outstanding under the Directors Deferral Plan shall have been cancelled and the Directors Deferral Plan shall have been terminated, and (iv) certain existing financial advisory fee payment arrangements between Advance Ross and Allen & Company shall have been terminated without further liability to Advance Ross other than certain indemnification provisions in connection therewith. See "The Merger--Opinion of Advance Ross' Financial Advisor."

    The obligation of Advance Ross to effect the Merger is subject to the additional condition that Advance Ross shall have received the required opinion of Katten Muchin & Zavis, its tax counsel, to the effect that: (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of CUC International, Merger Sub and Advance Ross will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a holder of Advance Ross Common Stock as a result of the Merger in respect of shares of Advance Ross Common Stock converted solely into shares of CUC International Common Stock (except with respect to cash, if any, received by such holders in lieu of fractional share interests in CUC International Common Stock).

TERMINATION

    Termination by Mutual Consent. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time either by the mutual written consent of CUC International and Advance Ross, or by mutual action of their respective Boards of Directors.

    Termination by Either CUC International or Advance Ross. The Merger Agreement may be terminated and the Merger abandoned by action of the Board of Directors of either CUC International or Advance Ross if: (i) the Merger shall not have been consummated by January 31, 1996 (provided that such right to terminate shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction in the United States or another governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) the Merger and the issuance of CUC International Common Stock therein shall have been voted on by the stockholders of Advance Ross at a meeting duly convened therefor and the vote shall not have been sufficient to approve the Merger.

    Termination by CUC International. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action of the Board of Directors of CUC International if: (i) Advance Ross shall have failed to comply in any material respect with any of its covenants, conditions or agreements contained in the Merger Agreement, which failure to comply has not been cured within five business days following receipt by Advance Ross of notice of such failure; (ii) any representation or warranty of Advance Ross contained in the Merger Agreement shall not be true in all material respects when made (provided such breach has not been cured within five business days following receipt by Advance Ross of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent such representation or warranty relates to a particular date); (iii) the Board of Directors of Advance Ross withdraws, modifies or changes its recommendation to holders of Advance Ross Common Stock of the Merger Agreement or the Merger in a manner adverse to CUC International or Merger Sub, or shall have resolved to do any of the foregoing; or (iv) the Board of Directors of Advance Ross shall have recommended to the holders of Advance Ross Common Stock any Competing Transaction or entered into an agreement with respect to any Competing Transaction, or shall have resolved to do any of the foregoing.

    Termination by Advance Ross. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action of the Board of Directors of Advance Ross, if: (i) CUC International or Merger Sub shall have failed to comply in any material respect with any of its covenants, conditions or agreements contained in the Merger Agreement, which failure to comply has not been cured within five business days following receipt by the breaching party of notice of such failure; (ii) any representation or warranty of CUC International or Merger Sub contained in the Merger Agreement shall not be true in all material respects when made (provided such breach has not been cured within five business days following receipt by the breaching party of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date); or (iii) Advance Ross enters into a definitive agreement accepting a Superior Proposal provided it has made payment of the fees specified in the immediately following paragraph.

    Effect of Termination and Abandonment. Generally, if the Merger Agreement is terminated by CUC International or Advance Ross as described above, the Merger Agreement will become void without any liability of CUC International, Merger Sub on Advance Ross (or any of their respective affiliates, directors, officers or stockholders), except for the termination fees payable under the circumstances described in the next sentence and those provisions of the Merger Agreement which specifically address the payment of transaction expenses by the respective parties. If, however, the Merger Agreement is terminated due to: (i) the failure to receive, in respect of the Merger, the requisite approval by the holders of Advance Ross Common Stock (if at or prior to the Meeting a Competing Transaction shall have been commenced or publicly announced or disclosed and Advance Ross' Board shall not have rejected such Competing Transaction); (ii) the Advance Ross Board shall have withdrawn, modified or changed its recommendation to adopt the Merger Agreement or approve the Merger in a manner adverse to CUC International or Merger Sub, or shall have approved or recommended to holders of Advance Ross Common Stock any Competing Transaction, or Advance Ross shall have entered into an agreement with respect to a Competing Transaction or the Advance Ross Board shall have resolved to do any of the foregoing; or (iii) Advance Ross shall have entered into a definitive agreement relating to a Superior Proposal, then, in any such case, Advance Ross shall pay to CUC International $2.5 million. In addition, if Advance Ross consummates any Competing Transaction within one year after (A), in the case where the Merger Agreement shall have been terminated by reason of the event described in clause (i) above, the earlier to occur of the Meeting or the payment of the first $2.5 million, (B), in the case where the Merger Agreement shall have been terminated by reason of the event described in clause (ii) above, the termination of the Merger Agreement by CUC International, and (C), in the case where the Merger Agreement shall have been terminated by reason of the event described in clause (iii) above, the termination of the Merger Agreement by Advance Ross, then Advance Ross shall pay to CUC International an additional termination fee of $2.5 million. Notwithstanding the foregoing, the aforementioned termination fees (up to an aggregate of $5.0 million) would not be payable to CUC International in the event of the termination by CUC International of the Merger Agreement in the case of clause (ii) or (iii) above if Advance Ross delivers to CUC International a notice of termination in respect of a breach by CUC International of its representations, warranties, covenants or agreements and Advance Ross is entitled to terminate the Merger Agreement as a result of such breach.

    For example, if under the circumstances described in clause (iii) of the preceding paragraph, Advance Ross were to enter into a definitive agreement in respect of a "Superior Proposal" (as defined above in "--Certain Covenants"), CUC International would be entitled to receive from Advance Ross a termination fee of $2.5 million and, if Advance Ross within one year thereafter were to consummate any "Competing Transaction" (as defined above in "--Certain Covenants"), irrespective of whether such transaction relates to a Superior Proposal, CUC International would be entitled to receive an additional termination fee of $2.5 million.

FEES AND EXPENSES

    Whether or not the Merger is consummated, each party to the Merger Agreement and the holders of Advance Ross Common Stock are required to pay their own expenses incident to, preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby, provided that the surviving corporation is required to pay, with funds of Advance Ross and not with funds provided by any of CUC International or its direct or indirect wholly owned subsidiaries, any and all property or transfer taxes imposed on the surviving corporation. The cost of printing the Registration Statement and this Proxy Statement/Prospectus will be borne equally by Advance Ross and CUC International.

MODIFICATION OR AMENDMENT

    Subject to applicable provisions of the DGCL, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, provided that after approval of the Merger by the holders of Advance Ross Common Stock, no amendment may be made which changes the consideration payable in the Merger or which adversely affects the rights of holders of Advance Ross Common Stock, without the approval of such holders of Advance Ross Common Stock.

WAIVER

    The conditions to each of the parties' obligations to consummate the Merger may be waived by such party, in whole or in part, to the extent permitted by applicable law.

                             STOCKHOLDERS AGREEMENT


    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT, WHICH IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT / PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE STOCKHOLDERS AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE. ALL CAPITALIZED TERMS USED AND NOT DEFINED BELOW HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM IN THE STOCKHOLDERS AGREEMENT. ALL HOLDERS OF ADVANCE ROSS COMMON STOCK ARE ENCOURAGED TO READ THE STOCKHOLDERS AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

    Concurrently with the execution and delivery of the Merger Agreement, CUC International entered into an agreement with the Voting Stockholders (who constitute all directors and executive officers of Advance Ross who are holders of Advance Ross Common Stock) who owned at September 30, 1995, in the aggregate, 206,632 shares (or approximately 2.9%) of the outstanding Advance Ross Common Stock.

    Voting. Pursuant to the Stockholders Agreement, each Voting Stockholder has agreed that until the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Advance Ross Common Stock, however called, or in connection with any written consent of the Advance Ross' stockholders, such Voting Stockholder will vote (or cause to be voted) the shares of Advance Ross Common Stock held of record or beneficially owned by such stockholder: (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Advance Ross under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by CUC International, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Advance Ross, (B) a sale, lease or transfer of a material amount of assets of Advance Ross, or a reorganization, recapitalization, dissolution or liquidation of Advance Ross, and (C)(1) any change in a majority of the persons who constitute the Board of Directors of Advance Ross, (2) any change in the present capitalization of Advance Ross or any amendment of Advance Ross' Restated Certificate of Incorporation or By-laws, (3) any other material change in Advance Ross' corporate structure or business, or (4) any other action which in the case of each of the matters referred to in clauses C(1), (2) or (3) above, is intended to, or reasonably could be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement and the Stockholders Agreement. Each of the Voting Stockholders further has agreed not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of the provisions and agreements described above.

    Representations, Warranties, Covenants and Other Agreements. The Voting Stockholders have made certain customary representations, warranties and covenants, including with respect to (i) their ownership of the shares of Advance Ross Common Stock, (ii) their capacity and authority to enter into and perform their obligations under the Stockholders Agreement, (iii) noncontravention, (iv) the receipt of requisite governmental consents and approvals, (v) the absence of liens and encumbrances on and in respect of their shares of Advance Ross Common Stock, (vi) restrictions on the transfer of their shares of Advance Ross Common Stock, (vii) the solicitation of Competing Transactions and (viii) finders fees.

    Termination. Other than as provided therein, the Stockholders Agreement will terminate by its terms on the earlier to occur of the termination of the Merger Agreement or the Effective Time.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined balance sheet as of October 31, 1995 and the unaudited pro forma condensed combined statements of income for the years ended January 31, 1995, 1994 and 1993 and for the nine-month period ended October 31, 1995 give effect to the intended conversion of the outstanding shares of Advance Ross Common Stock into shares of CUC International Common Stock, at a conversion ratio of 5/6 of one share of CUC International Common Stock for each outstanding share of Advance Ross Common Stock, as if the transaction had occurred on October 31, 1995. The unaudited pro forma condensed combined statements of income for the years ended January 31, 1995, 1994 and 1993 also give effect to the September 17, 1995 conversion of the outstanding shares of NAOG common stock into shares of CUC International Common Stock, at a conversion ratio of 1.77 shares of CUC International Common Stock for each outstanding share of NAOG common stock, and to the June 27, 1995 conversion of the outstanding shares of Getko common stock into shares of CUC International Common Stock, at a conversion ratio of 3.25 shares of CUC International Common Stock for each outstanding share of Getko common stock, as these amounts were previously excluded from CUC International's historical financial statements due to their insignificance. NAOG and Getko are referred to in the unaudited pro forma financial statements as "Other Pooled Entities." The pro forma information gives effect to these transactions under the pooling-of-interests method of accounting and the adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

    During the nine-month period ended October 31, 1995, CUC International completed various acquisitions accounted for in accordance with the purchase method of accounting which, in the aggregate, were not significant and, therefore, are not included in the unaudited pro forma condensed combined financial statements.

    The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the above acquisitions had been consummated as of the dates indicated or the operating results which may be obtained by CUC International in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the consolidated audited financial statements, related notes thereto and other financial information included in the CUC 10-K and the Advance Ross 10-K.

                               CUC INTERNATIONAL
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                       AT
                                OCTOBER 31, 1995
                                 (IN THOUSANDS)

                                                 CUC
                                            INTERNATIONAL   ADVANCE ROSS    ADJUSTMENTS    PRO FORMA
                                            -------------   ------------    -----------    ----------
ASSETS
Current Assets
  Cash and cash equivalents..................   $160,261      $ 16,361                     $  176,622
  Receivables................................    255,303        25,173                        280,476
  Other current assets.......................    190,892         7,372                        198,264
                                                --------    ------------                   ----------
    Total current assets.....................    606,456        48,906                        655,362
Contract renewal rights and intangible
assets.......................................    262,973        16,252                        279,225
Other non-current assets.....................     88,194         7,243                         95,437
                                                --------    ------------                   ----------
Total assets.................................   $957,623      $ 72,401                     $1,030,024
                                                ========    ============                   ==========

Accounts payable and accrued expenses and
  federal and state income taxes payable.....   $102,942      $ 22,364                     $  125,306
Deferred membership income, net..............    211,024                                      211,024
Other non-current liabilities................     18,180         8,767                         26,947
                                                --------    ------------                   ----------
Total liabilities............................    332,146        31,131                        363,277
Shareholders' equity:
  Common stock...............................      1,848            76            (17)(a)       1,907
  Preferred stock............................                      506           (506)(a)           0
  Additional paid in capital.................    304,549         2,583         (1,190)(a)     305,942
  Retained earnings..........................    344,242        39,818                        384,060
  Treasury stock.............................    (25,162)       (1,713)         1,713(a)      (25,162)
                                                --------    ------------                   ----------
Total shareholders' equity...................    625,477        41,270                        666,747
                                                --------    ------------                   ----------
Total liabilities and
  shareholders' equity.......................   $957,623      $ 72,401                     $1,030,024
                                                ========    ============                   ==========


                               CUC INTERNATIONAL

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                       NINE MONTHS ENDED OCTOBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      CUC INTERNATIONAL    ADVANCE ROSS    PRO FORMA
                                                      -----------------    ------------    ----------
Membership and service fees and other revenues.....       $ 979,886          $ 57,130      $1,037,016
EXPENSES
  Operating........................................         263,404            15,228         278,632
  Marketing........................................         385,684            22,297         407,981
  General and administrative.......................         145,345             8,482         153,827
  Other (income) expense, net......................            (838)             (483)         (1,321)
                                                      -----------------    ------------    ----------
Total expenses.....................................         793,595            45,524         839,119
                                                      -----------------    ------------    ----------
Income before income taxes.........................         186,291            11,606         197,897
Provision for income taxes.........................          70,884             6,254          77,138
                                                      -----------------    ------------    ----------
Net income.........................................       $ 115,407          $  5,352      $  120,759
                                                      =================    ============    ==========

Net income per common share........................       $    0.62          $   0.61      $     0.62
                                                      =================    ============    ==========

Weighted average number of common and dilutive
  common equivalent shares outstanding.............         186,873             8,786         194,209
                                                      =================    ============    ==========


                               CUC INTERNATIONAL

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                          YEAR ENDED JANUARY 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                OTHER
                                      CUC INTERNATIONAL    POOLED ENTITIES    ADVANCE ROSS    PRO FORMA
                                      -----------------    ---------------    ------------    ----------
Membership and service fees and
  other revenues...................      $ 1,044,669           $71,323          $ 66,904      $1,182,896
EXPENSES
  Operating........................          282,772            20,628            17,373         320,773
  Marketing........................          421,987            31,677            25,926         479,590
  General and administrative.......          149,139            22,967             8,060         180,166
  Other (income) expense, net......              247              (290)              625             582
                                      -----------------    ---------------    ------------    ----------
Total expenses.....................          854,145            74,982            51,984         981,111
                                      -----------------    ---------------    ------------    ----------
Income before income taxes.........          190,524            (3,659)           14,920         201,785
Provision for income taxes.........           72,933            (2,288)            6,574          77,219
                                      -----------------    ---------------    ------------    ----------
Net income.........................      $   117,591           $(1,371)         $  8,346      $  124,566
                                      =================    ===============    ============    ==========

Net income per common share........      $      0.66           $ (0.69)         $    .97      $     0.66(c)
                                      =================    ===============    ============    ==========

Weighted average number of common
  and dilutive common equivalent
  shares outstanding...............          176,834             1,988             8,624         189,219
                                      =================    ===============    ============    ==========


                               CUC INTERNATIONAL

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                          YEAR ENDED JANUARY 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  OTHER
                                        CUC INTERNATIONAL    POOLED ENTITIES    ADVANCE ROSS    PRO FORMA
                                        -----------------    ---------------    ------------    ---------
Membership and service fees and other
  revenues...........................       $ 879,324            $54,778          $ 50,699      $ 984,801
EXPENSES
  Operating..........................         242,229             11,104            14,439        267,772
  Marketing..........................         356,540             16,712            21,253        394,505
  General and administrative.........         132,973             23,180             6,078        162,231
  Other (income) expense, net........           5,387                (14)            1,662          7,035
                                        -----------------    ---------------    ------------    ---------
Total expenses.......................         737,129             50,982            43,432        831,543
                                        -----------------    ---------------    ------------    ---------
Income before income taxes...........         142,195              3,796             7,267        153,258
Provision for income taxes...........          54,824              2,103             2,180         59,107
                                        -----------------    ---------------    ------------    ---------
Net income...........................       $  87,371            $ 1,693          $  5,087      $  94,151
                                        =================    ===============    ============    =========

Net income per common share..........       $    0.51            $  0.86          $   0.63      $    0.51(c)
                                        =================    ===============    ============    =========

Weighted average number of common and
  dilutive common equivalent shares
  outstanding........................         171,197              1,974             8,092        183,113
                                        =================    ===============    ============    =========


                               CUC INTERNATIONAL

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                          YEAR ENDED JANUARY 31, 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  OTHER
                                        CUC INTERNATIONAL    POOLED ENTITIES    ADVANCE ROSS    PRO FORMA
                                        -----------------    ---------------    ------------    ---------
Membership and service fees and other
  revenues...........................       $ 742,280            $46,676          $ 12,015      $ 800,971
EXPENSES
  Operating..........................         196,867              9,212             3,020        209,099
  Marketing..........................         328,389             13,352             5,037        346,778
  General and administrative.........         108,676             20,072             2,508        131,256
  Other (income) expense, net........          12,246               (239)              429         12,436
                                        -----------------    ---------------    ------------    ---------
Total expenses.......................         646,178             42,397            10,994        699,569
                                        -----------------    ---------------    ------------    ---------
Income before income taxes...........          96,102              4,279             1,021        101,402
Provision for income taxes...........          37,259                124               352         37,735
                                        -----------------    ---------------    ------------    ---------
Net income...........................       $  58,843            $ 4,155          $    669      $  63,667
                                        =================    ===============    ============    =========

Net income per common share..........       $    0.38            $  2.11          $   0.09      $    0.38(c)
                                        =================    ===============    ============    =========

Weighted average number of common and
  dilutive common equivalent shares
  outstanding........................         156,558              1,971             7,418        167,908
                                        =================    ===============    ============    =========


      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a) At the Effective Time, each share of Advance Ross Common Stock will be converted into shares of CUC International Common Stock at a conversion rate of 5/6 of one share of CUC International Common Stock for each outstanding share of Advance Ross Common Stock and each share of Advance Ross Preferred Stock will be converted into that number of shares of CUC International Common Stock equal to the quotient obtained by dividing (x) the Redemption Price by (y) the Average Stock Price. The unaudited pro forma condensed combined financial statements assume that all outstanding shares of Advance Ross Common Stock (7,075,370 shares as of October 31, 1995) and that all outstanding shares of Advance Ross Preferred Stock (16,923 shares as of October 31, 1995) will be converted and approximately 5.9 million shares of CUC International Common Stock will be issued. The effect of this transaction, accounted for in accordance with the pooling-of-interests method of accounting, was to increase CUC International Common Stock, $.01 par value per share, by $59,000 and additional paid in capital by approximately $1.4 million and to eliminate Advance Ross Common Stock, Advance Ross Preferred Stock and Advance Ross treasury stock.

(b) The pro forma information is based on the historical financial statements of Advance Ross contained in the Advance Ross 10-K, the historical financial statements of NAOG contained in its audited financial statements for each of the three years ended December 31, 1994, the historical financial statements of Getko contained in its audited financial statements for each of the three years ended November 30, 1994, and the quarterly financial information of Advance Ross for the nine-month period ended October 31, 1995. The December 31, 1994 historical financial statements of NAOG and the November 30, 1994 historical financial statements of Getko have been adjusted to conform with CUC International's January 31, 1995 fiscal year end.


(c) Income per share from continuing operations has been computed based upon the combined weighted average number of common and dilutive common equivalent shares outstanding of CUC International, Advance Ross, NAOG and Getko for each period. Historical weighted average common and dilutive common equivalent shares outstanding of Advance Ross, NAOG and Getko for each period have been adjusted to reflect the applicable exchange ratios and the shares of CUC International Common Stock to be exchanged for Advance Ross Preferred Stock. In addition, the weighted average number of common and dilutive common equivalent shares outstanding have been adjusted for, and give effect to, in the case of the Advance Ross Common Stock, the 2:1 split thereof effected on each of February 4, 1994 and September 8, 1995 and, in the case of CUC International Common Stock, the 3:2 split thereof effected on June 30, 1995.


(d) The unaudited pro forma condensed combined financial statements do not include costs and expenses associated with the Advance Ross and NAOG transactions which are expected to approximate $5 million in the aggregate.

(e) Certain reclassifications were made to conform the historical financial statements of Other Pooled Entities to those of CUC International.

          PRO FORMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    Pro forma combined operating revenues for the nine months ended October 31, 1995 are $1,037,016,000. The largest contributing factor to revenue growth is the continual rapid growth of CUC International's membership base. CUC International has maintained a flexible marketing plan in the past and will continue to do so by utilizing Advance Ross as a distribution channel through which to market existing products and services. Pro forma earnings per share for the nine months ended October 31, 1995 remain unaffected at $.62, which includes Advance Ross operations for the same period. CUC International believes that future results of operations should be favorably, although not materially, affected by the Merger.

    CUC International's operations and acquisitions have been funded with cash flow from operations and credit facilities. Furthermore, after the consummation of the Merger with Advance Ross, cash flow from operations and existing CUC International credit facilities will be sufficient to achieve CUC International's current and long-term objectives. CUC International believes that its liquidity has not been adversely affected by any acquisitions it has made and that CUC International's liquidity will not be adversely affected by the Merger.

                   COMPARISON OF COMMON STOCKHOLDERS' RIGHTS

    At the Effective Time, holders of Advance Ross Common Stock immediately prior to such time will become holders of CUC International Common Stock. The following summary compares the material differences between the rights of holders of shares of CUC International Common Stock and the rights of holders of shares of Advance Ross Common Stock. CUC International and Advance Ross both are incorporated under the laws of the State of Delaware; accordingly, the only differences arise from the distinctions between the Restated Certificate of Incorporation and By-Laws of CUC International and the Restated Certificate of Incorporation and By-Laws of Advance Ross.

    The following summary does not purport to be a complete statement of the rights of holders of shares of CUC International Common Stock and shares of Advance Ross Common Stock under, and is qualified in its entirety by reference to, the Restated Certificate of Incorporation (the "CUC International Charter") and By-Laws (the "CUC International By-Laws") of CUC International and the Restated Certificate of Incorporation (the "Advance Ross Charter") and By-Laws (the "Advance Ross By-Laws") of Advance Ross.

DIRECTORS

    Number. The CUC International By-Laws provide that the Board of Directors of CUC International cannot be fixed at less than three members. The CUC International Charter further provides that amendment of the foregoing provision requires the affirmative vote of the holders of 80% or more of the outstanding voting stock.

    The Advance Ross By-Laws provide that the Board of Directors of Advance Ross shall consist of not less than five or more than eleven members, the exact number to be fixed by the vote of a majority of the entire Advance Ross Board of Directors.

    Classified Board. Both the CUC International By-Laws and the Advance Ross By-Laws provide for a classified Board of Directors.

    Removal of Directors. The CUC International Charter and the CUC International By-Laws provide that any and all directors may be removed, with or without cause, by the affirmative vote of holders of at least 80% of the combined voting power of the outstanding shares of stock entitled to vote for the election of directors.

    Neither the Advance Ross Charter nor the Advance Ross By-Laws contains a specific provision regarding the removal of directors. Therefore, under the applicable DGCL provisions with respect to removal of directors of a classified board, the stockholders of Advance Ross may, by the affirmative vote of holders of a majority of the combined voting power of the outstanding shares of stock entitled to vote, remove a director only for cause.

    Indemnification of Directors and Officers. The CUC International By-Laws and the Advance Ross Charter each provide that the corporation shall indemnify to the full extent permitted by, and in the manner permissible under, the DGCL any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative. See "The Merger-- Interest of Certain Persons in the Merger--Indemnification."

AMENDMENTS TO THE CHARTERS

    The CUC International Charter requires the approval of the holders of at least 80% of the outstanding shares of stock entitled to vote to amend provisions of the CUC International Charter relating to the following: (i) the number, election, term and nomination of directors and newly created directorships, vacancies in directorships and removal of directors; (ii) certain business combinations; (ii) amendment of certain provisions of the CUC International By-Laws dealing with stockholder meetings and directors; and (iv) stockholder action without a meeting. All other amendments to the CUC International Charter must be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

    The Advance Ross Charter requires the approval of the holders of at least 66-2/3% of the outstanding shares of stock entitled to vote to amend provisions of the Advance Ross Charter relating to the following: (i) certain business combinations; and (ii) stockholder action without a meeting. All other amendments to the Advance Ross Charter must be approved by a majority of the outstanding shares entitled to vote thereon.

AMENDMENTS TO THE BY-LAWS

    Amendments to certain provisions of the CUC International By-Laws dealing with stockholder meetings and directors must be approved by at least 80% of the shares of outstanding stock entitled to vote thereon.

    Amendments to the Advance Ross By-Laws must be approved by a majority of the shares of outstanding stock entitled to vote thereon.

QUORUM

    The CUC International By-Laws provide that a quorum for the purpose of a meeting of the holders of CUC International Common Stock shall consist of not less than one-third of the issued and outstanding shares of stock of CUC International.

    The Advance Ross By-Laws provide that a quorum for the purpose of a meeting of holders of Advance Ross Common Stock shall consist of the holders of record of a majority of the issued and outstanding shares of the Advance Ross Common Stock entitled to vote at the meeting.

VOTE REQUIRED FOR MERGER AND CERTAIN OTHER TRANSACTIONS

    Under the DGCL, the CUC International Charter and the Advance Ross Charter, an agreement of merger, sale, lease or exchange of all or substantially all of the corporation's assets must be approved by the Board of Directors and then adopted by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon.

    The holders of Advance Ross Preferred Stock do not generally have voting rights. However, the holders of Advance Ross Preferred Stock may (i) elect one-third of the Board of Directors if Advance Ross fails to pay dividends over a 12 month period and (ii) must affirmatively approve, voting as a separate class, by a two-thirds vote of the outstanding shares of the Advance Ross Preferred Stock: (A) any amendment to the Advance Ross Charter that would affect the rights, preferences or powers of the Advance Ross Preferred Stock; (B) any change to the authorized amount or the par value of the Advance Ross Preferred Stock; (C) the sale, disposition, conveyance or lease of all or substantially all the property or business of Advance Ross; or (D) the authorization of a new or additional class of stock which would be preferred or prior to the Advance Ross Preferred Stock either as to dividends or as to assets upon any distribution.



BUSINESS COMBINATIONS FOLLOWING A CHANGE OF CONTROL

    The CUC International Charter includes what generally is referred to as a "fair price provision," which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to approve certain business combinations (including certain mergers, recapitalizations, and the issuance or transfer of securities of CUC International or a subsidiary having an aggregate fair market value of $10 million or more) involving CUC International or a subsidiary and an owner of 5% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the shareholders receive a "fair price" for their holdings and certain other procedural requirements are met.

    The Advance Ross Charter requires (i) the affirmative vote of at least 66 2/3% of all classes of stock, (ii) that a majority of the Board of Directors be disinterested, (iii) that two independent experts selected by the Board of Directors verify the fairness of the transaction, and (iv) that a proxy statement be mailed to all stockholders, as conditions precedent to the merger or consolidation of Advance Ross with or into any other corporation or to authorize any sale or lease of Advance Ross or all or substantially all of the assets of Advance Ross involving an owner of 5% or more of the outstanding shares of Advance Ross.

    This supermajority provision in the Advance Ross Charter shall not apply if
(i) such business combination was approved by a majority of the Board of Directors before the other party became a 5% owner or (ii) there are fewer than 300 holders of record of the outstanding stock of Advance Ross entitled to vote in the election of directors.

    Any amendment to this supermajority provision in the Advance Ross Charter must be approved by the affirmative vote of at least two-thirds of the outstanding shares of stock of Advance Ross entitled to vote in the election of directors.

    Section 203 of the DGCL prohibits certain transactions between a Delaware corporation, the shares of which are listed on a national securities exchange, and an "interested stockholder," unless the certificate of incorporation of the corporation contains a provision expressly electing not to be governed by
Section 203. Neither the CUC International Charter nor the Advance Ross Charter contains such an election.



CUMULATIVE VOTING

    Under DGCL, stockholders are not entitled to cumulative voting in the election of directors unless specifically provided for in the certificate of incorporation. Neither the CUC International Charter nor the Advance Ross Charter contains such a provision.

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY CONSENT

    The CUC International Charter and the CUC International By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

    The Advance Ross By-Laws provide that special meetings of holders of Advance Ross Common Stock may be called by the President or Secretary at the request in writing of the Board of Directors, or at the request in request in writing of stockholders owning a majority in amount of the capital stock of the corporation issued and outstanding and entitled to vote.

    The CUC International Charter and the Advance Ross Charter each provides that any action taken by stockholders must be effected at an annual or special meeting and may not be effected by written consent without a meeting.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at Advance Ross' 1996 Annual Meeting of Stockholders, to be held only in the event the Merger is not consummated, should have been received by Advance Ross not later than February 23, 1996.

          OWNERSHIP OF ADVANCE ROSS COMMON STOCK BY CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information at the Record Date with respect to the beneficial ownership of Advance Ross Common Stock by (i) persons known to Advance Ross to be the beneficial owners of more than 5% of the outstanding shares of Advance Ross Common Stock, (ii) all directors of Advance Ross, (iii) each of the executive officers of Advance Ross and (iv) all directors and executive officers of Advance Ross as a group.

    The number of shares of Advance Ross Common Stock beneficially owned by each individual set forth below is determined under applicable rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and any shares which an individual currently, or within 60 days of the Record Date has the right to acquire through the exercise of any stock option or other right. Unless otherwise indicated, each beneficial owner has sole voting and investment power (or, in the case of the individuals listed in the table below, shares such powers with his spouse) with respect to the shares of Advance Ross Common Stock set forth in the table.

                                                               NUMBER OF SHARES         PERCENTAGE OF
                                                            OF ADVANCE ROSS COMMON       OUTSTANDING
         NAME AND ADDRESS OF BENEFICIAL OWNER            STOCK BENEFICIALLY OWNED(1)    SHARES(2)(3)
                                                         ----------------------------   -------------
Allen & Company Incorporated...........................              786,500(4)               10.4%
  711 Fifth Avenue
  New York, NY 10022
Harve A. Ferrill.......................................              592,600(5)(11)            7.9%
Roger E. Anderson......................................              256,820(6)(9)(11)         3.5%
Harold E. Guenther.....................................                6,000(9)(11)              *
Duane R. Kullberg......................................                5,000(9)(11)              *
Thomas J. Peterson.....................................               16,000(7)(9)(11)           *
Herbert S. Wander......................................               20,000(9)(11)              *
Paul G. Yovovich.......................................              446,400(10)(11)           5.9%
Randy M. Joseph........................................               26,200(8)(11)              *
All directors and executive officers as a Group (eight
  persons)(5)(6)(7)(8)(9)(10)                                      1,369,020                  16.6%

------------
* Less than 1% of class.

(1) As used herein, the term "beneficial ownership" with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership consists of sole voting and investment power.

(2) These numbers do not include 12 shares of Advance Ross Preferred Stock beneficially owned by Mr. Ferrill.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(3) The number of shares of Advance Ross Common Stock outstanding for calculation of percentage of outstanding shares includes shares of Advance Ross Common Stock outstanding at the Record Date and shares issuable under Options exercisable within 60 days held by the listed beneficial owners. Such number does not include shares held by or for the account of Advance Ross.

(4) Determined by a review of the Amendment No. 3 to Schedule 13D and Form 4 filed with the Commission on June 11, 1993 and May 5, 1994, and in consultation with Allen & Company. Includes 480,000 shares issuable upon exercise of the Warrant to purchase Advance Ross Common Stock at $2.375 per share. Allen & Company disclaims beneficial ownership of 85,100 shares of Advance Ross Common Stock and 144,000 shares of Advance Ross Common Stock issuable upon exercise of the Warrant which are beneficially owned by certain officers and employees of Allen & Company. Although it is not a party to the Stockholders Agreement, Allen & Company has informed Advance Ross that it intends to vote all shares of Advance Ross Common Stock that it directly owns as of the Record Date "FOR" adoption of the Merger Agreement and has agreed to certain restrictions on the Advance Ross Common Stock beneficially owned by it, provided that the Advance Ross Board of Directors has not withdrawn its recommendation "FOR" adoption of the Merger Agreement.

(5) Includes vested Options to acquire 400,000 shares. Also includes Options to acquire 50,000 shares, one-half of which will become exercisable on each of June 5, 1996, and June 5, 1997, or upon a change of control. Excludes 12 shares of Advance Ross Preferred Stock beneficially owned by Mr. Ferrill.

(6) Includes vested Options to acquire 113,696 shares. Also includes Options to acquire 133,692 shares, one-half of which will become exercisable on each of November 2, 1996, and November 2, 1997, or upon a change of control. Includes 100 shares held by Mr. Anderson's son.

(7) Shared voting power with his spouse for 12,000 shares. Disclaims beneficial ownership of remaining 4,000 shares owned by spouse.

(8) Includes vested Options to acquire 2,000 shares. Also includes Options to acquire 8,000 shares, one-quarter of which will become exercisable on November 21, 1996, and each of the following three anniversaries of such date or upon a change of control, and Options to acquire 15,000 shares, one-half of which will become exercisable on each of June 5, 1996, and June 5, 1997, or upon a change of control.

(9) Excludes Options held by each non-employee director to acquire 2,000 shares which will become exercisable on June 5, 1996, or upon a change of control. The Merger Agreement provides that these 2,000 options, issued pursuant to the Directors Deferral Plan, be cancelled at or prior to the Effective Time.

(10) Includes vested Options to acquire 400,000 shares. Also includes Options to acquire 40,000 shares, one-half of which will become exercisable on each of June 5, 1996, and June 5, 1997, or upon a change of control.

(11) Pursuant to the Stockholders Agreement, each of Messrs. Ferrill, Anderson, Guenther, Kullberg, Peterson, Wander, Yovovich and Joseph has agreed to vote his shares of Advance Ross Common Stock "FOR" adoption of the Merger Agreement.

              PRINCIPAL HOLDERS OF CUC INTERNATIONAL COMMON STOCK

    The following table sets forth each person known by CUC International to be the beneficial owner as of February 28, 1995 of more than 5% of the then outstanding shares of CUC International Common Stock. All numbers have been adjusted to reflect the 3:2 split of the CUC International Common Stock effected on June 30, 1995.


                                                                AMOUNT AND NATURE
                      NAME AND ADDRESS                            OF BENEFICIAL       PERCENT OF
                     OF BENEFICIAL OWNER                            OWNERSHIP        COMMON STOCK
                     -------------------                        -----------------    ------------
FMR Corp.
  82 Devonshire Street
  Boston, MA 02109...........................................       9,421,025(1)         5.44%
The Prudential Insurance Company of America
  Prudential Plaza
  Newark, NJ 07102-3777......................................       9,783,393(2)         5.65%

------------
(1) FMR Corp. filed a statement on Schedule 13G, dated February 13, 1995, pursuant to Section 13(g) of the Exchange Act, reflecting the beneficial ownership of 9,421,025 shares of CUC International Common Stock. This amount includes 8,289,687 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., as a result of Fidelity's acting as investment adviser to several registered investment companies, and 1,131,338 shares beneficially owned by Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR Corp., as a result of FMTC's serving as investment manager of certain institutional accounts. In addition, the Schedule 13G lists Edward C. Johnson III, the Chairman of FMR Corp. and a member, along with certain members of his family, of a controlling group with respect to FMR Corp., as having sole power to dispose of the shares of CUC International Common Stock owned by Fidelity and FMTC.

(2) The Prudential Insurance Company of America ("Prudential") filed Amendment No. 5 to its statement on Schedule 13G, dated April 4, 1995, pursuant to
    Section 13(g) of the Exchange Act, reflecting the beneficial ownership, as of December 31, 1994, of 9,783,393 shares of CUC International Common Stock. This amount includes shares of CUC International Common Stock reported separately by Jennison Associates Capital Corp. ("Jennison"). Jennison, a registered investment adviser, filed Amendment No. 10 to its statement on
    Schedule 13G, dated March 8, 1995, pursuant to Section 13(g) of the Exchange Act, reflecting the beneficial ownership of 9,751,500 shares of Common Stock which it holds for the benefit of its clients.

                                 LEGAL MATTERS

    The validity of the shares of CUC International Common Stock to be issued in connection with the Merger will be passed upon for CUC International by Robert
T. Tucker, Esq., Corporate Secretary of CUC International.

    Certain federal income tax matters in connection with the transaction will be passed upon for Advance Ross by Katten Muchin & Zavis, Chicago, Illinois. Katten Muchin & Zavis is Advance Ross' regularly engaged legal counsel. Herbert
S. Wander, a director of Advance Ross, is a partner of Katten Muchin & Zavis and is the beneficial owner of 20,000 shares of Advance Ross Common Stock.

                                    EXPERTS

    The consolidated financial statements and schedule of CUC International Inc. appearing in CUC International Inc.'s Annual Report on Form 10-K for the Year ended January 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended April 30, 1995 and 1994, and the three and six-month periods ended July 31, 1995 and 1994, incorporated by reference in this Proxy Statement/Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for reviews of such information. However, their separate reports, included in CUC International Inc.'s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1995 and July 31, 1995 and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance of their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on unaudited interim financial information because such a report is not a "report" or a "part" of a registration statement prepared or certified by the auditors within the meaning of Section 7 and 11 of the Securities Act.

    The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Proxy Statement/Prospectus by reference from Advance Ross Corporations' Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    It is expected that representatives of Deloitte & Touche LLP will be present at the Meeting, to respond to appropriate questions of holders of Advance Ross Common Stock and to make a statement if they desire.

                                 OTHER MATTERS

    As of the date of this Proxy Statement/Prospectus, the Board of Directors of Advance Ross does not intend to present, and have not been informed that any other person intends to present, any matter for action at the Meeting, other than as specifically discussed herein.


                                      BY ORDER OF THE BOARD OF DIRECTORS
                                      OF ADVANCE ROSS CORPORATION


                                      HARVE A. FERRILL
                                      Chairman of the Board
                                      and Chief Executive Officer

                                                                         ANNEX A












                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                            CUC INTERNATIONAL INC.,
                        RETREAT ACQUISITION CORPORATION
                                      AND
                            ADVANCE ROSS CORPORATION
                             DATED OCTOBER 17, 1995

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----

                                            ARTICLE I
                               THE MERGER; EFFECTIVE TIME; CLOSING

1.1.     The Merger.....................................................................    A-1
1.2.     Effective Time.................................................................    A-2
1.3.     Closing........................................................................    A-2
1.4.     Effects of the Merger..........................................................    A-2

                                           ARTICLE II
                            CERTIFICATE OF INCORPORATION AND BY-LAWS
                                  OF THE SURVIVING CORPORATION

2.1.     Certificate of Incorporation...................................................    A-2
2.2.     The By-Laws....................................................................    A-2

                                           ARTICLE III
                                     DIRECTORS AND OFFICERS
                                  OF THE SURVIVING CORPORATION

3.1.     Directors......................................................................    A-2
3.2.     Officers.......................................................................    A-2

                                           ARTICLE IV
                                      MERGER CONSIDERATION;
                                   CONVERSION OR CANCELLATION
                                     OF SHARES IN THE MERGER

4.1.     Share Consideration for the Merger; Conversion or Cancellation of Shares in the
         Merger.........................................................................    A-3
4.2.     Payment for Shares in the Merger...............................................    A-5
4.3.     Fractional Shares..............................................................    A-6
4.4.     Transfer of Shares after the Effective Time....................................    A-6

                                            ARTICLE V
                                 REPRESENTATIONS AND WARRANTIES

5.1.     Representations and Warranties of the Company..................................    A-6
         (a)   Corporate Organization and Qualification.................................    A-6
         (b)   Capitalization...........................................................    A-6
         (c)   Approvals; Fairness Opinion..............................................    A-7
         (d)   Authority Relative to this Agreement.....................................    A-7
         (e)   Consents and Approvals; No Violation.....................................    A-8
         (f)   Litigation...............................................................    A-9
         (g)   SEC Reports; Financial Statements........................................    A-9
         (h)   Absence of Certain Changes or Events.....................................    A-9
         (i)   Employment Agreements....................................................   A-10

                                      (i)

                                                                                           PAGE
                                                                                           ----
         (j)   Brokers and Finders......................................................   A-10
         (k)   S-4 Registration Statement and Proxy Statement/Prospectus................   A-10
         (l)   Taxes....................................................................   A-10
         (m)   Employee Benefits........................................................   A-11
         (n)   Intangible Property......................................................   A-12
         (o)   Certain Contracts........................................................   A-13
         (p)   Accounting Matters.......................................................   A-14
         (q)   Unlawful Payments and Contributions......................................   A-14
         (r)   Commission Rates.........................................................   A-14
         (s)   Listings.................................................................   A-14
         (t)   Environmental Matters....................................................   A-14
         (u)   Disclosure...............................................................   A-15
5.2.     Representations and Warranties of Parent and Merger Sub........................   A-15
         (a)   Corporate Organization and Qualification.................................   A-15
         (b)   Capitalization...........................................................   A-15
         (c)   Authorization for Parent Common Shares...................................   A-16
         (d)   Authority Relative to this Agreement.....................................   A-16
         (e)   Consents and Approvals; No Violation.....................................   A-16
         (f)   Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub.......   A-17
         (g)   SEC Reports; Financial Statements........................................   A-17
         (h)   Absence of Certain Changes or Events.....................................   A-18
         (i)   Litigation...............................................................   A-18
         (j)   S-4 Registration Statement and Proxy Statement/Prospectus................   A-18
         (k)   Brokers and Finders......................................................   A-18
         (l)   Ownership of Shares......................................................   A-18
         (m)   Accounting Matters.......................................................   A-18
         (n)   Disclosure...............................................................   A-18

                                           ARTICLE VI
                               ADDITIONAL COVENANTS AND AGREEMENTS

6.1.     Conduct of Business............................................................   A-19
6.2.     No Solicitation................................................................   A-20
6.3.     Meeting of Stockholders........................................................   A-21
6.4.     Registration Statement.........................................................   A-22
6.5.     Best Efforts...................................................................   A-22
6.6.     Access to Information..........................................................   A-22
6.7.     Publicity......................................................................   A-23
6.8.     Indemnification of Directors and Officers......................................   A-23
6.9.     Affiliates of the Company......................................................   A-24
6.10.    Taxes..........................................................................   A-24
6.11.    Maintenance of Insurance.......................................................   A-24
6.12.    Representations and Warranties.................................................   A-24
6.13.    Filings; Other Action..........................................................   A-24

                                      (ii)

                                                                                           PAGE
                                                                                           ----
6.14.    Notification of Certain Matters................................................   A-24
6.15.    Pooling Accounting.............................................................   A-25
6.16.    Blue Sky Permits...............................................................   A-25
6.17.    NYSE Listing...................................................................   A-25
6.18.    Pooling Letter.................................................................   A-25
6.19.    Comfort Letter.................................................................   A-25
6.20.    Tax-Free Reorganization Treatment..............................................   A-25
6.21.    Combined Operations............................................................   A-25
6.22.    Employment Agreements..........................................................   A-25

                                           ARTICLE VII
                                           CONDITIONS

7.1.     Conditions to the Obligations of Parent and Merger Sub.........................   A-26
         (a)   Certificate..............................................................   A-26
         (b)   Company Stockholder Approval.............................................   A-26
         (c)   Injunction...............................................................   A-26
         (d)   S-4 Registration Statement; "Blue Sky" Permits...........................   A-26
         (e)   Listing of Parent Common Shares..........................................   A-26
         (f)   Governmental Filings and Consents; HSR Act...............................   A-26
         (g)   Pooling Letter...........................................................   A-26
         (h)   Third Party Consents.....................................................   A-26
         (i)   Delivery of Comfort Letter...............................................   A-27
         (j)   Termination of Options...................................................   A-27
         (k)   Affiliate Letters........................................................   A-27
         (l)   Termination of Advisory Agreement........................................   A-27
7.2.     Conditions to the Obligations of the Company...................................   A-27
         (a)   Certificate..............................................................   A-27
         (b)   Company Stockholder Approval.............................................   A-27
         (c)   Injunction...............................................................   A-27
         (d)   S-4 Registration Statement; "Blue Sky" Permits...........................   A-27
         (e)   Listing of Parent Common Shares..........................................   A-27
         (f)   HSR Act..................................................................   A-28
         (g)   Tax Opinion..............................................................   A-28

                                          ARTICLE VIII
                                           TERMINATION

8.1.     Termination by Mutual Consent..................................................   A-28
8.2.     Termination by either Parent or the Company....................................   A-28
8.3.     Termination by Parent..........................................................   A-28
8.4.     Termination by the Company.....................................................   A-29
8.5.     Effect of Termination and Abandonment..........................................   A-29

                                     (iii)

                                                                                           PAGE
                                                                                           ----

                                           ARTICLE IX
                                    MISCELLANEOUS AND GENERAL

9.1.     Payment of Expenses............................................................   A-30
9.2.     Survival of Representations and Warranties.....................................   A-30
9.3.     Modification or Amendment......................................................   A-30
9.4.     Waiver of Conditions...........................................................   A-30
9.5.     Counterparts...................................................................   A-30
9.6.     Governing Law..................................................................   A-30
9.7.     Notices........................................................................   A-30
9.8.     Entire Agreement; Assignment...................................................   A-31
9.9.     Parties in Interest............................................................   A-31
9.10.    Certain Definitions............................................................   A-31
         (a)   "Significant Subsidiary".................................................   A-31
         (b)   "subsidiary".............................................................   A-31
         (c)   "Material Adverse Effect"................................................   A-31
9.11.    Obligation of Parent...........................................................   A-32
9.12.    Arbitration....................................................................   A-32
9.13.    Severability...................................................................   A-32
9.14.    Specific Performance...........................................................   A-32
9.15.    Recapitalization...............................................................   A-32
9.16.    Captions.......................................................................   A-32

                                          EXHIBITS
Stockholders Agreement..........................................................   Exhibit A
Form of Stockholder Certificate.................................................   Exhibit B
Form of Company, Parent and Merger Sub Certificate..............................   Exhibit C

                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated October 17, 1995, among CUC International Inc., a Delaware corporation ("Parent"), Retreat Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Advance Ross Corporation, a Delaware corporation (the "Company").

                                    RECITALS

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions of this Agreement;

    WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, concurrently with the execution hereof, certain holders (each, a "Stockholder" and, collectively, the "Stockholders") of Shares (as defined in
Section 4.1(b)) are entering into the Stockholders Agreement, a copy of which is attached as Exhibit A hereto (the "Stockholders Agreement");

    WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling-of-interests;

    WHEREAS, the Company has delivered to Parent a letter identifying all persons (each, a "Company Affiliate") who are, at the date hereof, "affiliates" of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and each Company Affiliate has delivered to Parent a letter (each, an "Affiliate Letter") relating to (i) the transfer, prior to the Effective Time (as defined in Section 1.2), of the Shares beneficially owned by such Company Affiliate on the date hereof, (ii) the transfer of the Parent Common Shares (as defined in Section 4.1(a)) to be received by such Company Affiliate in the Merger and (iii) the obligations of each such Company Affiliate to deliver to Katten Muchin & Zavis, counsel to the Company, a certificate substantially in the form attached hereto as Exhibit B; and

    WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

    1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time the Company and Merger Sub shall consummate a merger (the "Merger") in which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The name of the Surviving Corporation shall be "Advance Ross Corporation." At the election of Parent, any direct wholly-owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

    1.2. Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing an appropriate Certificate of Merger or other appropriate documents (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

    1.3. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, on the second business day after satisfaction of the conditions set forth in Article VII (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VII) (the "Closing Date"), at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the parties hereto.

    1.4. Effects of the Merger. At the Effective Time, the effects of the merger shall be as provided in the Certificate of Merger and the applicable provisions of the DGCL.

                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

    2.1. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation.

    2.2. The By-Laws. At the Effective Time, the by-laws of the Company immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation.

                                  ARTICLE III

                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

    3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

    3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE IV

                             MERGER CONSIDERATION;
                           CONVERSION OR CANCELLATION
                            OF SHARES IN THE MERGER

    4.1. Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

        (a) At the Effective Time, each share of common stock, $.01 par value per share, of the Company (the "Common Shares") issued and outstanding immediately prior to the Effective Time (other than Common Shares owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent (collectively, "Parent Companies") or any of the Company's direct or indirect wholly-owned subsidiaries) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into five-sixths ( 5/6) (the "Exchange Ratio") of one share of common stock, par value $0.01 per share, of Parent ("Parent Common Shares"); provided, however, that (x) if the Average Stock Price (as defined below) is greater than $38.00, the Exchange Ratio shall be reduced so as to equal the product of (i) five-sixths ( 5/6) and (ii) a fraction, the numerator of which shall be $38.00 and the denominator of which shall be the Average Stock Price and
    (y) if the Average Stock Price is less than $30.00, the Exchange Ratio shall be increased so as to equal the product of (i) five-sixths ( 5/6) and (ii) a fraction, the numerator of which shall be $30.00 and the denominator of which shall be the Average Stock Price. The term "Average Stock Price" means a fraction, the numerator of which is the sum of the Weighted Amount (as defined below) for each trading day during the period of ten consecutive trading days commencing eleven trading days prior to the date of the Stockholder Meeting (as defined in Section 6.3) and ending on the second trading day prior to the date of the Stockholder Meeting, and the denominator of which is the total reported volume in trading in Parent Common Shares on the New York Stock Exchange ("NYSE") during such ten-day period. For purposes hereof, with respect to any trading day, the "Weighted Amount" shall be equal to the product of (A) the per share closing price on the NYSE of Parent Common Shares on such day and (B) the total reported volume of trading in Parent Common Shares on the NYSE for such day, in each case as reported in the New York Stock Exchange Composite Transactions.

        (b) At the Effective Time, each share of 5% cumulative preferred stock, $25.00 par value per share, of the Company (the "Preferred Shares" and, together with the Common Shares, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Preferred Shares owned by any of the Parent Companies or any of the Company's direct or indirect wholly-owned subsidiaries) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a number of Parent Common Shares equal to the quotient obtained by dividing (x) the sum of $27.50 plus all dividends accumulated, accrued and unpaid on such Preferred Shares to the Effective Time (excluding any such dividends that, as of the Effective Time, have been declared with a record date prior to the Effective Time but a payment date after the Effective Time) by (y) the Average Stock Price. Notwithstanding the prior sentence or any other provision of this Agreement, if, in the reasonable determination of the Company, the amount of cash to be received by the holders of Preferred Shares would exceed 20% of the total consideration to be received by such holders at the Effective Time, then the Company shall redeem the Preferred Shares prior to the Effective Time in accordance with Article Fourth of the Restated Certificate of Incorporation of the Company.

        (c) All Shares to be converted into Parent Common Shares pursuant to this Section 4.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of the Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Common Shares specified above (the "Share Consideration") and cash in lieu of fractional Parent Common Shares as contemplated by Section 4.3.

        (d) At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holder thereof, be converted into the same number of shares of common stock of the Surviving Corporation.

        (e) At the Effective Time, each outstanding option to purchase Common Shares (each, an "Option") issued pursuant to the Advance Ross Corporation Stock Option Plan, effective October 26, 1992 (the "1992 Plan"), the 1993 Advance Ross Corporation Stock Option Plan, effective June 15, 1993 (the "1993 Plan"), and each of the Stock Option Agreements set forth in Section 5.1(b) of the Company Disclosure Schedule (collectively, the "Option Plans") and the Warrant Certificate to purchase 480,000 Common Shares (after giving effect to all amendments and stock splits) issued to Allen & Company Incorporated, dated as of February 19, 1992 and amended pursuant to the Amendment to Warrant Certificate dated as of December 1, 1992 and the addendum, dated the date hereof, between the Company and Allen & Company Incorporated (the "Warrant") shall be assumed by Parent and shall be deemed to constitute an option or warrant, as the case may be, to acquire, on the terms and conditions as were applicable under such Option or Warrant, the same number of Parent Common Shares as the holder of such Option or Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Option or Warrant in full immediately prior to the Effective Time (not taking into account whether such option or warrant was in fact exercisable at such time), at a price per share equal to (x) the aggregate exercise price for the Common Shares subject to such Option or Warrant divided by (y) the number of full Parent Common Shares deemed purchasable pursuant to such Option or Warrant; provided, however, that the number of Parent Common Shares that may be purchased upon exercise of such Option or Warrant shall not include any fractional share and, upon exercise of the Option or Warrant, a cash payment shall be made for any fractional share based upon the closing price of a Parent Common Share on the trading day immediately preceding the date of exercise. As soon as practicable after the Effective Time, Parent shall deliver to each holder of an Option an appropriate notice setting forth such holder's right to acquire Parent Common Shares and the Option agreements of such holder shall be deemed to be appropriately amended so that such Options shall represent rights to acquire Parent Common Shares on substantially the same terms and conditions as contained in the outstanding Options (subject to any adjustments required by the preceding sentence); provided, however, that notwithstanding anything to the contrary contained herein, Parent shall not be obligated (x) to grant any incentive stock options (within the meaning of Section 422 of the Code) or (y) to grant options on terms more favorable than options to be assumed pursuant to this Section 4.1(e).

        (f) Parent shall use its best efforts to cause there to be effective as of a date as soon as practicable after the Effective Time a registration statement on Form S-8 (or any successor form) or another appropriate form, with respect to the Parent Common Shares subject to such Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

    4.2. Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

        (a) At the Effective Time, Parent shall make available to The Bank of Boston (the "Exchange Agent"), or such other exchange agent selected by Parent and reasonably acceptable to the Company for the benefit of the holders of Shares, a sufficient number of certificates representing Parent Common Shares required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 4.1 (the certificates representing Parent Common Shares comprising such aggregate Share Consideration being hereinafter referred to as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Shares contemplated to be issued pursuant to Section 4.1 and effect the sales provided for in Section 4.3 out of the Stock Merger Exchange Fund. The Stock Merger Exchange Fund shall not be used for any other purpose.

        (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 4.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Share Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration and any cash in lieu of fractional Parent Common Shares as contemplated by Section 4.3 with respect to each of the Shares represented thereby. No dividends or other distributions that are declared after the Effective Time on Parent Common Shares and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive Parent Common Shares until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the Parent Common Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Common Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the person in whose name the Parent Common Shares are issued any dividends or other distributions on such Parent Common Shares which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any certificate representing Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Common Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Parent Common Shares or dividends thereon, or, in accordance with Section 4.3, cash in lieu of fractional Parent Common Shares, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Common Shares for the account of the persons entitled thereto.

        (c) Any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund (as defined in Section 4.3) which remains unclaimed by the former stockholders of the Company for two years after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company shall thereafter look only to Parent for payment of their claim for the Share Consideration for the Shares or for any cash in lieu of fractional shares of Parent Common Shares.

    4.3. Fractional Shares. No fractional Parent Common Shares shall be issued in the Merger. Each holder of Shares shall be entitled to receive in lieu of any fractional Parent Common Shares to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Shares then held of record by such holder) a cash payment in an amount equal to the product of
(i) the fractional interest of a Parent Common Share to which such holder otherwise would have been entitled and (ii) the closing price of a Parent Common Share on the NYSE on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Common Shares being hereinafter referred to as the "Fractional Securities Fund"). Merger Sub shall make available to the Exchange Agent cash in an amount sufficient to make the payments in lieu of fractional shares as aforesaid.

    4.4. Transfer of Shares after the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

    5.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that (except to the extent set forth on the Disclosure Schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule")):

        (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section 9.10). Each of the Company and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the subsidiaries of the Company, together with an organizational chart, are set forth in Section 5.1(a) of the Company Disclosure Schedule. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and By-Laws.

        (b) Capitalization. The authorized capital stock of the Company consists of (i) 12,000,000 Common Shares of which, as of October 10, 1995, 7,075,370 Shares were issued and outstanding and 493,138 Shares were held in treasury,
    (ii) 1,000,000 shares of preferred stock, $1 par value per share, none of which are shares issued or outstanding and (iii) 200,000 Preferred Shares, of which, as of October 10, 1995, 16,923 Preferred Shares were issued and outstanding and 3,324 Preferred Shares were held in treasury. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights. Except as set forth in Section 5.1(b) of the Company Disclosure Schedule, no Shares are owned by any subsidiary of the Company. Except as set forth in Section 5.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock or other equity interests of the subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except for
    (i) options outstanding on the date hereof to purchase 1,923,096 Common Shares under the Option Plans and 10,000 Common Shares under the Advance Ross Corporation 1995 Directors Deferred Plan, (ii) the Warrant, a true, complete and correct copy of which the Company has delivered to Parent prior to the date hereof, and (iii) as set forth in Section 5.1(b) of the Company Disclosure Schedule there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements (other than the Stockholders Agreement), voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. Except as otherwise agreed to by Parent, there will not be at the Effective Time any outstanding options under the Advance Ross Corporation 1995 Directors Deferral Plan.

        (c) Approvals; Fairness Opinion.

           (i) The Board of Directors of the Company has unanimously approved the Merger and this Agreement. Except for the approval of the holders of Common Shares required by the DGCL, no other approval of the stockholders of the Company is required in order to consummate the transactions contemplated by this Agreement.

           (ii) The Board of Directors of the Company has received an opinion from Allen & Company Incorporated to the effect that the consideration to be received by the holders of Common Shares in the Merger is fair to such holders from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

        (d) Authority Relative to this Agreement. The Board of Directors of the Company has declared the Merger advisable and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to the approval of the Merger by the stockholders of the Company in accordance with the DGCL). This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the holders of the Common Shares in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        (e) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation (or other similar documents) or By-Laws (or other similar documents) of the Company or any of its subsidiaries; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder,
    (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities or takeover laws, (E) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement,
    (F) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the laws of foreign countries, as set forth in Section 5.1(e) of the Company Disclosure Schedule or (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) except as set forth in Section 5.1(e) of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
    Section 5.1(e) are duly and timely obtained or made and the approval of the Merger and the approval of this Agreement by the Company's stockholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect or adversely affect the ability of the Company to consummate the transactions contemplated hereby. Except as set forth in Section 5.1(e) of the Company Disclosure Schedule, the Company does not know of any pending or proposed legislation, regulation or order (other than those affecting businesses generally) applicable to the Company or any of its subsidiaries or to the conduct of the business or operations of the Company or any of its subsidiaries which, if enacted or adopted, could have a material adverse effect on the Company or any of its subsidiaries. As of the date hereof, none of the Company or any of its subsidiaries are subject to any laws governing lending or factoring businesses. Except as set forth in Section 5.1(e) of the Company Disclosure Schedule, (x) neither the Company nor any of its subsidiaries has ceased doing business in any country which has a value-added or similar tax and where the Company or any such subsidiary previously conducted business and
    (y) the Company and its subsidiaries are not prohibited from conducting business, as presently conducted, in any place in the world which has a value-added or similar tax where the Company and its subsidiaries conduct business or are (as described in Section 5.1(e) of the Company Disclosure Schedule) considering conducting business. Section 5.1(e) of the Company Disclosure Schedule also contains true, correct and complete copies of studies prepared for the Company by Price Waterhouse and Ernst & Young. To the actual knowledge of the Company (without independent verification), the information contained in such studies with respect to those countries in which the Company and its subsidiaries presently conduct business is accurate in all material respects as of the date hereof (it being acknowledged and agreed that neither of such studies has been updated, nor has the Company consulted with either of such firms or any third party in making the representation set forth in this sentence).

        (f) Litigation. Except as disclosed in the Company SEC Reports (as defined in Section 5.1(g)) or as disclosed in writing by the Company to Parent prior to the date hereof, there are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries that (i) if adversely determined, would be reasonably likely to result in any claims against or obligations or liabilities of the Company or any of its subsidiaries that, alone or in the aggregate, would have a Material Adverse Effect or (ii) question the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby.

        (g) SEC Reports; Financial Statements.

           (i) Since January 1, 1992, the Company has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Except as set forth in Section 5.1(g) of the Company Disclosure Schedule, since November 2, 1992, there has not been any material change, or any application or request for any material change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting purposes that have affected or will affect the Company's consolidated financial statements included in the Company SEC Reports or for tax purposes.

        (h) Absence of Certain Changes or Events. Neither the Company nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the best knowledge of the Company, there is no basis for the assertion of any claim or liability of any nature against the Company or any of its subsidiaries, which is not fully reflected in, reserved against or otherwise described in the financial statements included in the Company SEC Reports. Except as disclosed in the Company SEC Reports or as disclosed in writing by the Company to Parent prior to the date hereof or in Section 5.1(h) of the Company Disclosure Schedule, since January 1, 1995, the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, properties, operations or financial condition and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect with respect to the Company and its subsidiaries.

        (i) Employment Agreements. Except as set forth in Section 5.1(i) of the Company Disclosure Schedule, the Company is not a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of the Company (including, without limitation, any contract to which the Company is a party involving employees of the Company).

        (j) Brokers and Finders. Except for the fees and expenses payable to Allen & Company Incorporated, which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

        (k) S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement (as such terms are defined in Section 6.4) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting (as such term is defined in Section 6.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will (only with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

        (l) Taxes. The Company and each subsidiary of the Company has (x) filed all returns, declarations, reports, information returns and statements of whatsoever kind ("Tax Returns") in respect of all federal and all material state, county, local, foreign and other Taxes (as defined below), that it is required to file through the date hereof, and (y) paid or provided for the payment of all Taxes shown due on such Tax Returns and all Taxes, if any, required to be paid for which no return is required. True and complete copies of all federal, state, local and foreign Tax Returns relating to the last three taxable years of the Company and its subsidiaries have been delivered or made available to Parent. True and complete copies of the foreign income tax returns for the last taxable year of the Company's subsidiaries for Germany, Italy, Sweden and the United Kingdom have been delivered to Parent. Except as otherwise set forth in Section 5.1(l) of the Company Disclosure Schedule, the Company and its subsidiaries have not been audited, or received written notice (and are not otherwise aware) of a pending or proposed audit, by the Internal Revenue Service or any state, local or foreign taxing jurisdiction since the year ended December 31, 1990 and no agreements or consents extending the period during which any Taxes may be assessed or collected are now in force. No material adjustments have been proposed by, or discussed with, the

    Internal Revenue Service or by, or with, any other taxing authority with respect to any open tax years or tax returns. Neither the Company nor any of its subsidiaries nor any predecessor of the foregoing has, during the past 5 years or, to the best knowledge of the Company and its subsidiaries, at any time prior thereto, filed a consent under section 341(f)(1) of the Code, or agreed under section 341(f)(3) of the Code to have the provisions of section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or such subsidiary. Set forth in Section 5.1(l) of the Company Disclosure Schedule is a complete list of all material differences for the Company and any subsidiary between their financial statements and income tax returns which have the effect of deferring the realization of an item of income to a period after the period for which such item of income was reported on the Company's financial statements or accelerating an item of deduction to a period prior to the period for which the corresponding item of loss or expense was reported on the Company's financial statements. Except as set forth in Section 5.1(l) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has entered into within the last five
    (5) years, or otherwise is a party to or bound by, any agreement providing for the allocation or sharing of Taxes with any entity which is not, either directly or indirectly, a subsidiary of the Company. The Company is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as set forth in Section 5.1(l) of the Company Disclosure Schedule, no closing agreement pursuant to Section 7121 of the Code or compromise pursuant to Section 7122 of the Code or any similar provision of state, local or foreign law has been entered into by, or with respect to, the Company or any of its subsidiaries or any assets thereof that would be binding on, or affect the computation or reporting of any Tax liability of, the Company or any subsidiary thereof for (i) any of the last three taxable years of the Company or any subsidiary thereof ending on or prior to the Closing Date or (ii) any taxable year of the Company or any subsidiary thereof ending after the Closing Date. For the purpose of this Agreement, the term "Tax" (and, with correlative meaning, the terms "Taxes and "Taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, value added, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

        (m) Employee Benefits. Section 5.1(m) of the Company Disclosure Schedule contains an accurate and complete list of all Company Benefit Plans (as defined below). None of the Company Benefit Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a multiple employer plan covered by Sections 4063 or 4064 of ERISA.

           (i) Except as disclosed in Section 5.1(m) of the Company Disclosure Schedule, each Company Benefit Plan intended to qualify under Section 401 of the Code does so qualify and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code. To the best knowledge of the Company, nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code.

           (ii) True and correct copies of the following documents with respect to each Company Benefit Plans have been made available or delivered to Parent by the Company: (1) any plans, and amendments thereto, (2) the most recent forms 5500 and any financial statements attached thereto, (3) the last Internal Revenue Service determination letter (if any), (4) summary plan descriptions, (5) the two most recent actuarial reports, including any such reports for purposes of FASB 87, 106 and 112, and (6) written descriptions of all material, non-written agreements relating to the Company Benefit Plans.

           (iii) The Company Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and other applicable law.

       Neither the Company nor any of its subsidiaries has any liability with respect to a non-exempt prohibited transaction within the meaning of
       Section 4975 of the Code or Section 406 of ERISA.

           (iv) There has been no transaction involving an ERISA Affiliate while any Company Benefit Plan subject to Title IV of ERISA has unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

           (v) Except as disclosed in Section 5.1(m) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries maintains retiree life insurance or retiree health plans which are "welfare benefit plans" within the meaning of Section 3(1) of ERISA and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment where such participant was an employee of the Company or any subsidiary of the Company, other than as required by Part 6 of Title I of ERISA and at the sole expense of the participant or beneficiary.

           (vi) Except as disclosed in Section 5.1(m) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (1) result in any payment (including, without limitation, bonus or other compensation severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee of the Company under any Company Benefit Plan or otherwise, (2) increase any benefits otherwise payable under any Company Benefit Plan, or (3) result in the acceleration of the time of payment or vesting of any such benefits.

           (vii) (A) None of the employees of the Company or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and
       (C) to the best knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any subsidiary of the Company, nor has there ever been union representation involving employees of the Company and/or its subsidiaries.

           (viii) For the purposes of this Agreement: (A) the term "Company Benefit Plan" shall include all employee benefit plans (as defined in Section 3(3) of ERISA) and all other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, scholarship programs, stock option or restricted stock plans maintained by the Company or any ERISA Affiliate of the Company (whether formal or informal, whether for the benefit of a single individual or for more than one individual and whether for the benefit of current or former employees or their beneficiaries) on behalf of the Company or any of the employees of the Company or any of its subsidiaries or to which or under which or pursuant to which the Company or any ERISA Affiliate of the Company has contributed or is obligated to make contributions on behalf of the Company or any employees of the Company or any of its subsidiaries; (B) the term "ERISA" shall refer to the Employee Retirement Income Security Act of 1974, as amended; (C) the term "ERISA Affiliate" shall refer to any trade or business (whether or not incorporated) under common control or treated as a single employer with the Company within the meaning of
       Section 414(b), (c), (m) or (o) of the Code.

        (n) Intangible Property. (i) Section 5.1(n) of the Company Disclosure Statement sets forth a list of each patent, trademark, trade name, service mark, brand mark, brand name, industrial design and copyright owned or used in business by the Company and its subsidiaries, as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively with any other intellectual property owned or used in the business by the Company and its subsidiaries, and all of the goodwill associated therewith, the "Intangible Property") and indicates, with respect to each item of Intangible Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Except as set forth in Section 5.1(n) of the Company Disclosure Schedule, each of the foregoing is owned free and clear of any and all liens, mortgages, pledges, security interests, levies, charges, options or any other encumbrances, restrictions or limitations of any kind whatsoever and none of the Company or any of its subsidiaries has received any notice to the effect that any other entity has any claim of ownership with respect thereto. To the best knowledge of the Company, the use of the foregoing by the Company and its subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, industrial design, copyright or any pending application therefor of any other entity. Except as set forth in Section 5.1(n) of the Company Disclosure Schedule, no claims have been made, and none of the Company or any of its subsidiaries has received any notice, that any of the foregoing is invalid, conflicts with the asserted rights of other entities, or has not been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Intangible Property.

        (ii) The Company and each of its subsidiaries possesses all Intangible Property, including, without limitation, all know-how, formulae and other proprietary and trade rights necessary for the conduct of their businesses as now conducted. None of the Company or any of its subsidiaries has taken or failed to take any action that would result in the forfeiture or relinquishment of any such Intangible Property used in the conduct of their respective businesses as now conducted.

        (o) Certain Contracts. Section 5.1(o) of the Company Disclosure Schedule lists all of the following contracts to which the Company or a subsidiary is a party or by which any one of them or any of their properties or assets may be bound ("Listed Agreements"): (i) all employment or other contracts with any employee, consultant, officer or director of the Company or any subsidiary of the Company (or any company which is controlled by any such individual) whose total rate of annual remuneration is estimated to exceed $100,000 in 1995; (ii) union, guild or collective bargaining contracts relating to employees of the Company or any subsidiary; (iii) instruments for money borrowed (including, without limitation, any indentures, guarantees, loan agreements, sale and leaseback agreements, or purchase money obligations incurred in connection with the acquisition of property other than in the ordinary course of business) in excess of $500,000; (iv) underwriting, purchase or similar agreements entered into in connection with the Company's or any of its subsidiaries' currently existing indebtedness;
    (v) agreements for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets entered into within the last two years, as to which the transactions contemplated have been consummated or are currently pending; (vi) joint venture or partnership agreements entered into; (vii) material licensing, merchandising and distribution contracts; (viii) contracts granting any person or other entity registration rights; (ix) guarantees, suretyships, indemnification and contribution agreements, in excess of $500,000; (x) contracts between the Company and its subsidiaries and their ten largest retailers, as measured as a percent of Company sales to the customers of such retailers; (xi) contracts with respect to duty-free arrangements including any lease or revenue-sharing or profit-sharing arrangements; (xii) contracts with any governmental or quasi-governmental entity concerning refunds or advances; and (xiii) other contracts which materially affect the business, properties or assets of the Company and its subsidiaries taken as a whole, and are not otherwise disclosed in this Agreement or were entered into other than in the ordinary course of business. A true and complete copy (including all amendments) of each Listed Agreement and each contract with a retailer listed on Exhibit D to Section 5.1(o) of the Company Disclosure Schedule, has been made available to Parent. Neither the Company nor any subsidiary (i) to the knowledge of the Company is in breach or default in any material respect under any of the Listed Agreements or (ii) has any knowledge of any other material breach or default under any Listed Agreement by any other party thereto or by any other person or entity bound thereby, except in the case of (i) or (ii) breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. At the Effective Time, no person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause the Company to appoint a person as, a director of the Company.

        (p) Accounting Matters. Neither the Company nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action that would prevent the Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." The Company has not failed to bring to the attention of Parent any actions, or agreements or understandings, whether written or oral, to act that would be reasonably likely to prevent Parent from accounting for the Merger as a pooling-of-interests.

        (q) Unlawful Payments and Contributions. To the best knowledge of the Company, neither the Company, any subsidiary of the Company nor any of their respective directors, officers or, any of their respective employees or agents has, with respect to the businesses of the Company and its subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity.

        (r) Commission Rates. Set forth in Section 5.1(r) of the Company Disclosure Statement is a list of the commissions earned by the Company and its subsidiaries in percentages of invoiced VAT and the Swedish Krona amount of invoiced VAT processed by the Company and its subsidiaries from January 1, 1993 to July 31, 1995.

        (s) Listings. The Company's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, except as set forth in Section 5.1(s) of the Company Disclosure Schedule.

        (t) Environmental Matters. Except as disclosed in the Company's SEC Reports or as disclosed in writing by the Company to Parent prior to the date hereof, (i) the Company and its subsidiaries and the operations thereof are in material compliance with all Environmental Laws (as defined below);
    (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any subsidiary of the Company has received notice from any governmental body or person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; and (iii) to the knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from associated with or attributable to the Company or its subsidiaries or any real property currently or previously owned, operated or leased by the Company or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities. For the purpose of this Section 5.1(t), the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; (Z) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

        (u) Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Schedules to this Agreement or any certificate delivered by the Company to Merger Sub or Parent pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made, it being understood that as used in this Section 5.1(u) "material" means material to the Company and its subsidiaries taken as a whole.

    5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each represents and warrants to the Company that (except to the extent set forth on the Disclosure Schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule")):

        (a) Corporate Organization and Qualification. Each of Parent and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Material Adverse Effect. Each of Parent and its Significant Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. Parent and Merger Sub have heretofore made available to the Company complete and correct copies of their Certificate of Incorporation, as the case may be, and their respective By-Laws.

        (b) Capitalization. The authorized capital stock of Parent consists of
    (i) 400,000,000 Parent Common Shares of which, as of September 30, 1995, approximately 181,000,000 Parent Common Shares were issued and outstanding and 3,000,000 Parent Common Shares were held in treasury and (ii) 1,000,000 shares of preferred stock, $.01 par value per share (the "Parent Preferred Shares"), none of which is issued or outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of capital stock or other equity interests of the subsidiaries of Parent are owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in Parent SEC Reports (as defined in Section 5.2(g)) or as contemplated by this Agreement, there are not, as of the date hereof, any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which Parent or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any Parent Common Shares or any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of Parent. Parent has reserved for issuance under a stock option plan or plans of Parent a sufficient number of Parent Common Shares to cover the exercise of the Options and Warrant assumed by Parent in accordance with
    Section 4.1(d).

        (c) Authorization for Parent Common Shares. Parent has taken all necessary action to permit it to issue the number of Parent Common Shares required to be issued pursuant to Article IV. Parent Common Shares issued pursuant to Article IV will, when issued, be validly issued, fully paid and nonassessable and no person will have any preemptive right of subscription or purchase in respect thereof. Parent Common Shares will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.

        (d) Authority Relative to this Agreement. The Board of Directors of Parent and Merger Sub have each declared the Merger advisable and each of Parent and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes valid and binding agreements of Parent and Merger Sub, enforceable against them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        (e) Consents and Approvals; No Violation. Except as set forth in Section 5.2(e) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation and the respective By-Laws of Parent and Merger Sub; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) as may be required by any applicable state securities or takeover laws, (E) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement,
    (F) such filings, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country, (G) filings with, and approval of, the NYSE or, (H) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect or adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.2(e) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect or adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

        (f) Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub.

           (i) Merger Sub was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby.

           (ii) As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be directly owned 100% by Parent. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

           (iii) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

        (g) SEC Reports; Financial Statements.

           (i) Since January 1, 1992, Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Parent SEC Reports"). None of Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (ii) The consolidated balance sheets and the related statements of income, stockholders' equity and cash flow (including the related notes thereto) of Parent included in Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the results of its operations and its cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

        (h) Absence of Certain Changes or Events. Except as disclosed in Parent SEC Reports filed by Parent and as set forth in Section 5.2(h) of the Parent Disclosure Schedule, since January 1, 1995, the business of Parent has been carried on only in the ordinary and usual course and there has not been any adverse change in its business, properties, operations or financial condition and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect.

        (i) Litigation. Except as disclosed in the Parent SEC Reports, there are no actions, suits, investigations or proceedings pending or, to the best knowledge of Parent threatened against Parent or any of its subsidiaries that (i) if adversely determined, would be reasonably likely to result in any claims against or obligation or liabilities of Parent or any of its subsidiaries that, alone or in the aggregate, would have a Material Adverse Effect or (ii) question the validity of the Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby.

        (j) S-4 Registration Statement and Proxy Statement/Prospectus. None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the S-4 Registration Statement will, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its subsidiaries shall occur which is required to be described in the S-4 Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Parent. The S-4 Registration Statement will comply (only with respect to Parent and Merger Sub) as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

        (k) Brokers and Finders. Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

        (l) Ownership of Shares. As of the date hereof, none of the Parent Companies owns any Shares.

        (m) Accounting Matters. Neither Parent nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." Parent has not failed to bring to the attention of the Company any actions, or agreements or understandings, whether written or oral, to act that would be reasonably likely to prevent Parent from accounting for the Merger as a pooling-of-interests.

        (n) Disclosure. No representation or warranty by Parent or Merger Sub in this Agreement and no statement contained in the Schedules to this Agreement or any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made, it being understood that as used in this Section 5.2(m) "material" means material to Parent or Merger Sub and their subsidiaries taken as a whole.

                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

    6.1. Conduct of Business.

        (a) The Company covenants and agrees that, during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent (i) except (x) as otherwise provided in this Agreement or as set forth in Section 6.1(a) of the Company Disclosure Schedule and (y) for shares to be issued upon exercise of the outstanding Options and the Warrant, as the case may be, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof, (ii) except as provided in Section 4.1(b), redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares), (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, except for regular quarterly dividends on the Preferred Shares not in excess of $.3125 per share in accordance with customary record and payment dates, (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger), (v) adopt any amendments to its Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary not constituting an inactive subsidiary of the Company, (vi) make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets or securities, except for joint venture agreements under negotiation in the countries set forth in Section 6.1(a) of the Company Disclosure Schedule, (vii) other than in the ordinary course of business consistent with past practice and except to the extent required under any joint venture agreement listed in Section 5.1(b) of the Company Disclosure Schedule or as set forth in Section 6.1(a) of the Company Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company, (viii) take any action with respect to the Warrant other than as contemplated by the Warrant Amendment, dated the date hereof, between the Company and Allen & Company Incorporated, (ix) except as set forth in Section 6.1(a) of the Company Disclosure Schedule, make or revoke any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes (except that the Company and its subsidiaries may make Tax elections that are consistent with prior such elections (in past years) so long as the Company provides Parent with reasonable prior notice, to the extent possible, of its intention to do so (it being understood that the giving of such notice shall not be deemed a request for, or give Parent a right of, approval of such election)), (x) incur any liability for Taxes other than in the ordinary course of business, or (xi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (b) The Company and its subsidiaries shall not (without the prior written consent of Parent) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business and in accordance with its customary past practices; (A) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or key employee, whether past or present; (B) enter into any new or materially amend any existing employment or severance agreement with any such director, officer or key employee; or (C) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder.

    6.2. No Solicitation. (a) The Company, its subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) (collectively, the "Company's Representatives") shall immediately cease any discussions or negotiations with any party that may be ongoing with respect to a Competing Transaction (as defined below). From and after the date hereof until the termination of this Agreement, neither the Company nor any of its subsidiaries will, nor will the Company authorize or permit any of its subsidiaries or any of the Company Representatives to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction or agree to or endorse any Competing Transaction, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its subsidiaries or any such Company Representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal promptly provided, however, that the Company shall not be obligated to deliver to Parent a copy of such written inquiry or proposal if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that delivery to Parent of such written inquiry or proposal would cause the Board of Directors of the Company to breach its fiduciary duties to stockholders under applicable law; provided, further, that nothing contained in this Section 6.2 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Exchange Act Rule 14e-2 or (ii) making any disclosure to its stockholders that, in the good faith judgment of its Board of Directors, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), is required under applicable law; provided, further, however, that nothing contained in this Section 6.2 shall prohibit the Company from (A) furnishing information to, or entering into discussions or negotiations with, any person or entity that after the date hereof states in an unsolicited writing that it has a bona fide serious interest to make a Superior Proposal (as defined below) if (1) (x) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (y) after consultation with and based upon the advice of an independent financial advisor (who may be the Company's regularly engaged independent financial advisor) determines in good faith that such person or entity is capable of making, financing and consummating a Superior Proposal and (2) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form or (B) failing to make or withdrawing or modifying its recommendation referred to in Section 6.2(b) if there exists a Competing Transaction and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions between the Company, Parent and Merger Sub contemplated hereunder) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a substantial portion of the assets of the Company and its subsidiaries, taken as a whole, or of more than 25% of the equity securities of the Company or any of its subsidiaries, in any case in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        (b) Except as set forth in this Section 6.2, the Board of Directors of the Company shall not approve or recommend, or cause the Company to enter into any agreement with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Board of Directors of the Company may approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only after providing reasonable written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Competing Transaction, it shall concurrently with entering into such an agreement pay, or cause to be paid, to Parent the fee required by Section 8.5(a) hereof. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

    6.3. Meeting of Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders (the "Stockholder Meeting") as promptly as practicable to consider and vote upon the approval of the Merger. Subject to the fiduciary duties of the Company's Board of Directors under applicable law after consultation with and based upon the advice of independent legal counsel the Board of Directors of the

Company shall recommend and declare advisable such approval and the Company shall take all lawful action to solicit, and use its best efforts to obtain, such approval.

    6.4. Registration Statement. Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of Parent Common Shares issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement"). Parent and the Company will, and will cause their accountants and lawyers to, use their best efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process, it being understood and agreed that Katten Muchin & Zavis, counsel to the Company, will render the tax opinion referred to in Section 7.2(g) on (i) the date the preliminary Proxy Statement is filed with the SEC and
(ii) the date the S-4 Registration Statement is filed with the SEC. The Company will use its best efforts to cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date and will coordinate and cooperate with Parent with respect to the timing of the Stockholder Meeting and shall use its best efforts to hold such Stockholder Meeting as soon as practicable after the date hereof.

    6.5. Best Efforts. The Company and Parent shall: (i) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use their best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.6. Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Parent's Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to Parent's Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any of the representations or warranties made by the Company. Parent agrees that it will not, and will cause Parent's Representatives not to, use any information obtained pursuant to this Section 6.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. In connection with the foregoing, the Company agrees to use its best efforts to cause the Company's independent accountants to provide their workpapers to Parent, subject to the confidentiality provisions of this Section 6.6. Subject to the requirements of law, Parent will keep confidential, and will cause Parent's Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.6 except as otherwise consented to by the Company; provided, however, that Parent shall not be precluded from making any disclosure which it deems required by law in connection with the Merger. In the event Parent is required to disclose any information or documents pursuant to the immediately preceding sentence, Parent shall give prompt prior notice of such disclosure to the Company. Upon any termination of this Agreement, Parent will collect and deliver to the Company all documents obtained pursuant to this
Section 6.6 by it or any of Parent's Representatives then in their possession and any copies thereof. Notwithstanding anything to the contrary contained herein, in the event this Agreement is terminated and the Merger abandoned pursuant to Article VIII, the terms of the Confidentiality Agreement, dated August 23, 1995 (the "Confidentiality Agreement"), between Parent and the Company shall survive such termination subject to the conditions and limitations set forth in such Confidentiality Agreement.

    6.7. Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to seek to agree upon the text of any such press release or the making of such public announcement.

    6.8. Indemnification of Directors and Officers.

        (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and any of its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent (not otherwise covered by insurance) permitted or required under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided, however, the indemnification provided hereunder by Parent shall not be greater than (x) the indemnification permissible pursuant to the Company's Certificate of Incorporation and By-Laws, as in effect as of the date hereof or (y) the indemnification actually provided by the Company as of the date hereof. Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or By-Laws or pursuant to other agreements, or certificates of incorporation or by-laws or similar documents of any of the Company's subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of five
    (5) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the disposition of such Claim.

        (b) Parent shall cause to be maintained in effect for not less than three (3) years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring prior to the Effective Time to the extent required to cover the types of actions and omissions currently covered by such policies; provided, however, that (i) Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are not less advantageous, in any material respect, to the Indemnified Parties and (ii) Parent shall not be required to pay an annual premium for such insurance in excess of $150,000 but in such case shall purchase as much coverage as possible for such amount.

        (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective best efforts to vigorously defend against and respond thereto.

        (d) This Section 6.8 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

    6.9. Affiliates of the Company. The Company has identified to Parent each Company Affiliate and each Company Affiliate has delivered to Parent on or prior to the date hereof, a written agreement (i) that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Common Shares issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act and (ii) that on or prior to the earlier of
(x) the mailing of the Proxy Statement/Prospectus or (y) the thirtieth day prior to the Effective Time such Company Affiliate will not thereafter sell or in any other way reduce such Company Affiliate's risk relative to any Parent Common Shares received in the Merger (within the meaning of the SEC's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," Sec.
201.01 47 F.R. 21028 (April 15, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC.

    6.10. Taxes. In respect of Tax Returns of the Company or any subsidiary not required to be filed prior to the date hereof, the Company shall, to the extent permitted by law without any penalty, delay (or cause such subsidiary to delay) the filing of any such Tax Returns until after the Effective Time; provided, however, that the Company shall notify Parent of its intention to delay (or cause such subsidiary to delay) any such filing and shall not so delay the filing of a Tax Return if Parent and the Company agree that so delaying the filing of such Tax Return is not in the best interests of either the Company or Parent. If any such Tax Return is required to be filed on or prior to the Effective Time, the Company or its subsidiaries, as the case may be, shall prepare and timely file such Tax Return in a manner consistent with prior years and all applicable laws and regulations; provided, however, that Parent shall be notified and given an opportunity to review and to comment, prior to the filing thereof, on any such Tax Return (a) which relates to a Tax which is based upon or measured by income, (b) which is not regularly filed by the Company or a subsidiary thereof in connection with the conduct of its business in the ordinary course, or (c) for which Parent requests such opportunity, although neither Parent's approval nor consent shall be required prior to the filing of any such Tax Return.

    6.11. Maintenance of Insurance. Between the date hereof and through the Effective Time the Company will use its best efforts to maintain in full force and effect all of its presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

    6.12. Representations and Warranties. Neither the Company on the one hand, nor Parent or Merger Sub on the other, will take any action that would cause any of the representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time.

    6.13. Filings; Other Action. Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act with respect to the Merger; and
(b) use best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.14. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (c) any material adverse change in their respective financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions.

    6.15. Pooling Accounting. None of the Company, any of its subsidiaries, Parent nor Merger Sub will take any action that could prevent the Merger from being accounted for as a pooling-of-interests and the Company will bring to the attention of Parent, and Parent will bring to the attention of the Company, any actions, or agreements or understandings, whether written or oral, to act that could be reasonably likely to prevent Parent from accounting for the Merger as a pooling-of-interests.

    6.16. Blue Sky Permits. Parent shall use its best efforts to obtain, prior to the effective date of the S-4 Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto.

    6.17. NYSE Listing. Parent shall use its best efforts to cause the Parent Common Shares constituting the Share Consideration to be listed on the NYSE, subject to notice of official issuance thereof.

    6.18. Pooling Letter. Parent shall use commercially reasonable efforts to cause Ernst & Young LLP ("E&Y") to deliver to Parent a letter to the effect that pooling-of-interests accounting is appropriate for the Merger if it is closed and consummated in accordance with the terms of this Agreement, and the Company shall use commercially reasonable efforts to cause Deloitte & Touche LLP ("Deloitte") to cooperate fully with E&Y (including, without limitation, sharing information, analysis and work product, engaging in active discussions and delivering to the Company a letter substantially similar to E&Y's letter to Parent) in connection with E&Y's delivery of such letter.

    6.19. Comfort Letter. The Company shall use its best efforts to cause to be delivered to Parent a letter of Deloitte, independent public accountants to the Company, dated a date within two business days before the date on which the S-4 Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

    6.20. Tax-Free Reorganization Treatment. The Company, Parent and Merger Sub shall execute and deliver to Katten Muchin & Zavis, counsel to the Company, a certificate substantially in the form attached hereto as Exhibit C at such time or times as reasonably requested by such law firm in connection with its delivery of an opinion with respect to the transactions contemplated hereby, and shall provide a copy thereof to Parent and the Company. Prior to the Effective Time, none of the Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be true) any of the representations in Exhibit C.

    6.21. Combined Operations. Parent agrees to make publicly available financial statements reflecting at least 30 days of combined operations of Parent and the Company on or prior to March 5, 1996.

    6.22. Employment Agreements. At the Closing, Parent shall offer or cause the Surviving Corporation to offer to enter into employment agreements with each of the individuals listed in Section 6.22 of the Company Disclosure Schedule (the "Employment Agreements"), each such agreement to be substantially in the form previously agreed to among Parent, the Company and each such individual on or prior to the date hereof.

                                  ARTICLE VII

                                   CONDITIONS

    7.1. Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent or Merger Sub, as the case may be, to the extent permitted by applicable law.

        (a) Certificate. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except to the extent they relate to a particular date), the Company shall have performed in all material respects all of its material obligations under this Agreement theretofore to be performed, and Parent shall have received at the Effective Time a certificate to that effect dated the Effective Time and executed by the President of the Company.

        (b) Company Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding Common Shares, in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company.

        (c) Injunction. There shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition Parent shall use its best efforts to have such injunction or order vacated.

        (d) S-4 Registration Statement; "Blue Sky" Permits. The S-4 Registration Statement shall have become effective and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC. Parent shall have received all state securities laws or "blue sky" permits and other authorizations necessary to issue Parent Common Shares in exchange for the Shares in the Merger.

        (e) Listing of Parent Common Shares. The Parent Common Shares constituting the aggregate Share Consideration and the other such shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE, subject to notice of official issuance.

        (f) Governmental Filings and Consents; HSR Act. (i) All governmental filings required to be made prior to the Effective Time by the Company with, and all governmental consents required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to make such filing or obtain such consent would not reasonably be expected to have a Material Adverse Effect on Parent (assuming the Merger had taken place) and (ii) the waiting periods under the HSR Act shall have expired or been terminated.

        (g) Pooling Letter. Parent shall have received from E&Y a letter to the effect that pooling-of-interests accounting is appropriate for the Merger pursuant to 6.18 of this Agreement.

        (h) Third Party Consents. All required authorizations, consents and approvals of any third party (other than a governmental authority), the failure to obtain which would have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained.

        (i) Delivery of Comfort Letter. Deloitte shall have delivered to the Company, for delivery by it to Parent, one or more letters with respect to the financial information contained in the Proxy Statement as contemplated by Section 6.19.

        (j) Termination of Options. The Option Plans shall have been terminated or substituted in a manner satisfactory to Parent. The Advance Ross Corporation 1995 Directors Deferral Plan shall have been duly and validly terminated by action of the Company's Board of Directors and all outstanding options thereunder shall have been terminated without further liability on the part of the Company or Parent to the holders thereof.

        (k) Affiliate Letters. Each Company Affiliate shall have performed all of their respective obligations under their respective Affiliate Letters, Allen & Company Incorporated shall have performed all of its obligations under the letter, dated the date hereof, from such firm to the Company and Parent, and Parent shall have received certificates signed by each of them to such effect.

        (l) Termination of Advisory Agreement. The agreement between the Company and Allen & Company Incorporated referred to in Section 5.1(i) of the Company Disclosure Schedule shall have been terminated without further liability thereunder for advisory fees for future periods on the part of the Company, and Parent shall have received satisfactory evidence thereof except that the indemnification provisions of such agreement shall survive the Merger.

    7.2. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

        (a) Certificate. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except to the extent they relate to a particular date), Parent and Merger Sub shall have performed all material respects all of their respective obligations under this Agreement theretofore to be performed, and the Company shall have received at the Effective Time a certificate to that effect dated the Effective Time and executed by the President of Parent.

        (b) Company Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding Common Shares, in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company.

        (c) Injunction. There shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition the Company shall use its best efforts to have such injunction or order vacated.

        (d) S-4 Registration Statement; "Blue Sky" Permits. The S-4 Registration Statement shall have become effective and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC. Parent shall have received all state securities laws or "blue sky" permits and other authorizations necessary to issue Parent Common Shares in exchange for the Shares in the Merger.

        (e) Listing of Parent Common Shares. The Parent Common Shares constituting the aggregate Share Consideration and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        (f) HSR Act. The waiting periods under the HSR Act shall have expired or been terminated.

        (g) Tax Opinion. The Company shall have received an opinion of Katten Muchin & Zavis, dated the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of the Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a shareholder of the Company as a result of the Merger with respect to Shares converted solely into shares of Parent Common Stock. In rendering such opinion, Katten Muchin & Zavis may receive and rely upon representations contained in certificates of Parent, Merger Sub and the Company, and certain shareholders of the Company as requested by Katten Muchin & Zavis.

                                  ARTICLE VIII

                                  TERMINATION

    8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Common Shares, either by the mutual written consent of Parent and the Company, or by mutual action of their respective Boards of Directors.

    8.2. Termination by either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by January 31, 1996 (provided that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) the Merger shall have been voted on by stockholders of the Company at a meeting duly convened therefor and the vote shall not have been sufficient to satisfy the conditions set forth in Sections 7.1(b) and 7.2(b).

    8.3. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Parent, if
(i) the Company shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination, which failure to comply has not been cured within five business days following receipt by the Company of notice of such failure to comply, (ii) any representation or warranty of the Company contained in the Agreement shall not be true in all material respects when made (provided such breach has not been cured within five business days following receipt by the Company of notice of the breach) or (except to the extent they relate to a particular date) on and as of the Effective Time as if made on and as of the Effective Time, or (iii)
(A) the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub, or shall have approved or recommended to the stockholders of the Company any Competing Transaction or (B) the Company shall have entered into any agreement with respect to any Competing Transaction or (C) the Board of Directors of the Company shall resolve to do any of the foregoing.

    8.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of the Company, if (i) Parent or Merger Sub shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by Parent or Merger Sub at or prior to such date of termination, which failure to comply has not been cured within five business days following receipt by the breaching party of notice of such failure to comply, (ii) any representation or warranty of Parent or Merger Sub contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within five business days following receipt by the breaching party of notice of the breach) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date) or (iii) the Company enters into a definitive agreement relating to a Superior Proposal in accordance with Section 6.2(b), provided it has complied with all of the provisions thereof and has made payment of the fees required by Section 8.5 hereof.

    8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement by either the Company or Parent as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective affiliates, officers, directors or stockholders except (x) with respect to this Section 8.5 and Section 9.1 and (y) to the extent that such termination results from the breach of a party hereto or any of its representations or warranties, or any of its covenants or agreements, in each case, as set forth in this Agreement; provided, that, the Company agrees that if this Agreement shall be terminated pursuant to (i) Section 8.2(iii), if at or prior to the time of the Stockholder Meeting (x) a Competing Transaction shall have been commenced, publicly proposed or publicly disclosed and (y) the Company has not rejected such Competing Transaction, (ii) Section 8.3(iii), or (iii)
Section 8.4(iii), then the Company shall pay to Parent an amount equal to $2,500,000; provided, however, that no such fee shall be payable upon a termination by Parent pursuant to Section 8.3(iii)(A) or Section 8.3(iii)(C) (to the extent subparagraph (C) relates to subparagraph (A)) if (x) the Company gave to Parent prior to Parent's termination of this Agreement pursuant to Section 8.3(iii)(A) or Section 8.3(iii)(C) (to the extent subparagraph (C) relates to subparagraph (A)) a termination notice pursuant to Section 8.4(i) or Section 8.4(ii) (the "Company Termination Notice") setting forth in reasonable detail the reason therefor and (y) at the time Parent terminates this Agreement pursuant to Section 8.3(iii)(A) or 8.3(iii)(C) (to the extent subparagraph (C) relates to subparagraph (A)) the Company is entitled to terminate this Agreement pursuant to the reasons set forth in the Company Termination Notice; provided, further, that the Company shall pay to Parent an additional $2,500,000 if the Company consummates any Competing Transaction within one year after (A) in the case of clause (i) of this Section 8.5(a), the earlier of the Stockholder Meeting or payment of the first $2,500,000, (B) in the case of clause (ii) of this Section 8.5(a), the termination of this Agreement by Parent and (C) in the case of clause (iii) of this Section 8.5(a), the termination of this Agreement by the Company.

    (b) Any payment required to be made pursuant to Section 8.5(a) shall be made as promptly as practicable but not later than five business days after the occurrence of the event giving rise to such payment and shall be made by wire transfer of immediately available funds to an account designated by Parent except that any payment to be made pursuant to Section 8.5(a)(i) shall be made not later than the termination of this Agreement by the Company pursuant to
Section 8.4(iii).

    (c) Each of the parties hereto agrees that the payment in full of immediately available funds by the Company to Parent shall be Parent's exclusive remedy for an action taken by the Company which (x) is permitted under this Agreement and (y) results in the payment to Parent of the fee set forth in
Section 8.5(a). Except as set forth in the immediately preceding sentence and subject to Section 9.12, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

    9.1. Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto and the stockholders of the Company shall pay their own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay, with funds of the Company and not with funds provided by any of Parent Companies, any and all property or transfer taxes imposed on the Surviving Corporation. The cost of printing the S-4 Registration Statement and the Proxy Statement shall be borne equally by the Company and the Parent.

    9.2. Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

    9.3. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders.

    9.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

    9.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

    9.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

                    (a) if to the Company, to

                        Advance Ross Corporation
                        233 South Wacker Drive
                        Suite 9700
                        Chicago, Illinois 60606-6502
                        Attention: Paul G. Yovovich
                        Facsimile: (312) 382-1109

                        with a copy to:

                        Katten Muchin & Zavis
                        525 West Monroe Street

                        Suite 1600
                        Chicago, Illinois 60661-3693
                        Attention: Herbert S. Wander, Esq.
                        Facsimile: (312) 902-1061

                    (b) if to Parent or Merger Sub, to

                        CUC International Inc.
                        707 Summer Street
                        Stamford, Connecticut 06901
                        Attention: Amy N. Lipton, Esq.
                        Facsimile: (203) 348-1982

                        with a copy to:

                        Weil, Gotshal & Manges
                        767 Fifth Avenue
                        New York, New York 10153
                        Attention: Howard Chatzinoff, Esq.
                        Facsimile: (212) 310-8007

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

    9.8. Entire Agreement; Assignment. This Agreement, including the Disclosure Schedules, (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations or those of Merger Sub to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

    9.9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.8 shall inure to the benefit of and be enforceable by the Indemnified Parties.

    9.10. Certain Definitions. As used herein:

        (a) "Significant Subsidiary" shall have the meaning ascribed to it under Rule 12b-1 of the Exchange Act.

        (b) "subsidiary" shall mean, when used with reference to any entity, any entity fifty percent (50%) or more of the outstanding voting securities or interests of which are owned directly or indirectly by such former entity.

        (c) "Material Adverse Effect" shall mean any adverse change in the properties, financial condition, business or results of operations of the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, which is material to the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as the case may be.

        (d) "Knowledge" with respect to the Company shall mean the knowledge of any of the executive officers or directors of the Company, any of the managing or deputy managing directors of Europe Tax-Free Shopping ETS AB, and the managing directors of the subsidiaries listed in Section 9.10(d) of the Company Disclosure Schedule, after due inquiry.

    9.11. Obligation of Parent. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

    9.12. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (except for actions by Parent or the Company seeking equitable, injunctive or other relief under Section 9.14) shall be finally settled by arbitration as follows: Any party who is aggrieved shall deliver a notice to other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice shall be submitted to arbitration in New York, New York, to Endispute, before a single arbitrator appointed in accordance with Endispute's Arbitration Rules, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator will be authorized to apportion its fees and expenses and the reasonable attorney's fees and expenses of Parent and the Company as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expense of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

    9.13. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

    9.14. Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and, subject to Section 9.12, shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

    9.15. Recapitalization. Whenever (a) the number of outstanding Parent Common Shares is changed by reason of a subdivision or combination of shares, whether effected by a reclassification of shares or otherwise or (b) Parent pays a cash or stock dividend or makes a similar distribution, each specified number of shares referred to in this Agreement and each specified per share amount (other than par values) shall be adjusted accordingly.

    9.16. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto and shall be effective as of the date first hereinabove written.

                                          CUC INTERNATIONAL INC.
                                          By: /s/ Cosmo Corigliano
                                              ..................................
                                              Name:   Cosmo Corigliano
                                              Title:  Senior Vice President and
                                                      Chief Financial Officer

                                          RETREAT ACQUISITION CORPORATION

                                          By: /s/ Cosmo Corigliano
                                              ..................................
                                              Name:   Cosmo Corigliano
                                              Title:  President

                                          ADVANCE ROSS CORPORATION

                                          By: /s/ Harve A. Ferrill
                                              ..................................
                                              Name:   Harve A. Ferrill
                                              Title:  Chairman and Chief
                                                        Executive Officer

                                                                         ANNEX B

                             STOCKHOLDERS AGREEMENT

    AGREEMENT, dated October 17, 1995 (this "Agreement"), by and among CUC International Inc., a Delaware corporation ("Parent"), and each of the other parties signatory hereto (each, a "Stockholder", and collectively, the "Stockholders").

                                  WITNESSETH:

    WHEREAS, concurrently herewith, Parent, Retreat Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Advance Ross Corporation, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement) pursuant to which Merger Sub will be merged with and into the Company (the "Merger");

    WHEREAS, each of the Stockholders owns the number of shares, par value $.01 per share, of common stock of the Company (the "Shares" or "Company Common Stock") of the Company set forth opposite such Stockholder's name on Schedule I hereto;

    WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

    1. Provisions Concerning Company Common Stock. Each Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time and termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned (as defined below) by such Stockholder, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and
(iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; (C)
(1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses C (1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Such Stockholder shall not enter into any agreement or understanding with any Person (as defined below) the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities

(as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

    2. Other Covenants, Representations and Warranties. Each Stockholder hereby represents and warrants to Parent as follows:

        (a) Ownership of Shares. Such Stockholder is the record and Beneficial Owner of the number of Shares set forth opposite such Stockholder's name on
    Schedule I hereto. On the date hereof, the Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights.

        (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

        (c) No Conflicts. (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and
    (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

        (d) No Finder's Fees. Other than existing financial advisory and investment banking arrangements and agreements between the Company and Allen & Company Incorporated, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder.

        (e) No Solicitation. From and after the date hereof until termination of the Merger Agreement, such Stockholder shall not, in his, her or its capacity as such, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction or agree to or endorse any Competing Transaction, or authorize or permit any of such Stockholder's agents, and such Stockholder shall promptly notify Parent orally (in all events within two business days) and in writing (as promptly thereafter as practicable) of the material terms and status of all inquiries and proposals which he, she or it, or any such agent, may receive after the date hereof relating to any of such matters and, if such inquiry or proposal is in writing, such Stockholder shall deliver to Parent a copy of such inquiry or proposal promptly. Such Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations, with any parties conducted heretofore with respect to any of the foregoing.

        (f) Restriction on Transfer, Proxies and Non-Interference. Such Stockholder shall not, directly or indirectly: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

        (g) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

    3. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    4. Stop Transfer. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    5. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) termination of the Merger Agreement in accordance with its terms and (b) the Effective Time.

    6. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of such Stockholder's Shares.

    7. Confidentiality. The Stockholders recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than such Stockholder's counsel and advisors, if any) without the prior written consent of Parent, except for disclosures such Stockholder's counsel advises are necessary in order to fulfill such Stockholder's obligations imposed by law, in which event such Stockholder shall give notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction with respect thereto.

    8. Release. Each of the Stockholders, solely in such person's capacity as a stockholder of the Company, hereby releases and discharges the Company and its officers, directors, stockholders, employees, agents, attorneys, representatives, successors and assigns (and the respective heirs, executors, administrators, representatives, successors and assigns of such officers, directors, stockholders, employees, agents, attorneys and representatives) from any and all claims, actions, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, at law or in equity, which any of the Stockholders, as a result of such person's status as a stockholder of the Company, had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever relating, directly or indirectly, to the Company or the Surviving Corporation, as the case may be.

    9. Miscellaneous.

        (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

        (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

        (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any Stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

        (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Any Stockholder:                 At the Addresses Set Forth
                                       on Schedule I Hereto

with a copy to:                        Katten Muchin & Zavis
                                       525 West Monroe Street
                                       Suite 1600
                                       Chicago, Illinois 60661
                                       Attention: Herbert S. Wander, Esq.
                                       Telephone: (312) 902-5200
                                       Facsimile: (312) 902-1061

If to Parent or Merger Sub:            CUC International Inc.
                                       707 Summer Street
                                       Stamford, Connecticut 06901
                                       Telephone: (203) 324-9261
                                       Facsimile: (203) 977-8501
                                       Attention: Amy N. Lipton, Esq.

with a copy to:                        Weil, Gotshal & Manges
                                       767 Fifth Avenue
                                       New York, New York 10153
                                       Telephone: (212) 310-8000
                                       Facsimile: (212) 310-8007
                                       Attention: Howard Chatzinoff, Esq.

    or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

        (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

        (l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

        (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

    IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                              CUC INTERNATIONAL INC.

                                              By: /s/ COSMO CORIGLIANO
                                                  ..............................
                                                  Name:   Cosmo Corigliano
                                                  Title:  Senior Vice President
                                                            and Chief Financial
                                                            Officer

                                              By: /s/ HARVE A. FERRILL
                                                  ..............................
                                                  Harve A. Ferrill

                                              By: /s/ DUANE R. KULLBERG
                                                  ..............................
                                                  Duane R. Kullberg

                                              By: /s/ THOMAS J. PETERSON
                                                  ..............................
                                                  Thomas J. Peterson

                                              By: /s/ HERBERT S. WANDER
                                                  ..............................
                                                  Herbert S. Wander

                                              By: /s/ PAUL G. YOVOVICH
                                                  ..............................
                                                  Paul G. Yovovich

                                              By: /s/ ROGER E. ANDERSON
                                                  ..............................
                                                  Roger E. Anderson

                                              By: /s/ HAROLD E. GUENTHER
                                                  ..............................
                                                  Harold E. Guenther

                                              By: /s/ RANDY M. JOSEPH
                                                  ..............................
                                                  Randy M. Joseph

AGREED TO AND ACKNOWLEDGED
(with respect to Section 2):



ADVANCE ROSS CORPORATION



By: /s/ HARVE A. FERRILL
    .................................
    Name: Harve A. Ferrill
    Title:  Chairman of the Board and
             Chief Executive Officer

                                 SCHEDULE I TO
                             STOCKHOLDERS AGREEMENT
                             ----------------------

    NAME AND ADDRESS                                      NUMBER OF SHARES OWNED
    ----------------                                      ----------------------

Roger E. Anderson......................................             9,432
14 Oriole Avenue
Broxville, NY 10708

Harve A. Ferrill.......................................           142,600
1300 N. Lakeshore Drive, Apt. 26B
Chicago, IL 60610

Harold E. Guenther.....................................             6,000
417 Dana Lane
Barrington, IL 60010

Randy M. Joseph........................................             1,200(1)
130 Bentley Court
Deerfield, IL 60015

Duane R. Kullberg......................................             5,000
179 East Lake Shore Drive, Apt. 1001
Chicago, IL 60611

Thomas J. Peterson.....................................            16,000(2)
1649 N. Russell Road
Bloomington, IN 47407

Paul G. Yovovich.......................................             6,400
1007 Forest
Wilmette, IL 60091

Herbert S. Wander......................................            20,000
2023 Linden Avenue
Highland Park, IL 60035

------------
(1) Mr. Joseph's wife owns 200 shares for which he disclaims beneficial ownership.

(2) Shares voting power on 12,000 shares. Mr. Peterson's wife owns 4,000 shares for which he disclaims beneficial ownership.

                                                                         ANNEX C

                       Opinion of Allen & Company Incorporated

                                October 16, 1995

Members of the Board of Directors
Advance Ross Corporation
233 South Wacker Drive
Chicago, Illinois 60606

Gentlemen:

    You have requested our opinion, as of this date, as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Company's Common Stock"), and the holders of the outstanding shares of 5% Cumulative Preferred Stock, $25.00 par value (the "Company's Preferred Stock") of Advance Ross Corporation, a Delaware corporation (the "Company"), of the consideration to be received by such holders in connection with the Proposed Transaction hereinafter referred to.

    Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), to be entered into as of October 17, 1995, by and between the Company, CUC International Inc., a Delaware corporation (the "Purchaser"), and a wholly owned special purpose subsidiary of the Purchaser ("Merger Sub"), the Company will enter into a business combination transaction (the "Merger") pursuant to which Merger Sub will be merged with and into the Company (the "Proposed Transaction"). Pursuant to the terms of the Merger Agreement, each outstanding share of the Company's Common Stock will be converted into five-sixths (5/6ths) of a share of common stock, par value $.01 per share (the "Purchaser's Common Stock"), of the Purchaser, subject to certain upward or downward adjustments in such exchange ratio in the event of changes in the average market price of the Purchaser's Common Stock, as specified in the Merger Agreement.

    In addition, all shares of the Company's Preferred Stock issued and outstanding immediately prior, to the effective time of the Merger, will be converted in the Merger into shares of the Purchaser's Common Stock having a value equal to the liquidation preference of such shares, as specifically set forth in the Merger Agreement. The Merger Agreement provides that such conversion of the Company's Preferred Stock shall be subject to the obligation of the Company to redeem such shares under certain circumstances, in lieu of such conversion in the Merger.

    We understand that all approvals required for the consummation of the Proposed Transaction have been or, prior to consummation of the Proposed Transaction, will be obtained. As you know, Allen & Company Incorporated ("Allen") has from time to time provided various investment banking and financial advisory services to the Company and has acted as its financial advisor in connection with the Proposed Transaction and will receive a fee for its services to the Company pursuant to the letter agreement dated September 21, 1995, amending and supplementing a letter agreement originally entered into on September 17, 1990. In addition, as you know, Allen together with certain of its officers and directors own an aggregate of 306,500 shares of the Company's Common Stock and warrants to purchase an additional 480,000 shares of the Company's Common Stock.

    In arriving at our opinion, we have among other things:

        (i) reviewed the terms and conditions of the Merger Agreement;

        (ii) analyzed publicly available historical business and financial information relating to the Company, as presented in documents filed with the Securities and Exchange Commission, including the Company's Annual Report to Stockholders and Annual Report on Form 10-K for its fiscal year ended December 31, 1994 and the Company's Quarterly Report on Form 10-Q for its quarter ended June 30, 1995;

        (iii) analyzed publicly available historical business and financial information relating to the Purchaser as presented in documents filed with the Securities and Exchange Commission, including the Purchaser's Annual Report to Stockholders and Annual Report on Form 10-K for its fiscal year ended January 31, 1995 and the Purchaser's Quarterly Report on Form 10-Q for its quarter ended July 31, 1995;

        (iv) reviewed certain non-public historical business and financial information relating to the Company, including financial and operating results of the Company;

        (v) reviewed certain financial forecasts and other budgetary data provided to us by the Company relating to its business for its fiscal years ending December 31, 1995, 1996 and 1997;

        (vi) conducted discussions with certain members of the senior management of the Company and the Purchaser with respect to the financial condition, business, operations, strategic objectives and prospects of the Company and the Purchaser, respectively;

        (vii) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies which we deemed generally comparable to the Company and the Purchaser;

        (viii) reviewed the trading history of the Company's Common Stock and the Purchaser's Common Stock, including each company's respective performance in comparison to market indices and to selected companies in comparable businesses and the market reaction to selected public announcements regarding each company;

        (ix) reviewed public financial and transaction information relating to merger and acquisition transactions we deemed to be comparable to the Proposed Transaction; and

        (x) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting the Company and the Purchaser and any other information provided to us, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of the Company or the Purchaser. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available judgments of the management of the Company as to the future financial performance of the Company.

    In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of the Company.

    In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company.

    It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company or the Purchaser with the Securities and Exchange Commission with respect to the Proposed Transaction and the transactions related thereto. In addition, we express no recommendation as to how the stockholders of the Company should vote at the stockholders' meeting held in connection with the Proposed Transaction.

    Based on and subject to the foregoing, we are of the opinion that, as of this date, the consideration to be received by the holders of the Company's Common Stock and the holders of the Company's Preferred Stock pursuant to the Proposed Transaction is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          ALLEN & COMPANY INCORPORATED


                                          By /s/ RICHARD L. FIELDS
                                             ...................................
                                             Richard L. Fields
                                            Managing Director

                                                                         ANNEX D

                        OPINION OF KATTEN MUCHIN & ZAVIS

Advance Ross Corporation
233 South Wacker Drive
Sears Tower, Suite 9700
Chicago, Illinois 60606-6502
Attention: Board of Directors
Ladies and Gentlemen:

    We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed merger of Retreat Acquisition Corp., a newly-formed corporation, organized and existing under the laws of the State of Delaware ("Merger Sub") which is a wholly owned subsidiary of CUC International Inc. organized and existing under the laws of the State of Delaware ("Parent"), with and into Advance Ross Corporation organized and existing under the laws of the State of Delaware (the "Company") with the Company surviving the merger and becoming a wholly owned subsidiary of Parent, pursuant to the applicable corporate laws of the State of Delaware (the "Merger"), and in accordance with that certain Agreement and Plan of Merger between and among the Company, Parent and Merger Sub (the "Agreement") and related Articles of Merger and a Plan of Merger (together with the Agreement, the "Merger Agreements"). Our opinion is being delivered to you pursuant to
Section 7.2(g) of the Agreement.

    Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    We have acted as legal counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

        1. The Merger Agreements;

        2. Representations made to us by Parent and Merger Sub;

        3. Representations made to us by the Company;

        4. The Company Affiliate Certificates;

        5. The Registration Statement on Form S-4; and

        6. Such other instruments and documents related to the formation, organization and operation of the Company, Parent and Merger Sub or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

        1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

        2. Any representation or statement referred to above made "to the knowledge of" or otherwise similarly qualified is correct without such qualification;

        3. The Merger will be consummated pursuant to the Merger Agreements and will be effective under the applicable state law;

        4. There is no plan or intention by the Company stockholders who own 5% or more of the Company stock to sell, exchange or otherwise dispose of their stock in the Company;

        5. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

        6. No outstanding indebtedness of the Company, Parent or Merger Sub has or will represent equity for tax purposes (including, without limitation, any loans from Parent to the Company); no outstanding equity of the Company, Parent or Merger Sub has represented or will represent indebtedness for tax purposes; no outstanding security other than the Company's Stock Option Plans, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire the Company stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of
    Section 368(c) of the Code;

        7. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Sec.1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the party incurring such expenses, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; and

        8. Neither Parent, the Company or Merger Sub is, or will be at the time of the Merger: (a) an "investment company" within the meaning of Section 368(a)(2)(F) of the Code; or (b) under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion, for federal income tax purposes, that (1) the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code, (2) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (3) no gain or loss will be recognized by a shareholder of the Company as a result of the Merger with respect to Company common shares converted solely into Parent common shares.

    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

        1. This opinion represents and is based upon our best judgment regarding the application of existing federal income tax laws arising under the Code, judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws after the date of this opinion.

        2. Our opinion concerning certain of the federal tax consequences of the Merger is limited to the specific federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding:

           (a) whether and the extent to which any Company stockholder who has provided or will provide services to the Company, Parent or Merger Sub will have compensation income under any provision of the Code;

           (b) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the Parent stock received by any such stockholder in the Merger;

           (c) the effects of the Merger and Parent's assumption of outstanding options to acquire the Company Common Stock on the holders of such options under any of the Company Stock Option Plans;

           (d) the effects of the Merger on any pension or other employee benefit plan maintained by Parent or the Company;

           (e) the potential application of the "golden parachute" provisions of Sections 280G, 3121(v)(2) and 4999 of the Code, the alternative minimum tax provisions of Sections 55, 56 and 57 of the Code or the regulations promulgated thereunder;

           (f) the tax consequences of the Merger to Parent, Merger Sub or the Company, including without limitation the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of the Company or Parent (including, without limitation, foreign tax credits or net operating loss carryforwards, if any, of the Company or Parent), after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof;

           (g) the basis of any equity interest in the Company acquired by Parent in the Merger; and

           (h) the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company and/or holders of options or warrants for the Company stock or that may be relevant to particular classes of the Company stockholders and/or holders of options or warrants for the Company stock, including, without limitation, dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

        3. No opinion is expressed if all the transactions described in the Merger Agreements are not consummated in accordance with the terms of such Merger Agreements and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        4. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Merger.

        5. This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 7.2(g) of the Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the filing of this opinion as an exhibit to the Proxy Statement and Form S-4. We further consent to the use of our name in the Registration Statement wherever it appears.

                                          Very truly yours,

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

    The Registrant's By-Laws contain provisions that indemnify officers and directors and their heirs and distributees to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

    As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant's Restated Certificate of Incorporation, as amended, contains a provision eliminating the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

    The Registrant maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

ITEM 21. EXHIBITS

    (a) Exhibits

EXHIBIT NO.   DESCRIPTION
-----------   -----------

  2           Agreement and Plan of Merger, dated October 17, 1995, among CUC International
              Inc., Retreat Acquisition Corporation and Advance Ross Corporation.

  4           Form of Stock Certificate evidencing shares of CUC International Common Stock
              (filed as Exhibit 4.1 to CUC International's Registration Statement, No.
              33-44453, on Form S-4 dated December 19, 1991).*

  5           Opinion of Robert T. Tucker, Esq. as to the legality of the Registrant's Common
              Stock to be registered.

------------
* Incorporated herein by reference.

EXHIBIT NO.   DESCRIPTION
-----------   -----------
  8           Opinion re: tax matters of Katten Muchin & Zavis.

  9           Stockholders Agreement, dated October 17, 1995, among CUC International Inc. and the holders of Advance Ross Common Stock party thereto.

  15          Letter re: Unaudited Interim Financial Information from Ernst & Young LLP.

  23.1        Consent of Robert T. Tucker, Esq. (included in Exhibit 5).

  23.2        Consent of Ernst & Young LLP, independent auditors for the Registrant.

  23.3        Consent of Deloitte & Touche LLP, independent auditors for Advance Ross
              Corporation.

  23.4        Consent of Katten Muchin & Zavis (included in Exhibit 8).

  24          Power of Attorney (included as part of the signature page of this Registration
              Statement).

  27.1        Financial Data Schedules of the Registrant.

  27.2        Financial Data Schedules of Advance Ross Corporation.

(c) See exhibits 5 and 8 in Item 21(a) above.

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 7th day of December, 1995.

                                          CUC INTERNATIONAL INC.


                                          By:         /s/ WALTER A. FORBES
                                              ..................................
                                                      Walter A. Forbes
                                                 Chief Executive Officer and
                                             Chairman of the Board of Directors

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Walter A. Forbes and E. Kirk Shelton, and each and either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                        DATE
               ---------                                -----                        ----

         /s/ WALTER A. FORBES             Chief Executive Officer and           December 7, 1995
 .......................................     Chairman of the Board
           Walter A. Forbes                 (Principal Executive Officer)

         /s/ COSMO CORIGLIANO             Senior Vice President and Chief       December 7, 1995
 .......................................     Financial Officer (Principal
           Cosmo Corigliano                 Financial and Accounting
                                            Officer)

          /s/ BARTLETT BURNAP             Director                              December 7, 1995
 .......................................
            Bartlett Burnap

        /s/ T. BARNES DONNELLEY           Director                              December 7, 1995
 .......................................
          T. Barnes Donnelley

               SIGNATURE                                TITLE                        DATE
               ---------                                -----                        ----
        /s/ STEPHEN A. GREYSER            Director                              December 7, 1995
 .......................................
          Stephen A. Greyser

       /s/ CHRISTOPHER K. MCLEOD          Director                              December 7, 1995
 .......................................
         Christopher K. McLeod

         /s/ BURTON C. PERFIT             Director                              December 7, 1995
 .......................................
           Burton C. Perfit

       /s/ ROBERT P. RITTEREISER          Director                              December 7, 1995
 .......................................
         Robert P. Rittereiser

     /s/ STANLEY M. RUMBOUGH, JR.         Director                              December 7, 1995
 .......................................
       Stanley M. Rumbough, Jr.

          /s/ E. KIRK SHELTON             Director                              December 7, 1995
 .......................................
            E. Kirk Shelton

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                      DESCRIPTION                                     PAGE

 2        Agreement and Plan of Merger, dated October 17, 1995, among CUC International
          Inc., Retreat Acquisition Corporation and Advance Ross Corporation.

 4        Form of Stock Certificate evidencing shares of CUC International Common Stock
          (filed as Exhibit 4.1 to CUC International's Registration Statement, No.
          33-44453, on Form S-4 dated December 19, 1991).*

 5        Opinion of Robert T. Tucker, Esq. as to the legality of the Registrant's
          Common Stock to be registered.

 8        Opinion re: tax matters of Katten Muchin & Zavis.

 9        Stockholders Agreement, dated October 17, 1995, among CUC International Inc.
          and the holders of Advance Ross Common Stock party thereto.

 15.1     Letter re: Unaudited Interim Financial Information from Ernst & Young LLP.

 23.1     Consent of Robert T. Tucker, Esq. (included in Exhibit 5).

 23.2     Consent of Ernst & Young LLP, independent auditors for the Registrant.

 23.3     Consent of Deloitte & Touche LLP, independent auditors for Advance Ross
          Corporation.

 23.4     Consent of Katten Muchin & Zavis (included in Exhibit 8).

 24       Power of Attorney (included as part of the signature page of this Registration
          Statement).

 27.1     Financial Data Schedules of the Registrant.

 27.2     Financial Data Schedules of Advance Ross Corporation.

------------
* Incorporated herein by reference.